UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-12
AMGEN INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

AMGEN

Proxy Statement and Notice of Annual Meeting of Stockholders 2026

Robert A. Bradway Chairman of the Board, Chief Executive Officer and President

Amgen Inc. One Amgen Center Drive Thousand Oaks, California 91320-1799

April 7, 2026

Dear Fellow Stockholder:

You are invited to attend the 2026 Annual Meeting of Stockholders, or Annual Meeting, of Amgen Inc. to be held on Tuesday, May 19, 2026, at 11:00 A.M., Pacific Time, via the internet at www.virtualshareholdermeeting.com/AMGN2026.

Our Mission: For more than 45 years, Amgen’s mission has been to serve patients. Our innovative and biosimilar medicine portfolios are serving millions of patients globally, and therapies advancing through our pipeline address serious illnesses and unmet medical needs of a rapidly aging global population.

Execution of Our Strategy: 2025 was another year of strong execution, with 10% year-over-year revenue and sales growth, 18 of our products achieving record sales, 14 products exceeding $1 billion in sales, and 13 products delivering double-digit sales growth. We also delivered on an ambitious research and development program agenda, including receiving five important U.S. Food and Drug Administration (FDA) regulatory approvals and advancing the MariTide (maridebart cafraglutide) Phase 3 program in obesity and obesity-related conditions. Highlights for the year include:

•

In General Medicine, our Phase 3 VESALIUS-CV study of Repatha® in patients at high cardiovascular (CV) risk without prior myocardial infarction or stroke showed that Repatha significantly reduced the risk of first major adverse CV events (by 25%) and first heart attack (by 36%), and data from real-world studies, including VESALIUS-REAL, provided real-world evidence supporting Repatha’s use in low-density lipoprotein cholesterol management. For MariTide, we initiated and advanced six global studies under our broad Phase 3 clinical development program across four obesity and obesity-related conditions (chronic weight management, CV outcomes, heart failure, and obstructive sleep apnea), highlighting the potential impact of MariTide beyond weight loss.

•

In Oncology, IMDELLTRA® received full FDA approval for second-line or later treatment of adult patients with extensive-stage small cell lung cancer (ES-SCLC), demonstrating its survival advantage over standard-of-care chemotherapy. LUMAKRAS® (in combination with Vectibix®) received FDA approval for third-line treatment of KRAS G12C-mutated metastatic colorectal cancer.

•

In Rare Disease, UPLIZNA® received two FDA approvals, including as the first and only treatment for adults living with Immunoglobulin G4-related disease (IgG4-RD) and as a treatment of generalized myasthenia gravis (gMG).

•

In Inflammation, TEZSPIRE®(1) received FDA approval for the treatment of chronic rhinosinusitis with nasal polyps. Two Phase 3 studies have been initiated and are enrolling patients with moderate to very severe chronic obstructive pulmonary disease (COPD), one of the leading causes of death in the world.

Manufacturing Excellence: Following our 2024 announcement of a $1 billion expansion of our North Carolina facilities, we continued to expand our U.S. manufacturing network in 2025, announcing additional investments of $900 million in Ohio and $650 million in Puerto Rico, to support increased drug production and the integration of innovative advanced process development technologies that are designed to significantly increase our yields. These expansions reinforce our long-standing commitment to U.S.-based biomanufacturing and are designed to enhance the resilience and flexibility of our global supply network.

Our Commitment to Our Patients and Communities: Through the Amgen Safety Net Foundation and our corporate philanthropy, we assist eligible patients around the world in obtaining the medicines they need but cannot afford. The science education programs funded by the Amgen Foundation have reached over 80 million students and teachers globally to date, helping to inspire the next generation of innovators.

Stockholder Engagement: Since our last annual meeting, we have engaged in governance-focused outreach activities and discussions with stockholders holding approximately 59% of our outstanding shares. We appreciate the thoughtful perspectives that our stockholders have provided in our year-round engagement activities. Feedback received during the course of these activities is shared with our Board and informs its decisions. We plan to continue this valuable dialogue with our investors in the coming year.

I look forward to sharing more about our Company at our Annual Meeting. In addition to the business to be transacted and described in the accompanying Notice of Annual Meeting of Stockholders, I will discuss recent developments during the past year, the substantial progress we made on our strategic priorities in 2025, and respond to comments and questions.

On behalf of our Board, I thank you for your participation and investment in Amgen. We look forward to the Annual Meeting on May 19.

Sincerely,

Robert A. Bradway

Chairman of the Board,

Chief Executive Officer and President

(1)	TEZSPIRE is being developed in collaboration with AstraZeneca plc.

Amgen Inc. One Amgen Center Drive Thousand Oaks, California 91320-1799

Notice of Annual Meeting of Stockholders

To be Held on May 19, 2026

To the Stockholders of Amgen Inc.:

Date and Time:	Tuesday, May 19, 2026, at 11:00 A.M., Pacific Time

Location:

Our 2026 Annual Meeting of Stockholders, or Annual Meeting, will be held solely by remote communication via the internet at www.virtualshareholdermeeting.com/AMGN2026. Although the meeting will not be held in person, stockholders will, to the extent possible, be afforded the same rights and opportunities to participate at the virtual meeting similarly to how they would participate at an in-person meeting.

Stockholders or their proxyholders may participate and vote at our Annual Meeting via the internet at www.virtualshareholdermeeting.com/AMGN2026 and using your control number.

Record Date:

March 20, 2026. Amgen stockholders of record at the close of business on the record date are entitled to receive notice of, and vote at, the Annual Meeting and any continuation, postponement, or adjournment thereof.

Mail Date:

We intend to mail the Notice Regarding the Availability of Proxy Materials, or Notice, or the proxy statement and proxy card, as applicable, on or about April 7, 2026, to our stockholders of record on the record date.

Items of Business:

1.

To elect 12 directors to the Board of Directors of Amgen for a term of office expiring at the 2027 annual meeting of stockholders. The nominees for election to the Board of Directors are Dr. Wanda M. Austin, Mr. Robert A. Bradway, Dr. Michael V. Drake, Dr. Brian J. Druker, Mr. Robert A. Eckert, Mr. Greg C. Garland, Mr. Charles M. Holley, Jr., Dr. S. Omar Ishrak, Dr. Tyler Jacks, Dr. Mary E. Klotman, Ms. Ellen J. Kullman, and Ms. Amy E. Miles;

2.	To hold an advisory vote to approve our executive compensation;

3.	To ratify the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2026;

4.	To consider one stockholder proposal, if properly presented at the Annual Meeting; and

5.	To transact such other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournment thereof.

Attendance: The live audio webcast of the Annual Meeting will begin promptly at 11:00 A.M., Pacific Time. To participate in the virtual meeting, you will need the control number included on your Notice, proxy card, or voting instruction form. We encourage you to access the meeting prior to the start time. Please read “Information Concerning Voting and Solicitation—Attendance at the Annual Meeting” in the accompanying proxy statement.

Voting: Your vote is important, regardless of the number of shares that you own. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please read the Notice and proxy statement with care and follow the voting instructions to ensure that your shares are represented. By submitting your proxy promptly, you will save the Company the expense of further proxy solicitation. We encourage you to submit your proxy as soon as possible by internet, by telephone, or by signing, dating, and returning all proxy cards or instruction forms provided to you.

By Order of the Board of Directors

Jonathan P. Graham

Secretary

Thousand Oaks, California

April 7, 2026

 ï 2026 Proxy Statement

Proxy Statement Summary

Proxy Statement Summary

This summary contains highlights about our Company and the upcoming 2026 Annual Meeting of Stockholders, or Annual Meeting. This summary does not contain all of the information that you should consider in advance of the meeting and we encourage you to read the entire proxy statement before voting.

2026 Annual Meeting of Stockholders

Date and Time:	Tuesday, May 19, 2026, at 11:00 A.M., Pacific Time

Location:

Our 2026 Annual Meeting of Stockholders will be held solely by remote communication via the internet at www.virtualshareholdermeeting.com/AMGN2026. Although the meeting will not be held in person, stockholders will, to the extent possible, be afforded the same rights and opportunities to participate at the virtual meeting similarly to how they would participate at an in-person meeting.

Stockholders or their proxyholders may participate and vote at our Annual Meeting via the internet at www.virtualshareholdermeeting.com/AMGN2026 and using your control number.

Record Date:	March 20, 2026

Mail Date:	We intend to mail the Notice Regarding the Availability of Proxy Materials, or Notice, or the proxy statement and proxy card, as applicable, on or about April 7, 2026, to our stockholders.

Voting Matters and Board Recommendations

Matter		For More Information	Our Board Vote Recommendation

Item 1:	Election of the 12 Nominees to the Board of Directors	Page 9	FOR Each Board Nominee

Item 2:	Advisory Vote to Approve Our Executive Compensation	Page 45	FOR

Item 3:	Ratification of Selection of Independent Registered Public Accountants	Page 112	FOR

Item 4:	Stockholder Proposal – Independent Board Chairman, if properly presented	Page 113	AGAINST

How to Vote

•

By Internet: You may submit a proxy over the internet by following the instructions on the website referred to in the Notice, proxy card, or voting instruction form mailed to you. You will need the control number that appears on your Notice, proxy card, or voting instruction form.

•

By Telephone: You may submit a proxy by telephone by following the instructions on the website referred to in the Notice, proxy card, or voting instruction form mailed to you. You will need the control number that appears on your Notice, proxy card, or voting instruction form.

•

By Mail: If you received a full paper set of materials, date and sign your proxy card or voting instruction form and mail it in the enclosed, postage-paid envelope. If you received a Notice, you may request a proxy card by following the instructions on your Notice. You do not need to mail the proxy card if you are submitting your proxy by internet or telephone.

•

At the Meeting: To vote at the Annual Meeting, visit www.virtualshareholdermeeting.com/AMGN2026. You will need the control number that appears on your Notice, proxy card, or voting instruction form. Please note that if your shares are held of record by a broker, bank, trust, or other nominee, and you decide to attend and vote at the Annual Meeting, your vote at the Annual Meeting will not be effective unless you provide a legal proxy, issued in your name from the record holder (your broker, bank, trust, or other nominee). Please read “Information Concerning Voting and Solicitation—Attendance at the Annual Meeting.” Even if you intend to attend the Annual Meeting, we encourage you to submit your proxy in advance of the Annual Meeting.

 ï 2026 Proxy Statement 1

Proxy Statement Summary

Item 1: Election of Directors (Page 9)

All 12 Members of Our Board Are Standing for Re-Election

Nominee Composition of the Board and Corporate Governance Highlights

Balanced Board Perspectives

Nominees to the Board

Nominee	Independent	Age	Director Since	Audit	Governance and Nominating	Executive	Compensation and Management Development	Equity Award	Corporate Responsibility and Compliance

Wanda M. Austin	✓	71	2017	M			M

Robert A. Bradway		63	2011			C		M

Michael V. Drake	✓	75	2022		M				M

Brian J. Druker	✓	70	2018				M		M

Robert A. Eckert*	✓	71	2012		M	M	C

Greg C. Garland	✓	68	2013		C	M	M

Charles M. Holley, Jr.	✓	69	2017	C	M	M

S. Omar Ishrak	✓	70	2021	M			M

Tyler Jacks	✓	65	2012				M		M

Mary E. Klotman	✓	72	2024		M				M

Ellen J. Kullman	✓	70	2016		M				C

Amy E. Miles	✓	59	2020	M	M

*	Lead Independent Director.
“C”	Indicates current Chair of the committee.
“M”	Indicates current members of the committee.

2   ï 2026 Proxy Statement

Proxy Statement Summary

We Maintain Governance Best Practices

We continuously monitor best practices in corporate governance and consider stockholder feedback when enhancing our governance structures. Below are highlights of our key governance practices:

Effective Board Leadership and Independent Oversight

✓ Highly Independent Board – 11 of our 12 director nominees (page 34)

✓ Regular Executive Sessions of Independent Directors and Access to Management (pages 22, 25, and 33)

✓ All Directors Meet Our Board of Directors Guidelines for Director Qualifications and Evaluations (Appendix A)

✓ Robust Lead Independent Director Role (pages 24-26)

✓ Limitation on Number of Other Boards (page 23)

✓ Annual Review of Director Commitment Levels (page 23)

✓ Corporate Responsibility and Compliance Committee (page 36)

✓ Enterprise Risk Management Program and Annual Compensation Risk Analysis – overseen by Board and Compensation and Management Development Committee, respectively (pages 26-27 and 43-44)

Board Refreshment and Director Qualifications and Evaluation Process

✓ Continuous Refreshment Practices (pages 23, 30-32)

–   Average Board Tenure of Approximately 8 Years for Our Director Nominees

–   Annual Election of Directors

✓ Annual Anonymous Board and Committee Evaluation Process (pages 22 and 33)

Focus on Stockholder Rights

✓ Single Class of Shares – One share equals one vote (page 23)

✓ Proxy Access – Up to 20 eligible stockholders who have owned 3% of shares for 3 years who meet the requirements set forth in our Bylaws may have their director nominees constituting up to the greater of 20% of the total directors or two nominees included in our proxy materials (pages 24 and 127)

✓ Majority Voting Standard for Director Elections (pages 23 and 125)

✓ Stockholders(1) May Act By Written Consent (page 24)

✓ Stockholders(1) Have a Right to Call Special Meetings (15% threshold requirement) (page 24)

✓ No Supermajority Vote Provisions in Certificate of Incorporation or Bylaws (page 24)

✓ No Poison Pill (page 24)

History of Transparency and Accountability

✓ Regular Engagement With Stockholders to Seek Feedback (pages 23 and 58)

✓ Our Approach to Sustainability Has Delivered Environmentally Responsible Operations with Reduced Costs and Increased Efficiencies, Improved Patient Access to Medicines, Provided High Quality, Free Science Education Resources, and Benefited the Communities Where We Live and Work (pages 37-41)

✓ Significant Stock Ownership Requirements for Officers and Directors (pages 43, 59, 77-78, and 105)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE 12 NOMINEES TO THE BOARD OF DIRECTORS.

(1)	Who meet the requirements set forth in our Restated Certificate of Incorporation or our Amended and Restated Bylaws, as applicable.

 ï 2026 Proxy Statement 3

Proxy Statement Summary

Item 2: Advisory Vote to Approve Our Executive Compensation (Page 45)

Our executive compensation program is designed to reward and drive long-term performance in support of our strategy.

2025 Business Highlights

We delivered strong financial performance in 2025, with 10% growth in total revenues and sales (compared to 2024) with record full year sales for 18 products and continued to advance our innovative pipeline and expand our state-of-the-art manufacturing facilities, while executing on our capital allocation priorities.

Advanced Innovative Pipeline and Executed Key Clinical Studies

•	We received five FDA approvals, including:

•	In Rare Disease, UPLIZNA® was approved as the first and only treatment for adults living with Immunoglobulin G4-related disease (IgG4-RD) and for the treatment of generalized myasthenia gravis (gMG).

•

In Oncology, IMDELLTRA® received full FDA approval for second-line or later treatment of adult patients with extensive-stage small cell lung cancer (ES-SCLC). LUMAKRAS® (in combination with Vectibix®) was approved for third-line treatment of KRAS G12C-mutated metastatic colorectal cancer.

•	In Inflammation, TEZSPIRE®(1) was approved for the treatment of chronic rhinosinusitis with nasal polyps.

•	We executed key clinical studies and advanced our robust pipeline of potential first- and/or best-in-class medicines:

•

General Medicine: Our Phase 3 VESALIUS-CV study of Repatha® in patients at high cardiovascular (CV) risk without prior myocardial infarction or stroke demonstrated that Repatha reduced the risk of first major adverse CV events (by 25%) and first heart attack (by 36%). We initiated a Phase 3 primary prevention CV outcomes study of olpasiran which is enrolling patients with elevated lipoprotein(a) (Lp(a)) and at risk for a first major CV event. For MariTide (maridebart cafraglutide), we initiated and advanced six global Phase 3 studies under our broad MariTide clinical development program across four obesity and obesity-related conditions (chronic weight management, CV outcomes, heart failure, and obstructive sleep apnea). We reported results from Part 2 of the Phase 2 chronic weight management that showed that the large majority of participants maintained the weight loss achieved in Part 1 for an additional 52 weeks on a lower monthly dose or quarterly dose of MariTide. Additionally, we also announced that the Phase 2 study for the treatment of Type 2 diabetes in adults living with and without overweight or obesity also demonstrated robust and clinically meaningful reductions in both HbA1c and weight.

•

Rare Disease: TEPEZZA® received European Commission approval for the treatment of adults with moderate to severe thyroid eye disease. Both Phase 3 studies of dazodalibep in Sjögren’s disease are progressing following completion of enrollment.

•

Oncology: We continue to advance a comprehensive, global clinical development program for IMDELLTRA, currently composed of eight studies across ES- and limited-stage SCLC in various phases, including three Phase 3 studies.

•

Inflammation: For TEZSPIRE(1), two Phase 3 studies are enrolling patients with moderate to very severe chronic obstructive pulmonary disease (COPD), and a Phase 3 study for the treatment of eosinophilic esophagitis has completed enrollment.

•	In our early pipeline, we progressed nine new discovery-stage research programs and initiated 13 first-in-human studies.

Expanding Our State-of-the-Art Manufacturing and Research and Development Facilities

•

Following our 2024 announcement of a $1 billion expansion of our North Carolina facilities, we continued to expand our U.S. manufacturing network in 2025, announcing additional investments of $900 million in Ohio and $650 million in Puerto Rico, to support increased drug production and the integration of innovative advanced technologies that are designed to significantly increase our yields. These expansions reinforce our long-standing commitment to U.S.-based biomanufacturing and are designed to enhance the resilience and flexibility of our global supply network. In 2025, we also broke ground on a $600 million center for science and innovation in California to accelerate our discovery of innovative medicines addressing high unmet medical needs.

Technology and Workforce

•

To unlock new capabilities, enhance productivity, and accelerate future innovation, we invested in general upskilling for our staff on skills for the future, including AI, and we delivered measurable progress across end-to-end process innovation, technological advancement, and workforce transformation initiatives.

In 2025, while investing $7 billion in research and development and $2 billion in capital expenditures,

we reduced our debt outstanding by $6 billion and returned $5 billion of capital to our stockholders in dividends.

(1)	TEZSPIRE is being developed in collaboration with AstraZeneca plc.

4   ï 2026 Proxy Statement

Proxy Statement Summary

NEO Compensation Is Dependent on Our Performance

A significant amount of each Named Executive Officer’s, or NEOs, compensation is at risk and dependent on performance.

2025 Total Target Direct Compensation Mix

2025 Annual and Long-Term Incentive Payouts Reflect Performance Against Pre-Established Goals and Measures

2025 Annual Cash Incentive Plan				2023-2025 Long-Term Incentive Performance Award Payout
Our annual cash incentive plan is designed to focus our staff on delivering financial and operational objectives, advance strategic priorities, and position us for long-term success.

80% of our annual LTI equity award grants are performance-based, aligning compensation with long-term value creation for our stockholders. Performance units comprise 50% of our annual LTI equity award grants, with the goal design and all measurement targets established at the beginning of the three-year performance period.

Goal	Weighting	% of Target Achieved	Resulting Weighted Score
Financial Performance	60%		86.5%
Revenues	30%	155.3%	46.6%
Non-GAAP Net Income(3)	30%	132.9%	39.9%
Progress Innovative Pipeline	30%		33.8%
Advance Early Pipeline	10%	113.2%	11.3%
Execute Key Clinical Studies and Regulatory Filings	20%	112.7%	22.5%
Deliver Annual Priorities	10%		15.7%
Technology and Workforce	10%	156.8%	15.7%
Final Score	136.0%

(1)	Percentage calculations for other NEOs based on a simple average.
(2)	Includes target annual incentive, performance units and non-qualified stock options.
(3)	Non-Generally Accepted Accounting Principles (non-GAAP) net income for purposes of the 2025 Company performance goals of our annual cash incentive plan is reported and reconciled in Appendix B.
(4)	The non-GAAP operating measures (EPS growth and return on invested capital, or ROIC) with respect to the 2023–2025 performance period are as reported and reconciled in Appendix B.

 ï 2026 Proxy Statement 5

Proxy Statement Summary

We Maintain Compensation Best Practices

What we do

✓	A substantial majority of NEO compensation is performance-based and at risk

✓	Long-term performance-based equity awards (80% of total target equity, of which 50% are three-year performance unit awards and 30% are stock options)

✓	Minimum vesting periods of one year, with equity grants generally vesting over four years to emphasize the long-term performance focus of our LTI equity award program and enhance retention

✓	Robust stock ownership (6x base salary for Chief Executive Officer) and retention guidelines

✓

Clawback policy providing for the mandatory recovery from our Section 16 officers, including our NEOs, of erroneously awarded incentive-based compensation including past annual cash incentive awards and performance unit payouts granted, earned, or vested wholly or in part upon the attainment of any financial reporting measure that is the subject of a financial restatement(1)

✓

Recoupment provisions for misconduct that causes serious financial or reputational damage include forfeiture and cancellation of unvested or unexercised(2) equity awards and annual cash incentive awards being deemed not earned in full or part

✓	Market comparison data considered as a reference point for compensation

✓	Independent compensation consultant

✓	Amgen Values overlay our performance goals

What we don’t do

×	No alterations to our pre-established goals to respond to changing business conditions

×	No hedging or pledging

×	No re-pricing or backdating

×	No tax gross-ups (except in connection with relocation)

×	No single-trigger for stock options or restricted stock units in the event of a change of control

×	No excessive perks

×	No employment agreements

×	No dividends paid on unvested equity

×	No defined benefit pension or supplemental executive retirement plan (SERP) benefits

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

(1)

Our clawback policy is available on our website at https://wwwext.amgen.com/about/how-we-operate/corporate-governance/amgen-policy-on-recovery-of-erroneously-awarded-compensation and incorporated by reference as Exhibit 97 to our Annual Report on Form 10-K for the year ended December 31, 2025. Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

(2)	Forfeiture and cancellation applies to any unvested or unexercised portion of any stock options granted after December 31, 2020.

6   ï 2026 Proxy Statement

Proxy Statement Summary

Item 3: Ratification of Selection of Independent Registered Public Accountants (Page 112)

•

Each year, the Audit Committee evaluates the qualifications and performance of the Company’s independent registered public accountants and determines whether to re-engage the current independent registered public accountants.

•	Based on this evaluation, the Audit Committee believes that the continued retention of Ernst & Young LLP, or EY, is in the best interests of the Company and its stockholders.

•	The Audit Committee has selected EY as our independent registered public accountants for the fiscal year ending December 31, 2026.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

 ï 2026 Proxy Statement 7

Proxy Statement Summary

Item 4: Stockholder Proposal – Independent Board Chairman (Page 113)

Stockholder proposal to require an independent Board Chairman, if properly presented.

•

Independent Oversight. Our Company has numerous mechanisms that ensure independent oversight of the Company’s affairs and that facilitate communication with, and an independent evaluation of, senior management.

•

Leadership Structure. Our governance documents give the Board discretion in determining whether to separate or combine the roles of the Chairman and Chief Executive Officer. This flexibility permits the Board to choose a leadership structure that can be tailored to the strengths of the Company’s officers and directors at the time and to best address our evolving and highly complex business.

•

Annual Evaluation of Leadership Structure. The Board conducts annual evaluations of the Company’s leadership structure and determined that the Company and its stockholders are best served at this time by having Mr. Bradway serve as both Chairman and Chief Executive Officer, coupled by a separate active lead independent director, currently served by Robert A. Eckert.

•

Active Experienced Lead Independent Director with Robust Responsibilities. We have an active lead independent director elected annually by and from the independent directors and strong Board and committee involvement to provide sound and robust oversight of management. The responsibilities of the lead independent director are well defined, as discussed on pages 24-26. The lead independent director engages in regular communication with the independent directors, including in independent directors sessions.

•

Strong 2025 Performance Under the Board’s Leadership Structure. In 2025, despite the headwinds cited in the proposal as a rationale for changing the Board’s leadership structure, the Company delivered strong performance and robust financial results, including 10% year-over-year revenue and sales growth, with 18 products achieving record sales, 14 products exceeding $1 billion in sales, and 13 products delivering double-digit sales growth, and made meaningful progress on our strategic priorities, including advancing our innovative pipeline and securing five U.S. Food and Drug Administration approvals. Our strong cash flows and balance sheet in 2025 allowed us to make significant investments for long-term growth, including investing approximately $7 billion in research and development and $2 billion in strategic capital projects, while also reducing our debt outstanding by $6 billion and returning $5 billion of capital to our stockholders in dividends (including a 6% increase in our year-over-year quarterly dividend per share). Our performance in 2025 demonstrated the effectiveness of our Board leadership structure and its oversight of the Company’s strategy and execution.

•

Commitment to Stockholder Rights. We maintain meaningful stockholder rights and regularly review our corporate governance practices with the Board in light of investor feedback and evolving market practices. These stockholder rights include a single class of shares with equal voting rights, proxy access, action by written consent, the right to call special meetings, no supermajority vote provisions, and no poison pill.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL.

8   ï 2026 Proxy Statement

Item 1 — Election of Directors

Item 1

Election of Directors

Under our governance documents, the Board of Directors, or Board, has the power to set the number of directors from time to time by resolution. The Board has fixed the authorized number of directors at 12 and we currently have 12 directors serving on our Board. Our Board is composed of directors with a wide range of relevant experiences and backgrounds and considers a number of attributes when seeking new candidates for the Board as discussed more fully below and in the section “Corporate Governance—Process for Selecting Directors and Director Qualifications.” Based upon the recommendation of our Governance and Nominating Committee, or Governance Committee, the Board has nominated each of the director nominees set forth below to stand for election as a director, in each case for a one-year term expiring at our 2027 annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier retirement, resignation, disqualification, removal, or death.

Each nominee has agreed to serve if elected and the Board has no reason to believe that any nominee will be unable to serve. However, if any nominee should become unavailable for election prior to the Annual Meeting, proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or, alternatively, the number of directors may be reduced accordingly by the Board. Vacancies on the Board (including any vacancy created by an increase in the size of the Board) may be filled only by a majority of the directors remaining in office, even if less than a quorum of the Board. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board) will serve until the next annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier retirement, resignation, disqualification, removal, or death.

The independent members of the Board have elected Robert A. Eckert to serve as our lead independent director, subject to his re-election to the Board by our stockholders at the Annual Meeting. As lead independent director, Mr. Eckert will continue to have the specific and significant duties as discussed under “Corporate Governance.”

Nominees to the Board

Nominee	Independent	Age	Director Since	Audit	Governance and Nominating	Executive	Compensation and Management Development	Equity Award	Corporate Responsibility and Compliance

Wanda M. Austin	✓	71	2017	M			M

Robert A. Bradway		63	2011			C		M

Michael V. Drake	✓	75	2022		M				M

Brian J. Druker	✓	70	2018				M		M

Robert A. Eckert*	✓	71	2012		M	M	C

Greg C. Garland	✓	68	2013		C	M	M

Charles M. Holley, Jr.	✓	69	2017	C	M	M

S. Omar Ishrak	✓	70	2021	M			M

Tyler Jacks	✓	65	2012				M		M

Mary E. Klotman	✓	72	2024		M				M

Ellen J. Kullman	✓	70	2016		M				C

Amy E. Miles	✓	59	2020	M	M

*	Lead Independent Director.
“C”	Indicates current Chair of the committee.
“M”	Indicates current members of the committee.

 ï 2026 Proxy Statement 9

Item 1 — Election of Directors

Summary of Director Nominee Core Experiences and Skills

Our Board consists of a group of highly qualified leaders in their respective fields. All of our director nominees have senior leadership experience at large organizations and have gained significant and wide-ranging management experience (including strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development). Many of our director nominees also have public company experience (serving as chief executive officers or chief financial officers, and on boards of directors and board committees), an understanding of corporate governance practices and trends, and bring unique perspectives to the Board. A number of our director nominees have extensive scientific and healthcare expertise relevant to our industry, including pioneering scientific research and experience leading important academic and healthcare institutions. The Board and the Governance Committee believe the skills, qualities, attributes, experience, and diversity of our director nominees provide us with a wide range of perspectives to address our evolving needs and represent the best interests of our stockholders.

Our Board possesses a deep and broad set of skills and experiences that facilitate strong oversight and strategic direction for a leading global innovator in biotechnology. The following chart summarizes the competencies of each director nominee. The details of each nominee’s competencies are included in each nominee’s biography.

Experience/Skills
Healthcare Industry, Providers and Payers		✓	✓	✓				✓	✓	✓
Science/Technology	✓	✓	✓	✓		✓		✓	✓	✓	✓
Public Company CEO/COO/CFO		✓			✓	✓	✓	✓			✓	✓
Information Technology	✓				✓		✓	✓			✓
Regulatory Compliance	✓	✓	✓		✓	✓	✓	✓		✓	✓
Financial/Accounting		✓			✓	✓	✓				✓	✓
Government/Public Policy	✓	✓	✓	✓		✓			✓	✓
International		✓			✓	✓	✓	✓			✓	✓

The lack of a “✓” for a particular item does not mean that the director nominee does not possess that qualification, characteristic, skill, or experience. Each of our Board members have experience and/or skills in the enumerated areas, however, the ✓ is designed to indicate that a director nominee has a particular strength in that area.

10   ï 2026 Proxy Statement

Item 1 — Election of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NAMED NOMINEES. PROXIES WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES UNLESS OTHERWISE SPECIFIED.

Set forth below is biographical information for each nominee and a summary of the specific qualifications, attributes, skills, and experiences which led our Board to conclude that each nominee should serve on the Board at this time. All of our director nominees meet the qualifications and skills of our Amgen Inc. Board of Directors Guidelines for Director Qualifications and Evaluations included in this proxy statement as Appendix A. There are no family relationships among any of our director nominees or among any of our director nominees and our executive officers.

Wanda M. Austin Director since: 2017 Age: 71 Committees: • Audit • Compensation and Management Development Other Public Company Boards: • Apple Inc. • Chevron Corporation

Wanda M. Austin has served as our director since 2017. Dr. Austin is the retired President and Chief Executive Officer of The Aerospace Corporation, a leading architect of the United States’ national security space programs, where she served from 2008 until her retirement in 2016. From 2004 to 2007, Dr. Austin was Senior Vice President, National Systems Group of The Aerospace Corporation. Dr. Austin joined The Aerospace Corporation in 1979 and served in various positions from 1979 to 2004.

Dr. Austin was the Interim President of the University of Southern California, or USC, from 2018 to 2019 and has served as an Adjunct Research Professor at USC’s Viterbi School of Engineering since 2007. She is the co-founder of MakingSpace, Inc., where she serves as a motivational speaker on science, technology, engineering, and mathematics (STEM) education.

Dr. Austin has been a director of Apple Inc., a manufacturer and seller of, among other things, personal computers and mobile and communication devices, since 2024, serving on its Audit and Finance Committee. Dr. Austin has been a director of Chevron Corporation, a petroleum, exploration, production and refining company, since 2016 and lead independent director since 2022, serving as the chair of the Board Nominating and Governance Committee and a member of the Management Compensation Committee. Dr. Austin served as a director of Virgin Galactic Holdings, Inc., a commercial space flight company, from 2019 to 2023. Dr. Austin is a life trustee of USC, having served as a voting trustee from 2010 to 2021, and previously served on the boards of directors of the National Geographic Society and the Space Foundation. Dr. Austin received an undergraduate degree from Franklin & Marshall College, a master’s degree from the University of Pittsburgh, and a doctorate from USC. She is a member of the National Academy of Engineering.

Qualifications

Our Board concluded that Dr. Austin should serve on our Board based on her leadership and management experience as a chief executive officer, her extensive background in science, technology, and government affairs in a highly regulated industry, and her board experience, including leadership roles at public company boards with global business operations.

 ï 2026 Proxy Statement 11

Item 1 — Election of Directors

Robert A. Bradway Director since: 2011 Age: 63 Committees: • Equity Award • Executive (Chair) Other Public Company Boards: • The Boeing Company

Robert A. Bradway has served as our director since 2011 and Chairman of the Board since 2013. Mr. Bradway has been our President since 2010 and Chief Executive Officer since 2012. From 2010 to 2012, Mr. Bradway served as our Chief Operating Officer. Mr. Bradway joined Amgen in 2006 as Vice President, Operations Strategy and served as Executive Vice President and Chief Financial Officer from 2007 to 2010. Prior to joining Amgen, he was a Managing Director at Morgan Stanley in London where, beginning in 2001, he had responsibility for the firm’s banking department and corporate finance activities in Europe.

Mr. Bradway has been a director of The Boeing Company, an aerospace company and manufacturer of commercial airplanes and defense, space and securities systems, since 2016, serving as the chair of the Governance and Public Policy Committee and a member of the Compensation Committee. Mr. Bradway has served on the board of trustees of USC since 2014. Mr. Bradway holds a bachelor’s degree in biology from Amherst College and a master’s degree in business administration from Harvard Business School.

Qualifications

Our Board concluded that Mr. Bradway should serve on our Board based on his thorough knowledge of all aspects of our business, combined with his leadership and management skills having previously served as our President and Chief Operating Officer and as our Chief Financial Officer, and board experience at large, highly regulated public companies.

Michael V. Drake Director since: 2022 Age: 75 Committees: • Corporate Responsibility and Compliance • Governance and Nominating Other Public Company Boards: None

Michael V. Drake has served as our director since 2022. Dr. Drake is the retired President of the University of California, a system of 10 campuses, six academic health centers, and three nationally affiliated labs where he served from 2020 until his retirement in July 2025, and has served as Distinguished Professor of Ophthalmology at the University of California, San Francisco School of Medicine since August 2025. Dr. Drake previously served as President of The Ohio State University from 2014 to 2020. He was Chancellor and Distinguished Professor of Ophthalmology (School of Medicine) and Education (School of Education) of the University of California, Irvine, from 2005 to 2014, and served as Vice President for Health Affairs for the University of California system from 2000 to 2005. Prior to this, Dr. Drake was on the faculty of the University of California, San Francisco School of Medicine in various roles from 1979, and was the Steven P. Shearing Professor of Ophthalmology from 1998 to 2005 and Senior Associate Dean for Admissions and Extramural Academic Programs from 1998 to 2000. Dr. Drake received his undergraduate degree from Stanford University and his medical doctorate from the University of California, San Francisco.

Qualifications

Our Board concluded that Dr. Drake should serve on our Board based on his medical, healthcare, and scientific background and extensive management and leadership experience, including his more than two decades of leading and advancing two world-ranking academic systems where he demonstrated his expertise at managing complex organizations.

12   ï 2026 Proxy Statement

Item 1 — Election of Directors

Brian J. Druker Director since: 2018 Age: 70 Committees: • Compensation and Management Development • Corporate Responsibility and Compliance Other Public Company Boards: None

Brian J. Druker has served as our director since 2018. Dr. Druker is the President of the Oregon Health & Science University, or OHSU, Knight Cancer Group, an entity that independently governs the Knight Cancer Institute, a cancer research and treatment center, within OHSU, serving in this position since August 2025. He previously served as the director of the OHSU Knight Cancer Institute from 2007 to 2024. Dr. Druker joined OHSU in 1993 and is currently a physician-scientist and professor of medicine. He has been the JELD-WEN chair of leukemia research at OHSU since 2001 and served as an associate dean for oncology of the OHSU School of Medicine from 2010 to 2024. He was an investigator with the Howard Hughes Medical Institute, a nonprofit medical research organization, from 2002 to 2019.

Dr. Druker served as a director of Vincerx Pharma, Inc., a biopharmaceutical company, from 2020 to April 2025. Dr. Druker has been a member of the scientific advisory board of Aptose Biosciences Inc., a biotechnology company, since 2013. Dr. Druker has been a consultant to GRAIL, Inc. (formerly known as GRAIL, LLC), a biotechnology company, since 2021, and served on its scientific advisory board, from 2016 to 2019. In 2011, he founded Blueprint Medicines Corporation, a biopharmaceutical company, and served as a scientific advisor to this company until its acquisition by Sanofi S.A. in July 2025. In 2006, he founded MolecularMD, a privately held molecular diagnostics company that was acquired by ICON plc in 2019. Dr. Druker has been a member of the board of directors of the Burroughs Wellcome Fund since 2018, an independent, private foundation supporting research and other scientific and education activities.

Dr. Druker has received numerous awards, including the Lasker-DeBakey Clinical Research Award in 2009, the Japan Prize in Healthcare and Medical Technology in 2012, the Albany Medical Center Prize in 2013, and the Sjöberg Prize in 2019, for influential work in the development of STI571 (Gleevec®) for the treatment of chronic myeloid leukemia. He was elected to the National Academy of Sciences in 2012 as well as the National Academy of Medicine in 2007. Dr. Druker received both an undergraduate degree and his medical doctorate from the University of California, San Diego.

Qualifications

Our Board concluded that Dr. Druker should serve on our Board based on his extensive scientific research and expertise leading an important academic institution, conducting highly significant research in the area of oncology, and directly managing the care of cancer patients.

 ï 2026 Proxy Statement 13

Item 1 — Election of Directors

Robert A. Eckert

Lead Independent Director

Director since: 2012

Age: 71

Committees:

•

Compensation and Management Development
(Chair)

•

Executive

•

Governance and Nominating

Other Public Company Boards:

•

Levi Strauss & Co.(1)

•

Uber Technologies, Inc.

Robert A. Eckert has served as our director since 2012 and our lead independent director since 2016. Mr. Eckert has been an Operating Partner at FFL Partners, LLC (formerly known as Friedman Fleischer & Lowe, LLP), a private equity firm, since 2014. Mr. Eckert was the Chief Executive Officer of Mattel, Inc., a toy design, manufacturing, and marketing company, from 2000 to 2011, and its chairman of the board from 2000 to 2012. He was President and Chief Executive Officer of Kraft Foods Inc., a consumer-packaged food and beverage company, from 1997 to 2000, Group Vice President from 1995 to 1997, President of the Oscar Mayer Foods Division from 1993 to 1995 and held various other senior executive and other positions from 1977 to 1992.

Mr. Eckert has been a director of Levi Strauss & Co.,(1) a jeans and casual wear manufacturer, since 2010 and non-executive chair of the board since 2021, serving as the chair of the Nominating, Governance and Corporate Citizenship Committee and a member of the Compensation and Human Capital Committee. Mr. Eckert also has served as a director of Uber Technologies, Inc., a personal mobility, meal delivery and logistics technology platform, since 2020, serving as the chair of the Compensation Committee and a member of the Nominating and Governance Committee. Mr. Eckert served as a director of McDonald’s Corporation, a company that franchises and operates McDonald’s restaurants in the global restaurant industry, from 2003 to 2023. He also served as a director of Eyemart Express Holdings LLC, a privately held eyewear retailer and portfolio company of FFL Partners, LLC, from 2015 to 2025. Mr. Eckert has served on the Eller College national board of advisors at the University of Arizona since 2013. Mr. Eckert also served on the global advisory board of the Kellogg School of Management at Northwestern University from 1997 to 2025. Mr. Eckert received an undergraduate degree from the University of Arizona and a master’s degree in business administration from the Kellogg School of Management at Northwestern University.

Qualifications

Our Board concluded that Mr. Eckert should serve on our Board because of Mr. Eckert’s long-tenured and extensive experience as a chief executive officer, director, and board chair of large public companies, his broad international experience in marketing and business development, and his valuable governance and management leadership experience.

(1)	Mr. Eckert is expected to retire from the board of directors of Levi Strauss & Co. in August 2026.

14   ï 2026 Proxy Statement

Item 1 — Election of Directors

Greg C. Garland Director since: 2013 Age: 68 Committees: • Compensation and Management Development • Executive • Governance and Nominating (Chair) Other Public Company Boards: • Exxon Mobil Corporation

Greg C. Garland has served as our director since 2013. Mr. Garland was the executive chairman of the board of directors of Phillips 66, a diversified energy manufacturing and logistics company, from 2022 to 2024, and chaired the Executive Committee. Mr. Garland served as chairman and Chief Executive Officer of Phillips 66 from 2012 to 2022. Prior to Phillips 66, Mr. Garland served as Senior Vice President of Exploration and Production, Americas of ConocoPhillips from 2010 to 2012. He was President and Chief Executive Officer of Chevron Phillips Chemical Company (now a joint venture between Phillips 66 and Chevron) from 2008 to 2010 and Senior Vice President, Planning and Specialty Products from 2000 to 2008. Mr. Garland served in various positions at Phillips Petroleum Company from 1980 to 2000. Mr. Garland received an undergraduate degree in Chemical Engineering from Texas A&M University.

Mr. Garland has been a director of Exxon Mobil Corporation, a global energy and petrochemical company, since November 2025, serving as a member of the Audit and the Finance Committees. Mr. Garland is a member of the Engineering Advisory Council for Texas A&M University. He is a member of the board of visitors, and the President’s Executive Council of The University of Texas MD Anderson Cancer Center, a leading cancer research and treatment institution. He is a founding member of Houston’s CEOs Against Cancer. Mr. Garland serves as vice chairman of the Barbara Bush Literacy Foundation.

Qualifications

Our Board concluded that Mr. Garland should serve on our Board because Mr. Garland’s experience as a chief executive officer and chairman has provided him with strong management experience overseeing complex multinational businesses operating in highly regulated industries as well as expertise in financial reporting, risk management, environmental issues, business transformations and capital markets. He has significant experience with public policy and government affairs through his service on numerous councils and associations including former chair of the American Petroleum Institute and was appointed by two administrations to serve on the National Petroleum Council.

 ï 2026 Proxy Statement 15

Item 1 — Election of Directors

Charles M. Holley, Jr.

Director since: 2017

Age: 69

Committees:

•

Audit (Chair)

•

Executive

•

Governance and Nominating

Other Public Company Boards:

•

Carrier Global Corporation

•

Phillips 66

Audit Committee financial expert

Charles M. Holley, Jr. has served as our director since 2017. Mr. Holley is the former Executive Vice President and Chief Financial Officer for Walmart Inc., or Walmart, where he served from 2010 to 2015 and as Executive Vice President in January 2016. Prior to this, Mr. Holley served as Executive Vice President, Finance and Treasurer of Walmart from 2007 to 2010. From 2005 to 2006, he served as Senior Vice President of Walmart and prior to that, as Senior Vice President and Controller from 2003 to 2005. Mr. Holley served various roles in Walmart International from 1994 to 2002. Prior to this, Mr. Holley served in various roles at Tandy Corporation. He spent more than ten years with Ernst & Young LLP. Mr. Holley was an Independent Senior Advisor, U.S. CFO Program, at Deloitte LLP, a privately held provider of audit, consulting, tax, and advisory services, from 2016 to 2019.

Mr. Holley has been a director of Phillips 66 since 2019 and serves on the Audit and Finance Committee and the Public Policy and Sustainability Committee. Mr. Holley has also been a director of Carrier Global Corporation, a provider of heating, ventilating, air conditioning (HVAC), refrigeration, fire, and security solutions, since 2020 and chairs the Audit Committee and serves as a member of the Governance Committee. Mr. Holley is a lifetime member of the Advisory Council for the McCombs School of Business at the University of Texas at Austin and a member of the University of Texas Presidents’ Development Board. Mr. Holley received an undergraduate degree from the University of Texas at Austin and a master’s degree in business administration from the University of Houston.

Qualifications

Our Board concluded that Mr. Holley should serve on our Board based on his board and senior executive-level expertise, including his experience as a chief financial officer of a global public company, his financial acumen, and his management and leadership skills. Given his financial and leadership experience, Mr. Holley has been determined to be an Audit Committee financial expert by our Board.

16   ï 2026 Proxy Statement

Item 1 — Election of Directors

S. Omar Ishrak Director since: 2021 Age: 70 Current Committees: • Audit • Compensation and Management Development Other Public Company Boards: • Allurion Technologies, Inc.

S. Omar Ishrak has served as our director since 2021. Dr. Ishrak is the former executive chairman and chairman of the board of Medtronic plc, or Medtronic, a global medical technology company. Dr. Ishrak served as the chairman and Chief Executive Officer of Medtronic from 2011 to 2020 and was executive chairman until 2020. Prior to joining Medtronic, he served as President and Chief Executive Officer of GE Healthcare Systems from 2009 to 2011. Dr. Ishrak was President and Chief Executive Officer of GE Healthcare Clinical Systems from 2005 to 2008 and President and Chief Executive Officer of GE Healthcare Ultrasound and BMD from 1995 to 2004.

Dr. Ishrak is the chairman and lead independent director, as well as a member of the Audit Committee and Nominating and Corporate Governance Committee, of Allurion Technologies, Inc., a weight loss platform, having served in these roles since the company’s merger in 2023 with Compute Health Acquisition Corporation, a special purpose acquisition company, for which Dr. Ishrak served as chairman of the board of directors from 2021 until the 2023 merger. Dr. Ishrak was a director of Intel Corporation, a multinational corporation and technology company, from 2017 to May 2025, for which he served as chairman of the board from 2020 to 2023. Dr. Ishrak is a member of the board of trustees of the Asia Society, an educational organization dedicated to promoting mutual understanding and strong partnerships between Asia and the U.S. Since 2021, Dr. Ishrak has been a senior advisor to Blackstone Life Sciences, a segment of Blackstone Inc. that invests in the biopharmaceutical and medical technology industries. Dr. Ishrak was inducted into the American Institute for Medical and Biological Engineering College of Fellows in 2016, elected as a fellow of King’s College London in 2017, inducted into the Bakken Society in 2020, and elected to the National Academy of Engineering in 2020. Dr. Ishrak received his undergraduate degree and doctorate from the University of London, King’s College.

Qualifications

Our Board concluded that Dr. Ishrak should serve on our Board based on Dr. Ishrak’s board and senior executive-level expertise, including his experience as chief executive officer of a global, highly regulated public company in the healthcare industry, his extensive background in medical technologies, manufacturing, international expertise and interest in Asia, and his management and leadership skills.

 ï 2026 Proxy Statement 17

Item 1 — Election of Directors

Tyler Jacks Director since: 2012 Age: 65 Committees: • Compensation and Management Development • Corporate Responsibility and Compliance Other Public Company Boards: • Thermo Fisher Scientific, Inc.

Tyler Jacks has served as our director since 2012. Dr. Jacks joined the faculty of Massachusetts Institute of Technology, or MIT, in 1992 and is currently the David H. Koch Professor of Biology, a position he has held since 2007, and founding director of the David H. Koch Institute for Integrative Cancer Research, which brings together biologists and engineers to improve detection, diagnosis and treatment of cancer, serving as its director from 2007 to 2021. Since 2021, Dr. Jacks has served as President and director of Break Through Cancer, a foundation bringing together multidisciplinary cancer research teams selected from across five participating institutions.(1) Dr. Jacks was an investigator with the Howard Hughes Medical Institute, a nonprofit medical research organization, from 1994 to 2021.

Dr. Jacks has been a director of Thermo Fisher Scientific, Inc., a life sciences supply company, since 2009, serving as the chair of its Science and Technology Committee and as a member of its Strategy and Finance Committee and its scientific advisory board. In 2006, he co-founded T2 Biosystems, Inc., a biotechnology company, and served on its scientific advisory board until 2013. Dr. Jacks served on the scientific advisory boards of SQZ Biotechnologies Company, a biotechnology company, from 2015 to 2023, and Aveo Pharmaceuticals Inc., a biopharmaceutical company, from 2001 to 2013. In 2015, Dr. Jacks founded Dragonfly Therapeutics, Inc., a privately held biopharmaceutical company, and serves as the chair of its scientific advisory board. Dr. Jacks served on the Harvard University Board of Overseers from 2019 to August 2025. In 2011, he was appointed to the National Cancer Advisory Board, which advises and assists the director of the National Cancer Institute with respect to the National Cancer Program, and served as chair until 2016. In 2016, Dr. Jacks was named to a blue ribbon panel of scientists and advisors established as a working group of the National Cancer Advisory Board and served as co-chair advising the Cancer MoonshotSM Task Force. Dr. Jacks was a director of MIT’s Center for Cancer Research from 2001 to 2007 and received numerous awards including the Paul Marks Prize for Cancer Research and the American Association for Cancer Research Award for Outstanding Achievement. He was elected to the National Academy of Sciences as well as the National Academy of Medicine in 2009 and received the MIT Killian Faculty Achievement Award in 2015. Dr. Jacks received an undergraduate degree from Harvard University and his doctorate from the University of California, San Francisco.

Qualifications

Our Board concluded that Dr. Jacks should serve on our Board based on his extensive scientific expertise relevant to our industry, including his broad experience as a cancer researcher, pioneering uses of technology to study cancer-associated genes, and service on multiple scientific advisory boards and service to the National Cancer Advisory Board.

(1)

Dana-Farber Cancer Institute, the Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins, The University of Texas MD Anderson Cancer Center, Memorial Sloan Kettering Cancer Center, and the Koch Institute for Integrative Cancer Research at MIT. Break Through Cancer is the operating name of Commonwealth Cancer Consortium, Inc.

18   ï 2026 Proxy Statement

Item 1 — Election of Directors

Mary E. Klotman

Director since: 2024

Age: 72

Committees:

•

Corporate Responsibility and
Compliance

•

Governance and Nominating

Other Public Company Boards:

•

Inventurus Knowledge Solutions Limited (non-U.S.)

Mary E. Klotman has served as our director since 2024. Dr. Klotman has been Executive Vice President for Health Affairs of Duke University since 2023, Dean of the Duke University School of Medicine since 2017, and Chief Academic Officer of Duke Health since 2020. Dr. Klotman previously served as chair of the Department of Medicine at the Duke University School of Medicine from 2010 to 2017. She was the Irene and Dr. Arthur M. Fishberg Professor of Medicine at the Mount Sinai School of Medicine and served as chief of its Division of Infectious Diseases from 1997 to 2010. During this period, Dr. Klotman was also co-director of Mount Sinai’s Global Health and Emerging Pathogens Institute, a program designed to translate basic science discoveries into clinical therapeutics for newly emerging and re-emerging infectious diseases.

Dr. Klotman has been a director of Inventurus Knowledge Solutions Limited, doing business as IKS Health, a non-U.S. public company, since 2024, for which she has also served on its advisory board since 2022. Dr. Klotman was elected to the National Academy of Medicine in 2014 and the American Academy of Arts and Sciences in 2021. Dr. Klotman received both her undergraduate degree and her medical doctorate from Duke University.

Qualifications

Our Board concluded that Dr. Klotman should serve on our Board based on her broad medical and scientific background, including her expertise leading an important academic institution, her extensive scientific research, and important contributions as a clinician and physician-scientist.

 ï 2026 Proxy Statement 19

Item 1 — Election of Directors

Ellen J. Kullman

Director since: 2016

Age: 70

Current Committees:

•

Corporate Responsibility and
Compliance (Chair)

•

Governance and Nominating

Other Public Company Boards:

•

Dell Technologies Inc.

•

Goldman Sachs Group, Inc.

Ellen J. Kullman has served as our director since 2016. Ms. Kullman is chair of the board of Carbon, Inc., doing business as Carbon3D, Inc., a privately held 3D printing company, having held this position since 2022. Ms. Kullman served as President and Chief Executive Officer of Carbon, Inc. from 2019 to 2022 and has been a member of its board since 2016. She is the former President, chair and Chief Executive Officer of DuPont de Nemours, Inc., or DuPont, a science and technology-based company, where she served from 2009 to 2015. Ms. Kullman served as President of DuPont from 2008 to 2009. From 2006 to 2008, she served as Executive Vice President of DuPont. Prior to this, Ms. Kullman was Group Vice President, DuPont Safety and Protection.

Ms. Kullman has been a director of Goldman Sachs Group, Inc., an investment banking firm, since 2016, chairing its Public Responsibilities Committee and serving on its Compensation and Corporate Governance and Nominating Committees. Ms. Kullman has been a director of Dell Technologies Inc., a technology company, since 2016, chairing its Nominating and Governance Committee and serving as lead independent director since 2023. Ms. Kullman served as a director of United Technologies Corporation, a technology products and services company, from 2011 until its merger with Raytheon Company in 2020, serving as lead director from 2018. Ms. Kullman served as a director of General Motors, from 2004 to 2008.

Ms. Kullman has served on the board of trustees of Northwestern University since 2016 and is a trustee emerita of Tufts University School of Engineering, having served on its board of advisors since 2006. She served as chair of the U.S.-China Business Council from 2013 to 2015. Ms. Kullman has been a member of the Temasek Americas Advisory Panel of Temasek Holdings (Private) Limited, a privately held investment company based in Singapore, since 2016. Ms. Kullman received a bachelor of science in mechanical engineering degree from Tufts University and a master’s degree from the Kellogg School of Management at Northwestern University.

Qualifications

Our Board concluded that Ms. Kullman should serve on our Board based on her lengthy global experience as chief executive officer and board chair at both public and private companies, her management and leadership skills, and her experience in scientific operations, all of which provide valuable insight into the operations of our Company.

20   ï 2026 Proxy Statement

Item 1 — Election of Directors

Amy E. Miles Director since: 2020 Age: 59 Committees: • Audit • Governance and Nominating Other Public Company Boards: • Carrier Global Corporation • The Gap, Inc. Audit Committee financial expert

Amy E. Miles has served as our director since 2020. Ms. Miles was the Chief Executive Officer and a director of Regal Entertainment Group, Inc., or Regal Entertainment, a leading theatre exhibition company, from 2009 to 2018, and its chair of the board from 2015 to 2018. From 2002 to 2009, Ms. Miles served as Executive Vice President, Chief Financial Officer and Treasurer of Regal Entertainment. Ms. Miles also served as Chief Executive Officer of Regal Cinemas, Inc., or Regal Cinemas, from 2009 to 2018, and its Executive Vice President, Chief Financial Officer and Treasurer from 2000 to 2009. Ms. Miles joined Regal Cinemas in 1999 as Senior Vice President of Finance. Previously, Ms. Miles was with Deloitte & Touche, LLP and PricewaterhouseCoopers LLP.

Ms. Miles has been a director of The Gap, Inc., an apparel retail company, since 2020, chairing the Audit and Finance Committee and serving as a member of the Governance and Sustainability Committee. Ms. Miles has also been a director of Carrier Global Corporation since January 2025, serving as a member of the Audit and Governance Committees. Ms. Miles was a director of Norfolk Southern Corporation, a transportation company, from 2014 to 2024 and non-executive chair of the board from 2022 to 2024. Ms. Miles was a director of National CineMedia, Inc., a cinema advertising company, from 2011 to 2015. She was a director of Townsquare Media, Inc., a radio, digital media, entertainment, and digital marketing solutions company, from 2014 to 2016. Ms. Miles serves on the board of trustees of the Boys and Girls Club of the Tennessee Valley. Ms. Miles received an undergraduate degree from the University of Tennessee.

Qualifications

Our Board concluded that Ms. Miles should serve on our Board based on Ms. Miles’ board and senior executive-level expertise, including her experience as chief executive officer and chief financial officer of a large public company and her extensive finance, accounting, and management expertise in marketing and strategic planning, and public board experience. Given her financial and leadership experience, Ms. Miles has been determined to be an Audit Committee financial expert by our Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE 12 NOMINEES TO THE BOARD OF DIRECTORS.

 ï 2026 Proxy Statement 21

Corporate Governance

Corporate Governance

Board of Directors Corporate Governance Highlights

Our Board of Directors, or Board, is governed by our Amgen Board of Directors Corporate Governance Principles which are reviewed annually and modified from time to time, as necessary, to incorporate certain current best practices in corporate governance. Our Corporate Governance Principles may be found on our website at www.amgen.com.(1) The Board’s corporate governance practices and stockholder rights include the following:

Board Governance Practices

•

Lead Independent Director. The independent members of the Board elect a lead independent director on an annual basis. The lead independent director has robust responsibilities and authorities as discussed below. Robert A. Eckert currently serves as our lead independent director. Mr. Eckert has been our lead independent director since May 2016 and was re-elected by our Board on March 4, 2026 to serve as lead independent director, subject to his re-election to the Board by our stockholders at our 2026 Annual Meeting of Stockholders, or Annual Meeting.

•	Regular Executive Sessions of Independent Directors. Our independent directors meet privately on a regular basis. Our lead independent director presides at such meetings.

•

Board Access to Management. We afford our directors ready access to our management. Key members of management attend Board and committee meetings to present information concerning various aspects of the Company, its operations, and results, and have regular meetings in executive sessions with the Board and committees. In addition, our directors have one-on-one meetings with leaders of various functions and attend certain broader Company meetings (such as our annual executive director and officer’s meeting at which we align around the Company’s strategic priorities for the year).

•

Board Authority to Retain Outside Advisors. Our Board and its committees have the authority to retain independent advisors and counsel. The Audit Committee has the sole authority to appoint, compensate, retain, and oversee the independent registered public accountants. The Compensation and Management Development Committee, or

Compensation Committee, has the sole authority to appoint, compensate, retain, and oversee compensation advisors for senior management compensation review. The Governance and Nominating Committee, or Governance Committee, has the sole authority to appoint, retain, and replace search firms to identify director candidates and compensation advisors for our directors’ compensation review.

•	Independent Board Members on Key Standing Committees.

The Board has four key standing committees:

–	Governance Committee;

–	Audit Committee;

–	Corporate Responsibility and Compliance Committee, or Compliance Committee; and

–	Compensation Committee.

Each director on key standing committees has been determined by the Board to be independent under The NASDAQ Stock Market listing standards and the requirements of the Securities and Exchange Commission, or SEC.

•

Regular Board and Committee Evaluations. The Board and the Audit, Compensation, Compliance, and Governance Committees each conduct an annual evaluation process. We provide more information regarding the Board and committee evaluations on page 33.

•

Management Succession Oversight. Our Board oversees Chief Executive Officer, or CEO, and senior management succession planning. Directors engage with potential CEO, executive, and senior management successors at Board and committee meetings and in other business settings. The Compensation Committee has an effective process for monitoring and determining our CEO’s compensation and performance and holds sessions on succession at least annually. All independent members of the Board are invited to attend the Compensation Committee sessions on succession. Our Board also establishes steps to address succession to respond to unexpected vacancies in the event of an emergency.

(1)	Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

22   ï 2026 Proxy Statement

Corporate Governance

•

Solicitation of Stockholder Perspectives. The Board believes that engagement with stockholders is a source of valuable information and perspectives on the Company. The Board has requested that management solicit input from investors on behalf of the Board, and the lead independent director also meets directly with stockholders when appropriate. We provide more information regarding our stockholder engagement program on page 58.

•

Majority Approval Required for Director Elections. If an incumbent director up for re-election at a meeting of stockholders fails to receive a majority of the votes cast in favor for his or her election in an uncontested election, the Board will adhere to the director resignation policy as provided in our Amended and Restated Bylaws of Amgen Inc., or Bylaws. We provide more information on our majority voting standard on page 125.

•

Director Limitation on Number of Boards and Annual Review of Director Commitment Levels. A director who is currently serving as our CEO should not serve on more than two outside public company boards. No director should serve on more than five public company boards (Amgen plus four outside boards). As part of its nominating process, the Governance Committee conducts an annual review of director commitment levels and shares its findings with the Board. Currently, our CEO serves on one outside public company board and no director serves on more than two outside public company boards.

•

Continuous Board Refreshment. We have appointed eight new members to our Board since 2016 and our average Board tenure for our director nominees is approximately 8 years. Given the complexity and long-cycle nature of our business, the Board believes that the institutional knowledge our directors develop over time further strengthens their ability to provide effective oversight, particularly as our pipeline programs advance through multi-year drug discovery and development cycles. The Governance Committee and Board consider diversity in their determinations of director candidates and seek representation across a range of attributes. Diversity is broadly construed to take into consideration many factors, including industry knowledge, operational experience, scientific and academic expertise, geography, and personal background.

•

Director Retirement Age. In consideration of the long-cycle nature of our business, and after careful deliberation and review of market practices, in 2025, the Board removed the mandatory retirement age provision from our Corporate Governance Principles. The Board believes that a mandatory retirement age may limit the contributions of otherwise qualified and effective directors who can continue to provide meaningful, independent oversight and advice beyond an arbitrary age. We continue to focus on Board composition that balances shorter- and longer-tenured directors, supporting both fresh perspectives on the Company’s business and risk profile informed by recent external experience and a deep understanding of the Company.

•

Director Changes in Circumstances Actively Evaluated. If a director has a significant change in principal business or professional affiliation or responsibility, including a change in principal occupation, he or she shall offer his or her resignation to the Chair of the Governance Committee.

If the affected director is the Chair of the Governance Committee, he or she may offer his or her resignation to the Chair of the Board or the lead independent director. The Governance Committee then determines whether to accept the resignation based on what it believes to be in the best interests of the Company and our stockholders. Directors notify the Chair of the Governance Committee prior to accepting an invitation to serve on a public or private company board to permit the Governance Committee to evaluate the relationship for a potential conflict of interest and to confirm that the director continues to have time available to perform his or her duties.

•

Director Outside Relationships Require Pre-Approval. Without the prior approval of disinterested members of the Board, directors should not enter into any transaction or relationship with the Company in which they will have a financial or a personal interest or any transaction that otherwise involves a conflict of interest.

•

Active Management of Director Conflicts of Interest. If an actual or potential conflict of interest arises for a director or a situation arises giving the appearance of an actual or potential conflict, the director must promptly inform the Chairman of the Board or the Chair of the Governance Committee. All directors are expected to recuse themselves from any discussion or decision found to affect their personal, business, or professional interests.

Stockholder Rights

•	Single Class of Shares. We have a single class of shares with equal voting rights. One share equals one vote.

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Corporate Governance

•

Proxy Access. Our Bylaws permit proxy access for director nominations. Eligible stockholders with an ownership threshold of 3% who have held their shares for at least 3 years and who otherwise meet the requirements set forth in our Bylaws may have their nominees up to the number of directors constituting the greater of 20% of the total number of directors or two nominees of our Board included in our proxy materials. Up to 20 eligible stockholders may group together to reach the 3% ownership threshold. In the course of designing our proxy access provisions, we carefully considered each element in the interest of our stockholders as a whole, including that the number of stockholders who may group together (20) would afford those stockholders likely to utilize proxy access with the opportunity to do so.

•	Action by Written Consent. Our Amgen Inc. Restated Certificate of Incorporation permits stockholders to act by written consent in lieu of a meeting upon the request of the holders of at least 15% of our outstanding common shares who otherwise meet the requirements of our Certificate of Incorporation.

•

Special Meetings. Our Bylaws permit stockholders to request that the Company call a special meeting upon the written request of the holders of at least 15% of our outstanding common shares who otherwise meet the requirements set forth in our Bylaws.

•	No Supermajority Vote Provisions. We have a simple majority voting standard to amend our Certificate of Incorporation and Bylaws.

•	No Poison Pill. We do not have a shareholder rights plan, or poison pill.

Board Leadership Structure

Our current Board leadership structure and governing documents permit the roles of Chairman and CEO to be filled by the same or different individuals.

Annual Evaluation of Board Leadership Structure and Annual Election of Lead Independent Director. The Board evaluates the leadership structure annually. As part of this annual evaluation process, the Board reviews its leadership structure, including whether combining or separating the roles of Chairman and CEO is in the best interests of the Company and our stockholders. The Board also considers:

•	The effectiveness of the policies, practices, and people in place at the Company to help ensure strong, independent Board oversight;

•	The Company’s performance and the effect the leadership structure could have on its performance;

•	The Board’s performance and the effect the leadership structure could have on the Board’s performance;

•	The Chairman’s performance in the role;

•	The lead independent director’s performance in the role;

•	The views of the Company’s stockholders; and
•	The practices at other companies and trends in governance.

In the circumstance that the Board determines that it remains in the best interests of the Company and its stockholders that the CEO serve as Chairman, the independent members of the Board then elect a lead independent director from the independent members of the Board. The last review was completed in March 2026, and as a result of such review, the Board has determined that it continues to be in the best interests of the Company and our stockholders to have Robert A. Bradway, our CEO and President, serve as Chairman, coupled with an active lead independent director. As such, Mr. Bradway holds the position of Chairman, CEO, and President, and Mr. Eckert serves as the lead independent director.

Overview of Lead Independent Director Responsibilities. The responsibilities of the lead independent director are well defined. The lead independent director engages in regular communication with the independent directors, including in independent directors sessions. The lead independent director keeps Mr. Bradway apprised of any concerns, issues, or determinations made during the independent directors sessions, and consults with Mr. Bradway on other matters pertinent to the Company and the Board.

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Lead Independent Director Responsibilities

The lead independent director’s responsibilities outlined in our Corporate Governance Principles include:

•

Approving meeting agendas for the Board;

•

Assuring that there is sufficient time for discussion of all meeting agenda items;

•

Previewing the information to be provided to the Board;

•

Having the authority to call meetings of the independent directors;

•

Organizing and leading the Board’s evaluation of the CEO;

•

Serving as a liaison between the Chairman and the independent directors;

•

Leading the Board’s annual self-evaluation;

•

Ensuring that he/she is available for consultation and direct communication, if requested by major stockholders; and

•

Presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.

In addition to the responsibilities outlined above, our lead independent director also:

•	Meets with the Chairman prior to each regular meeting of the Board and its committees to discuss, provide input on, and approve the agendas;

•	Helps the Chairman determine who attends Board meetings, such as members of management or outside advisors and presenters;

•	Has one-on-one discussions with each independent director, including as part of the Board’s annual self-evaluation process;

•	At his discretion, attends committee meetings, including those committees for which he is not a member, and has access to all committee materials;

•

Attends significant management events (such as our annual executive director and officer’s meeting at which we align around the Company’s strategic priorities for the year), providing opportunities for leadership effectiveness assessments;

•	Has the authority to engage independent consultants;

•	Is regularly apprised of inquiries from stockholders;

•	Interviews Board candidates; and
•	Has an increased role in crisis and risk management, as appropriate.

Independent Directors Roles and Responsibilities. Our highly independent Board (11 of our 12 director nominees) possesses a deep and broad set of skills and experiences.

Independent Directors Sessions. A meeting of the independent directors is scheduled at every regular Board meeting to allow the independent directors to meet in an executive session without Mr. Bradway to review matters, including Company performance, management effectiveness, proposed programs and transactions, and the Board meeting agenda items. These independent sessions are organized and chaired by our lead independent director, who provides direct feedback to Mr. Bradway after these executive sessions.

Independent Committee Leadership. The Audit, Compensation, Compliance, and Governance Committees are each composed solely of, and led by, independent directors and provide independent oversight of management and its Board-delegated duties. In addition:

•	Each committee Chair meets with management in advance of meetings to review and refine agendas, add topics of interest, and review and comment on materials to be delivered to the committee;

•	At each regular meeting of the full Board, each committee Chair provides a report summarizing recent committee meetings;

•

Each committee meeting includes adequate time for executive session to allow the committees to meet in executive session on a regular basis with no members of management present (unless otherwise requested by the committee);

•	Each committee effectively manages its Board-delegated duties and communicates regularly with the Chairman, lead independent director, the Board, and members of management; and

•	Every director has access to all committee materials.

Corporate Governance Structure. The Board believes our corporate governance structure, with its strong emphasis on independence, an active lead independent director, and strong Board and committee involvement, provides sound and robust oversight of management.

Flexibility of the Leadership Structure. The Board is committed to high standards of corporate governance. The Board values its flexibility to select its optimal leadership structure to best serve the Company’s and stockholders’ interests based on the qualifications of individuals available, circumstances existing at the time,

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Corporate Governance

and the Company’s particular needs. As such, the Board annually evaluates whether combining or separating the roles of Chairman and CEO is in the best interests of the Company and our stockholders.

Benefits of Combined Leadership Structure. Following the annual evaluation of the governance structure, the Board continues to believe that the Company and our stockholders are best served by having Mr. Bradway in the role of Chairman (subject to his re-election to the Board) and CEO for the following reasons:

•	Mr. Bradway is most familiar with our business and the unique challenges we face. His day-to-day insight into our challenges facilitates timely deliberation by the Board on important matters.

•

Mr. Bradway has and will continue to identify agenda items important for the Board’s understanding and oversight and lead effective discussions on the important matters affecting our business, prospects and results. His knowledge and extensive experience regarding our operations and the highly regulated industries and markets in which we compete position him to identify and prioritize matters for Board review and deliberation.

•

As Chairman and CEO, Mr. Bradway serves as an important bridge between the Board and management and provides critical leadership for carrying out our strategic priorities and confronting our challenges. The Board believes that Mr. Bradway brings a unique, stockholder-focused insight to assist the Company to most effectively execute its strategy and business plans to maximize stockholder value.

•

The strength and effectiveness of the communications between Mr. Bradway as our Chairman and Mr. Eckert as our lead independent director result in comprehensive Board oversight of the issues, plans, and prospects of our Company.

•

This leadership structure provides the Board with more complete and timely information about the Company, a unified structure and consistent leadership direction internally and externally, and results in a collaborative and collegial environment for Board decision making.

The Board’s Role in Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, which is designed to support execution of our strategy and achievement of the Company’s objectives to improve long-term operational and financial performance and enhance stockholder interests. Our Board believes that a fundamental part of risk management is understanding the risks that we face, adopting appropriate controls and mitigation activities for such risks, monitoring these risks, and responding to emerging developments for such risks.

We have an Enterprise Risk Management, or ERM, program, to identify, assess, manage, monitor, and report enterprise-level risks that may affect our ability to achieve the Company’s objectives. Annually, we evaluate the greatest risks to our business, their underlying risk drivers, and the associated mitigation activities, maturity, and controls. Our Enterprise Risk Council, or ERC, a cross-functional group of the Company’s business leaders representing all key business functions, governs the ERM program and works to identify and assess risks that meet the pre-established criteria constituting an enterprise-level risk, and confirm that there is clear accountability and appropriate mitigation plans are in place, including monitoring and reporting. The ERM program is overseen by our Executive Vice President and Chief Financial Officer, and the ERC is chaired by our Chief Compliance Officer. Additionally, emerging risks that do not rise to the level of enterprise-level risks, are assessed, discussed, and actively managed and monitored. We believe that the areas of risk that are fundamental to the success of our enterprise and rise to enterprise-level risks include product development, safety and surveillance, supply and quality, value (which includes pricing) and access, sales and promotion, and business development, as well as protecting our assets (financial, intellectual property, and information and technology, including artificial intelligence (AI) and cybersecurity), all of which are managed by senior executive management reporting directly to our CEO. The enterprise-level risks are overseen by the Board and the appropriate Board committee (as discussed further below). The Board receives regular risk reporting from senior management, including an annual detailed review of the ERM program and key enterprise-level and emerging risks, as well as, as appropriate, during the Board’s strategic planning activities, budget reviews and approvals, capital plan reviews and approvals, and through reviews of compliance issues at the applicable Board committees. For topics allocated to specific committees for their oversight (as discussed below), that committee’s Chair oversees the committee’s annual calendar and meeting agendas so that the Company’s activities in support of its compliance are assessed regularly. Committee activities and discussions are reported to the Board by each of the committee Chairs for the Board’s information and oversight at every regular Board meeting, and more frequently as needed, and such reports can provide additional detail on risk management issues and management’s response.

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Corporate Governance

Each Board committee has primary risk oversight responsibilities aligned with its areas of focus described below.

Committee	Primary Risk Oversight Responsibilities

Governance and Nominating

•

Oversees governance risk, including Board membership and the assessment of each Board member’s independence, as well as compliance with our Corporate Governance Principles and Board of Directors’ Code of Conduct. Also oversees Board and committee effectiveness, including annual evaluations, director commitment levels, and Board succession planning.

Audit

•

Oversees internal controls over financial reporting and financial systems (including the use of AI by such systems), as well as internal audit and our independent registered public accountants, and financial risk, such as capital risk, tax risk (including tariffs), sourcing risk, and assurance compliance risk.

Compensation and Management Development

•

Oversees human capital resources management, as well as executive talent management, development, and succession planning. Also oversees labor and employment and organizational culture, our compensation policies and practices, and incentive program administration and design, including whether such policies, practices, and incentive programs balance risk-taking and rewards in an appropriate manner (as discussed further below), align with stockholders’ interests, and are consistent with emerging best practices.

Corporate Responsibility and Compliance

•

Oversees non-financial compliance risk, such as regulatory risks associated with the requirements of U.S. federal health care programs, the U.S. Food and Drug Administration, or FDA, and other regulatory agencies, and risks associated with privacy, trade compliance, antitrust and competition, anti-bribery and anti-corruption, information systems and security (including AI and cybersecurity), value (which includes pricing philosophy and practice) and access, government affairs, public policy, aspects of sustainability (including environmental sustainability), and our reputation. Also oversees staff member compliance with our global Code of Conduct.

Codes of Business Conduct

Our Board has adopted an Amgen Board of Directors’ Code of Conduct (that applies to our Board) and a global Code of Conduct (that applies to our Board, all our staff, and others conducting business on our behalf). Annual training on our global Code of Conduct is required of all our staff and our Board participates in such training. We also have a code of ethics for senior financial officers. To view our codes of business conduct and ethics, please visit our website at www.amgen.com.(1)

We intend to disclose any future amendments to certain provisions of our codes of business conduct and ethics, or waivers of such provisions, applicable to our directors and executive officers on our website if such disclosure is required by SEC or NASDAQ rules. There were no waivers of any of our codes of business conduct or code of ethics in 2025.

Board Meetings

The Board held 6 meetings in 2025 and all of the directors attended at least 75% of the total number of meetings of the Board and committees on which they served. It is the Company’s policy that all current directors attend our annual meetings of stockholders barring unforeseen circumstances or irresolvable conflicts. Each of our directors serving at the time of our 2025 Annual Meeting attended our 2025 Annual Meeting.

(1)	Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

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Corporate Governance

Communication with the Board

Our annual meeting of stockholders provides an opportunity each year for stockholders to ask questions of our lead independent director and other members of the Board on appropriate matters. In addition, stockholders may communicate in writing with any particular director, any committee of the Board, or the directors as a group, by sending such written communication to our Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799. Copies of written communications received at such address will be provided to the Board or the relevant director unless such communications are considered, in the reasonable judgment of our Secretary, to be inappropriate for submission to the intended recipient(s). Examples of stockholder communications that would be considered inappropriate for submission to the Board include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to our business, or communications that relate to improper or irrelevant topics. The Secretary or his designee may analyze and prepare a response to the information contained in communications received and may deliver a copy of the communication to other Company staff members or agents who are responsible for analyzing or responding to complaints or requests. Communications concerning potential director nominees submitted by any of our stockholders will be forwarded to the Chair of the Governance Committee. (For information on our engagement with our stockholders since the 2025 Annual Meeting, please see page 58 of our Compensation Discussion and Analysis.)

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Board Committees and Charters

The Board has four key standing committees: Governance; Audit; Compliance; and Compensation. The Board maintains charters for each of these standing committees and these charters are evaluated annually. The Compensation Committee has delegated certain responsibilities to an Equity Award Committee. In addition, an Executive Committee of the Board has all of the powers and authority of the Board in the management of our business and affairs, except with respect to certain enumerated matters, including Board composition and compensation, changes to our

Certificate of Incorporation, or any other matter expressly prohibited by law or our Certificate of Incorporation. The Executive Committee did not meet in 2025. In addition, the Board has adopted a written set of Corporate Governance Principles and the Amgen Board of Directors’ Code of Conduct that generally formalize practices we have in place. To view the charters of our standing Board committees, our Corporate Governance Principles, and the Board of Directors’ Code of Conduct, please visit our website at www.amgen.com.(1)

Governance and
Nominating
Committee

Current Members:

Greg C. Garland (Chair)

Michael V. Drake

Robert A. Eckert

Charles M. Holley, Jr.

Mary E. Klotman

Ellen J. Kullman

Amy E. Miles

Number of Meetings Held in 2025: 4

Independence: Each member has been determined by the Board to be independent under The NASDAQ Stock Market listing standards and the requirements of the SEC.

Description and Key Responsibilities:

•

Determines Board membership qualifications and maintains, with the approval of the Board, guidelines for selecting nominees to serve on the Board and considering stockholder recommendations for nominees. The Amgen Inc. Board of Directors Guidelines for Director Qualifications and Evaluations are included in this proxy statement as Appendix A.

•

Selects, evaluates, and recommends to the Board nominees to stand for election at the annual meeting of stockholders and to fill vacancies as they arise as more fully described in “Process for Selecting Directors and Director Qualifications” below.

•

Recommends to the Board the annual appointment of a lead independent director.

•

Reviews the performance of the Board and its committees and is responsible for ensuring the availability of an orientation program for new Board members and director education.

•

Recommends to the Board nominees for appointment as executive officers and certain other officers.

•

Evaluates and makes recommendations to our Board regarding compensation for non-employee Board members, including minimum retention and ownership levels of Company stock by Board members. (Any Board member who is also an employee of the Company does not receive separate compensation for service on the Board.)

•

Monitors the independence of the Board and evaluates questions of possible conflicts of interest of members of the Board.

•

Oversees the Board’s Corporate Governance Principles and the Amgen Board of Directors’ Code of Conduct applicable to members of the Board.

The Governance Committee has authority to delegate these functions to a subcommittee of its members, but no delegation of authority was made in 2025.

(1)	Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

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Summary of Director Nominee Core Experiences and Skills

Our Board consists of a group of highly qualified leaders in their respective fields. All of our director nominees have senior leadership experience at large organizations and have gained significant and diverse management experience (including strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development). Many of our director nominees also have public company experience (serving as chief executive officers or chief financial officers, and on boards of directors and board committees), an understanding of corporate governance practices and trends, and bring unique perspectives to the Board. A number of our director nominees have extensive scientific and healthcare expertise relevant to our industry, including pioneering scientific research and experience leading important academic and healthcare institutions. The Board and the Governance Committee believe the skills, qualities, attributes, experience, and diversity of our director nominees provide us with a wide range of perspectives to address our Company’s evolving needs and represent the best interests of our stockholders.

Our Board possesses a deep and broad set of skills and experiences that facilitate strong oversight and strategic direction for a leading global innovator in biotechnology. The following chart summarizes the competencies of each director nominee and the details of each nominee’s competencies are included in each nominee’s biography.

Experience/Skills
Healthcare Industry, Providers and Payers		✓	✓	✓				✓	✓	✓
Science/Technology	✓	✓	✓	✓		✓		✓	✓	✓	✓
Public Company CEO/COO/CFO		✓			✓	✓	✓	✓			✓	✓
Information Technology	✓				✓		✓	✓			✓
Regulatory Compliance	✓	✓	✓		✓	✓	✓	✓		✓	✓
Financial/Accounting		✓			✓	✓	✓				✓	✓
Government/Public Policy	✓	✓	✓	✓		✓			✓	✓
International		✓			✓	✓	✓	✓			✓	✓

The lack of a “✓” for a particular item does not mean that the director nominee does not possess that qualification, characteristic, skill, or experience. Each of our Board members have experience and/or skills in the enumerated areas, however, the ✓ is designed to indicate that a director nominee has a particular strength in that area.

Balanced Board Perspectives

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Corporate Governance

Process for Selecting Directors and Director Qualifications

Board Composition. Board composition is one of the most critical areas of focus for the Board. Reflecting our Board’s commitment to refreshment, the Board has appointed eight new directors since 2016.

Our Governance Committee regularly screens and recommends candidates for nomination by the full Board and, among other things, considers feedback received during the annual Board and committee evaluation process, investor feedback, our qualification guidelines and skills matrix, director commitment levels (with consideration given to public company leadership roles and outside commitments) and diversity. The Governance Committee will consider recommendations for director candidates made by stockholders and evaluate them using the same criteria as for other candidates.

Director Qualifications and Backgrounds. Our Governance Committee is responsible for determining Board membership qualifications and for selecting, evaluating, and recommending to the Board nominees for annual election to the Board and to fill vacancies as they arise. The Governance Committee reviews regularly and reports to the Board on the composition and size of the Board, and makes recommendations, as necessary, so that the Board maintains at least the minimum number of independent directors and the composition requirements of the Audit and Compensation Committees required by applicable laws and regulations, and reflects the appropriate balance of knowledge, experience, skills, expertise, and personal background advisable for the Board as a whole.

The Governance Committee and Board consider diversity in their determinations of director candidates, and seek representation across a range of attributes.

The Governance Committee determines and oversees guidelines for selecting nominees to serve on the Board and for considering stockholder recommendations for nominees. The Amgen Inc. Board of Directors Guidelines for Director Qualifications and Evaluations are included in this proxy statement as Appendix A.

Among other things, under the Board of Directors Guidelines for Director Qualifications and Evaluations, each Board member must possess:

•	A demonstrated breadth and depth of management and leadership experience;

•	Financial and/or business acumen or relevant industry or scientific experience;

•	Integrity and high ethical standards;

•	Sufficient time to devote to the Company’s business;

•	The ability to oversee, as a director, the Company’s business and affairs for the benefit of our stockholders;

•	The ability to comply with the Amgen Board of Directors’ Code of Conduct; and

•	A demonstrated ability to think independently and work collaboratively.

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Corporate Governance

Continuous Board Refreshment

Our Board is committed to strong refreshment practices to continuously align the composition of the Board and its leadership structure with our long-term strategic needs. The Board, led by the Governance Committee, has an ongoing process for identifying, evaluating, and selecting directors, and these decisions are also informed by the annual Board and committee evaluation process described below. Our Governance Committee uses a variety of methods to help identify potential Board candidates and considers an assessment of current Board skills, background, diversity, independence, experience, tenure, and anticipated retirements to identify gaps that may need to be filled through the Board refreshment process.

Director Education

Our Board believes that director education is important to the ability of directors to fulfill their roles and supports Board members in their continuous learning. The Board encourages directors to participate in continuing education programs, and we reimburse directors for their expenses associated with this participation. During Board and committee meetings, as well as sessions to discuss strategy, education and information sessions are provided on specific subjects by internal and external experts. New directors also participate in our director orientation program. Additionally, at the director’s discretion, directors may attend any committee meetings, including those committees for which he or she is not a member, and have access to all committee materials.

(1)	The Amgen Inc. Board of Directors Guidelines for Director Qualifications and Evaluations are included in this proxy statement as Appendix A.

32   ï 2026 Proxy Statement

Corporate Governance

Regular Board and Committee Evaluations

Board and committee evaluations play a critical role in supporting the effective functioning of our Board. Through evaluations, our directors review where they believe our Board functions effectively and, importantly, areas where our Board thinks there may be opportunities for improvement, including through Board refreshment.

Annual Board and Committee Evaluation Process The Governance Committee oversees the Board evaluation process. In consultation with our lead independent director, and the committee Chairs, a framework for evaluation is established, including a review of topics for evaluation that are incorporated in the evaluation forms used by the Board and committees. Committee Evaluations and Assessment Formal annual anonymous evaluations of the Audit, Compensation, Compliance, and Governance Committees are collected, compiled, and distributed in advance of the scheduled discussion by each committee in executive session (typically in October). The evaluations include open-ended questions and space for candid commentary. All comments are unattributed, included verbatim, and shared with the full Board and each applicable committee. Each committee Chair reports to the full Board on these assessments for review and discussion. One-on-One Discussions Our lead independent director conducts one-on-one discussions with each independent director. These candid conversations allow for direct and honest feedback on varied aspects of our Board's operations. Board Evaluation and Assessment Annual anonymous evaluations of the Board are collected, compiled, and distributed in advance of the scheduled discussion by the full Board in executive session (typically in December) and informed by the results of the committee-level evaluation discussions as well as the one-on-one discussions conducted by the lead independent director. Follow-Up Policies, practices, and the composition of our Board and its committees are modified, as appropriate, based on evaluation findings and one-on-one discussions, and follow-up items are discussed at subsequent Board and committee meetings. Ongoing Our directors are encouraged to convey ongoing feedback to our lead independent director or the Governance Committee during any executive session throughout the year.

Evaluation Results. The Audit, Compensation, Compliance, and Governance Committees each completed their committee evaluations and assessments in October 2025 and such evaluations were included as part of the total evaluation by the Governance Committee in December 2025. The Board completed its evaluation in December 2025. Each committee and the Board was considered to be operating effectively, and each committee and the Board was satisfied with its performance.

Ongoing Feedback. Our directors provide real-time feedback throughout the year outside of the formal evaluation process and have open access to management and third-party advisors. Additionally,

executive sessions of directors (without management) are scheduled for every regular Board and committee meeting to identify any issues and assess whether meeting objectives were satisfied.

Changes Implemented. Based on the annual Board and committee evaluation process, ongoing feedback provided by directors, and one-on-one discussions between our lead independent director and each independent director, changes to Board practices have included additional presentations and education on various topics, such as AI and strategy, Board visits to certain of our facilities, and the addition of new directors.

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Corporate Governance

Director Independence

At least annually, the Governance Committee reviews the independence of each non-employee director and makes recommendations to the Board and the Board affirmatively determines whether each director qualifies as independent. Each director must keep the Governance Committee fully and promptly informed as to any development that may affect the director’s independence.

The Board has determined that each of our non-employee directors: Wanda M. Austin; Michael V. Drake; Brian J. Druker; Robert A. Eckert; Greg C. Garland; Charles M. Holley, Jr.; S. Omar Ishrak; Tyler Jacks; Mary E. Klotman; Ellen J. Kullman; and Amy E. Miles was independent during 2025 under The NASDAQ Stock Market listing standards and the requirements of the SEC. Mr. Bradway is not independent based on his service as our CEO and President. Mr. Bradway is the only director who also serves in a management capacity. In making its independence determinations, the Board reviewed direct and indirect transactions and relationships between each director or any member of his or her immediate family, and us or any of our subsidiaries or affiliates based on information provided by the director, our records, and/or publicly available information.

All of the reviewed transactions and arrangements were entered into in the ordinary course of business and none of the business transactions, donations, or grants involved an amount that (i) exceeded the greater of 5% of the recipient entity’s revenues or $200,000 with respect to transactions where a director or any member of his or her immediate family or spouse served as an employee, officer, partner, director, or controlling shareholder, or (ii) exceeded $10,000 with respect to professional or consulting services provided by entities at which directors serve as professors or employees.

The following types and categories of transactions, relationships, and arrangements were considered by our Board in making its independence determinations:

•

Each of the independent directors (or their immediate family members) currently serves or has previously served within the last three years as a professor, trustee, director, or member of a board, advisory board, council, or committee for one or more colleges, universities, or non-profit charitable organizations, including research or scientific institutions, to which the Amgen Foundation has made grants or matching donations under the Amgen matching gift program that is available to all of our employees and directors.

•

Each of the independent directors (or their immediate family members) currently serves, or has previously served within the last three years, as a member of the board of directors, the board of trustees, or an advisory board for an entity with which Amgen has business transactions or to which Amgen or the Amgen Foundation makes donations or grants. These business transactions include, among other things, purchasing of scientific, office, and computing supplies and equipment, software licenses, and expenses relating to repair and maintenance, clinical trials, research and development, sponsorship of healthcare programs, internship programs, and conferences, and reimbursement of business-related expenses incurred by our staff (such as for transportation, gas, and food purchases).

•

Wanda M. Austin, Michael V. Drake, Brian J. Druker, and Tyler Jacks currently serve as professors for universities, and Mary E. Klotman currently serves as the Duke University Executive Vice President for Health Affairs and the Dean of Duke’s School of Medicine, to which Amgen has made payments for certain business transactions such as license agreements(1), symposiums, conferences, and exhibits, postdoctoral research programs, clinical trials, training, and research and development, software licenses and maintenance, as well as for grants from the Amgen Foundation.

None of these directors, directly or indirectly, provides any professional or consulting services to us and none of the directors currently has or has had any direct or indirect material interest in any of the above transactions and arrangements. The Board determined that these transactions and arrangements did not warrant a determination that any of our non-employee directors were not independent.

(1)	As part of our acquisition of Horizon Therapeutics plc on October 6, 2023, we acquired pre-existing license agreements with academic institutions associated with certain of our directors.

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Governance Committee Processes and Procedures for Considering and Determining Director Compensation

The Governance Committee has the authority to evaluate and make recommendations to our Board regarding director compensation.

•

The Governance Committee conducts this evaluation periodically by reviewing our director compensation practices against the practices of an appropriate peer group and the Governance Committee has the authority to retain consultants to advise on director compensation matters. No executive officer has any role in determining or recommending the form or amount of director compensation.

•	No changes to director compensation were made in 2025. For more information regarding director compensation, see “Director Compensation—2025 Director Compensation.”

Audit Committee

Current Members:

Charles M. Holley, Jr.* (Chair)

Wanda M. Austin

S. Omar Ishrak

Amy E. Miles*

*Audit Committee financial expert under The NASDAQ Stock Market listing standards and the requirements of the SEC

Number of Meetings Held in 2025: 10

Independence: Each member has been determined by the Board to be independent under The NASDAQ Stock Market listing standards and the requirements of the SEC, including the requirements regarding financial literacy and sophistication.

Description and Key Responsibilities:

•

Oversees our accounting and financial reporting process and the audits of the financial statements, as required by NASDAQ.

•

Assists the Board in fulfilling its fiduciary responsibilities with respect to the oversight of our financial accounting and reporting, the underlying internal controls and procedures over financial reporting, and the audits of the financial statements.

•

Has sole authority for the appointment, compensation, and oversight of the work of the independent registered public accountants.

•

Reviews and discusses, prior to filing or issuance, with management and the independent registered public accountants (when appropriate) our audited consolidated financial statements to be included in our Annual Report on Form 10-K and earnings press releases.

•

Approves related party transactions.

•

Reviews any violations or alleged violations of the Company’s Code of Ethics for the CEO and Senior Financial Officers.

Audit Committee Oversight of the Independent Registered Public Accountants

•

Auditor Selection. Evaluates the qualifications and performance of our independent registered public accountants each year and appoints the independent registered public accountants annually.

•

Audit Partner Selection. Participates directly in the selection of the lead engagement partner, in conjunction with the mandated rotation every five years, through an interview process.

•

Audit Firm Evaluation. Considers the quality and efficiency of the services provided, and the independent registered public accountants’ technical expertise and knowledge of our operations and industry.

•

Audit Firm Services. Pre-approves services.

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Corporate Governance

Corporate Responsibility
and Compliance
Committee

Current Members:

Ellen J. Kullman (Chair)

Michael V. Drake

Brian J. Druker

Tyler Jacks

Mary E. Klotman

Number of Meetings Held in 2025: 5

Independence: Each member has been determined by the Board to be independent under The NASDAQ Stock Market listing standards and the requirements of the SEC.

Description and Key Responsibilities:

•

Oversees our compliance program and reviews our programs in a number of areas governing ethical conduct including:

–

U.S. federal health care program requirements;

–

FDA requirements and other regulatory agency requirements, including good manufacturing, clinical, and laboratory practices, drug safety, and pharmacovigilance activities;

–

interactions with members of the healthcare community;

–

anti-bribery/anti-corruption risks;

–

environmental sustainability;

–

employee health and safety;

–

information security, including AI and cybersecurity; and

–

government and legislative affairs, including our Political Action Committee.

•

Receives regular updates on value (which includes pricing) and access, political, and environmental trends, and public policy issues that may affect our reputation, including our business or public image, and reviews other elements of our sustainability and philanthropic activities.

About Our Compliance Program

Amgen’s Compliance Program is designed to promote ethical business conduct and compliance with applicable laws and regulations. The key objectives of our compliance program operations include:

•	Developing policies and procedures;

•	Providing ongoing compliance training and education;

•	Auditing and monitoring compliance risks;

•	Maintaining and promoting avenues for staff to raise concerns without fear of retaliation, including anonymously through our business conduct hotline;
•	Conducting investigations;

•	Responding appropriately to any compliance violations;

•	Taking appropriate steps to detect and prevent recurrence, including by implementing appropriate corrective and preventive actions; and

•	Promoting an ethical culture.

Our Chief Compliance Officer, who reports to the CEO and the Compliance Committee, oversees the ongoing operations of the compliance program.

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Our Sustainability Highlights

Our responsibility to operate as a good corporate citizen begins with our mission to serve patients and is supported by our long-standing focus on using resources responsibly to support the sustainability of our business and the environment.

Oversight and Governance

Our sustainability efforts are governed at the highest levels and include Board and committee oversight, executive-level leadership, and subject-matter experts who lead initiatives across our business.

Board Oversight. The Board and its applicable committees provide guidance to, and oversight of, management with respect to sustainability matters. The Compliance Committee assists the Board in overseeing our activities in areas that include environmental sustainability and access to medicines. The Compensation Committee provides oversight of our approach to human capital resources management, including our talent strategy and organizational culture. The Governance Committee oversees the Company’s corporate governance activities and Board membership. The Audit Committee provides oversight of our disclosure controls and procedures, including those that support our reporting in the area of sustainability.

Additionally, management shares feedback received from our stockholders with the Board, including in connection with our governance-focused engagement program. (For additional information, please see “Feedback From Our Stockholders and Responsive Actions Taken by Our Board” on page 58 of our Compensation Discussion and Analysis.)

Management Leadership. A cross-functional, executive-level governance council sets our overall sustainability strategy, provides guidance on program implementation, and oversees the continuing enhancement of our programs. This council also evaluates current and emerging sustainability-related compliance and risk topics that are relevant to our business. (For additional information, please see “The Board’s Role in Risk Oversight” previously discussed.)

Our sustainability framework includes three pillars—Healthy Patients and Communities, Healthy Planet, and Healthy Amgen—that serve as organizing principles to address these areas in a holistic way across our business.

Our Framework

Program Implementation. Our sustainability council is supported by a steering committee that oversees the execution of our sustainability strategy and programs. With the oversight of our executive leadership, individual programmatic elements are managed at a business function level.

In addition to our history of strong corporate governance practices, we pursue initiatives intended to enhance the sustainability and resilience of our business and the communities and healthcare systems on which patients rely. Examples described below include initiatives to advance science education and inspire the next generation of scientists; expand access to our medicines and support efforts to strengthen healthcare systems to better serve patients in need worldwide; and further improve and optimize our highly resource efficient biomanufacturing operations.

Environmental Sustainability

As a science-based company committed to advancing human health, Amgen has a long-standing objective to conduct environmentally responsible operations and we regularly set targets to challenge ourselves to deliver further improvements. Since 2007, we have successfully advanced our environmental sustainability program while substantially increasing our global production capacity and patient reach.

Building on the successful execution of our 2013-2020 conservation targets, our 2021-2027 environmental sustainability plan (our third since 2007) includes a target of achieving carbon neutrality in our operations by 2027, while also aiming to further reduce our water use (by 40%) and waste disposed (by 75%).(1) Our carbon emissions reduction targets have been approved by the Science Based Targets Initiative (SBTi).

Our 2027 Environmental Sustainability Plan. To achieve our 2027 goals, we are harnessing our innovative capabilities to become, not just more environmentally sustainable, but also more flexible and productive, resulting in reductions in operating costs from such efficiencies over the same period.

(1)

Carbon neutrality goal refers to Scope 1 and 2. Reductions in waste and water take into account only verified reduction projects, do not take into account changes associated with the contraction or expansion of the Company, and are measured against a 2019 baseline.

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Our 2027 plan is designed to drive specific environmental sustainability projects across our operations, including continued investment in our innovative and resource efficient approach to biomanufacturing, smart and integrated facility design, use of on-site solar and other renewable energy sources, electric vehicle fleet conversion, treatment and reuse of water, the reduction and recycling of single-use plastics, and the reduction of consumables packaging. In support of our goal of achieving carbon neutrality by 2027(1), Amgen is pursuing a disciplined approach that integrates environmental sustainability with operational efficiency. We are focusing on innovative technologies and efficiency projects designed to reduce carbon emissions from our owned and operated facilities, lower energy consumption, and drive cost savings and operational resilience, in addition to sourcing renewable energy. Where renewable sources are not feasible, we prioritize offsetting based on the quality of the credit or offset. (For more information, please see our California AB1305 Disclosure available at www.amgen.com.(2))

Sustainability by Design. Amgen helped to invent the processes and tools that created the global biotech industry. As we continue to grow and innovate, we have pioneered advanced technologies and are continuing to implement more environmentally responsible approaches throughout the Company that also reduce costs and increase operational efficiency. Through Amgen Ecovation™, our approach to innovative and sustainable manufacturing, we embed sustainability principles into the design, development, and construction of new laboratory, manufacturing, and administrative buildings.

This innovative approach to biomanufacturing reduces the scale and costs of making biologic medicines, and reduces water and energy use, while maintaining a reliable, high-quality, compliant supply of medicines. Features currently being employed under this approach include enhanced utility monitoring, fully or highly electrified plants, onsite renewable power, yield-driven resource conservation, heat-recovery chillers, reverse osmosis water filtration systems, and clear wastewater re-use.

We are expanding our manufacturing capacity by leveraging innovation with multiple ongoing projects, including in connection with the expansion of our state-of-the-art facilities in Ohio and North Carolina that are expected to bring hundreds of jobs to their surrounding communities. Our ongoing manufacturing apprenticeship programs at these sites are expanding opportunities for skilled individuals without a bachelor’s degree and increasing our access to talent. (For more information, see the “Human Capital Resources” section below.)

Following the announcement of a $1 billion expansion of our North Carolina facilities in December 2024, in 2025, we continued to expand our U.S. manufacturing network, announcing additional investments of $900 million in Ohio and $650 million in Puerto Rico to support increased drug production and the integration of innovative advanced technologies throughout our operations. This expansion reinforces our long-standing commitment to innovation, is designed to enhance the resilience and flexibility of our global supply network, and is expected to create several hundred jobs, including new highly skilled manufacturing jobs.

We are also implementing innovative manufacturing processes that are designed to significantly increase our yields. By increasing yields, these innovative process developments greatly enhance our productivity and efficiencies.

(1)	Carbon neutrality goal refers to Scope 1 and 2.
(2)	Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

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Sustainable Value Chain. Our footprint and focus on sustainability extend beyond our own employees and facilities. As part of our 2027 environmental sustainability plan, we are progressing a SBTi-approved Scope 3 supplier engagement target to engage with 73% of our suppliers (by spend in key categories) to support their adoption of science-based carbon emission reduction targets.

Responsibility to Our Patients and Communities

Improving Patient Access to Medicines. Through patient assistance and direct-to-patient programs, expanded access to investigational therapies, donations, and other initiatives, Amgen has developed support programs for eligible patients around the world as they seek to obtain the medicines they need.

The Amgen Safety Net Foundation (ASNF), a separate legal entity entirely funded by Amgen, supports eligible patients in the U.S. who might go without important medicines because of financial limitations by providing qualifying Amgen medicines at no cost. Since 2001, ASNF has provided approximately $19 billion in commercial value of Amgen’s medicines at no cost to uninsured or underinsured patients.(1) Further, we are making select medicines available directly to U.S. patients at discounted prices through our AmgenNow program.

Over the last five years, Amgen has also donated approximately $483 million worth of Amgen medicines(1) for distribution globally via leading non-governmental organizations, including to patients in 12 low- and middle-income countries in 2025. These medicines supplement local healthcare system needs and are also supplied to countries in response to humanitarian crises.

We continue to offer and implement value-based contracts in an effort to help improve patient access to medicines and offer stakeholders greater budget predictability.

Improving Health Outcomes. In developing our medicines, we are working to ensure that clinical trial participants reflect the patient populations impacted by the serious illnesses that we seek to treat. In 2025, we provided the U.S. Food and Drug Administration with activity plans we expect to use to better reflect real-world patient populations for our registrational Phase 2 and Phase 3 clinical studies. We are also focused on facilitating health education and engaging with local community support systems to reach such patients.

Responsible Sourcing. We actively engage with a variety of suppliers. By providing mentorship and education, we are supporting economic development efforts to add jobs, advance entrepreneurship, and procure goods and services at competitive prices, while creating a broader pool of eligible suppliers for Amgen and other large companies. All our employees are guided by the Amgen Values and global Code of Conduct and, similarly, we request that our suppliers conduct their businesses in alignment with our mission and values.

Our supplier sustainability program focuses on quality, cost, and reliability, as well as on ethical and environmental considerations. Our Supplier Code of Conduct formalizes the expectations that we have of our suppliers, and we routinely monitor and measure the performance of select suppliers.

Science Education. The Amgen Foundation seeks to advance excellence in science education to inspire the next generation of innovators and invest in strengthening communities where our employees live and work.

Since its inception in 1990, the Amgen Foundation has committed $500 million to non-profit organizations around the world that reflect our values and complement Amgen’s dedication to impacting lives in inspiring and innovative ways.

•

Launched in 2020, LabXchange, developed at Harvard University with support from the Amgen Foundation, is a free online science education platform that offers personalized instruction, virtual lab simulations, and resources from science-based organizations. As of the end of 2025, LabXchange has reached over 68 million people across the globe.

•

In 2025, the Amgen Biotech Experience (ABE), a hands-on laboratory initiative that empowers teachers to bring biotechnology labs into high school classrooms across Amgen communities, reached nearly 99,000 students and over 1,600 teachers, operating across 27 sites in 16 countries.

•

The Amgen Foundation is a long-time biology content partner of Khan Academy, a leading online learning platform. Since 2015, the Amgen Foundation has awarded Khan Academy over $10 million in support, helping to bring Khan Academy’s biology resources to millions of learners and educators around the world.

•

The Amgen Scholars Program makes it possible for undergraduate students around the globe to engage in cutting-edge research experiences at some of the world’s premier research universities and institutions and learn more about biotechnology and drug discovery. Since its inception 20 years ago, the program has hosted over 5,800 students and, in 2025, the Amgen Foundation announced a new funding commitment to support an additional 500 undergraduate research experiences over the next two years.

(1)	Valued at wholesale acquisition cost.

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Our Community. The Amgen Foundation supports local, regional, and international nonprofit organizations that are making a lasting and meaningful impact in our communities, including those that align with our strategy of strengthening science education.

Employees regularly participate in Amgen’s culture of giving back by contributing their time, talents, and financial support. In 2025, Amgen employees volunteered over 24,000 hours. On Giving Tuesday, Amgen staff, together with the Amgen Foundation’s matching support, raised over $5 million for more than 2,000 nonprofit organizations.

The Amgen Foundation also provides programs and resources to empower individual Amgen staff in their charitable activities in our community, including (for staff in the U.S. and Puerto Rico) through a matching gifts program and by providing service grants to non-profit organizations where our employees volunteer. Additionally, the Amgen Foundation and Amgen’s local affiliates provide disaster relief grants to non-profit organizations providing humanitarian assistance in response to catastrophic events and natural disasters.

Amgen and the Amgen Foundation donated $10 million in disaster relief for those impacted by the January 2025 Southern California wildfires. The Amgen Foundation also matched employee donations toward disaster relief, continuing its commitment to supporting our communities during times of need.

Human Capital Resources

Our Board has a key role in the oversight of our culture, setting the tone at the top, and holding management accountable for maintaining high ethical standards. The Board believes that human capital resources management, including our talent strategy and organizational culture, are important to our success. The Compensation Committee assists the Board in providing oversight of our human capital resources, including labor and employment, talent strategy, and our culture. We conduct regular employee engagement assessments that gather feedback on a wide range of topics (including flexible work environments, career development, and maintaining a culture of compliance), and the results of these surveys are discussed with our workforce and the Board. Our engagement scores were above general market benchmarks in 2025. Reflecting our staff’s desire to retain a flexible approach to work, we offer a flexible workspace initiative that enables many employees to work together with their manager to determine the location that best enables their work at hand, supporting virtual work as well as working in person.

Amgen places significant value on fostering and enabling growth of staff, both personally and professionally, and we aim to provide a safe, healthy, and innovative work environment for our staff.

Our Social Architecture. Since Amgen’s founding in 1980, our employees have directed their intelligence and enthusiasm toward our mission to serve patients. This mission, our aspiration to be the world’s best human therapeutics company, our strategy, our well-defined set of Amgen Values, and our clear leadership attributes form the “social architecture” that defines our unique culture. We believe that this social architecture has been a key enabler of Amgen’s worldwide growth from an early pioneer in the biotech industry to a leading innovator.

Our Culture and Leadership. We also believe that a culture where our staff members feel valued and connected contributes to our success and fosters collaboration, productivity, and innovation as we execute on our mission to serve patients. Consistent with the Amgen Values, we are focused on strengthening and supporting our culture by recruiting, developing, and retaining a strong and engaged workforce informed by the varied experiences represented.

Our executive leadership is responsible for overseeing our workforce strategy and we are dedicated to supporting our managers in upholding and strengthening our values-driven culture. In our effort to attract and retain the best talent, we seek out and support talent across the globe, including by offering a variety of learning resources and data analytics tools that guide our staff and leadership in creating and maintaining this culture.

Our hiring practices also consider, as appropriate, a skills-based hiring approach. For example, our in-house apprenticeship program for the Manufacturing and Amgen Technology and Medical Organizations (ATMOS) functions in the U.S. is designed with the goal of hiring and upskilling talent without a four-year college degree by combining formal learning with classroom-based and on-the-job training as well as mentorship opportunities. After successful completion of the program, apprentices are provided opportunities to transition to full-time roles at Amgen. Multiple cohorts are underway across various sites, including an apprenticeship program at our newest cutting-edge drug substance facility in North Carolina that was launched in 2025.

Through our apprenticeship program and other skills-based approaches to hiring, we seek to access a larger pool of highly motivated and productive talent.

Attracting and Developing Talent. We recognize the importance of attracting, motivating, developing, and retaining top talent and skilled staff. We compensate our

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employees based on their roles, experience, and performance, provide wellness and work-life resources, as well as support employees in giving back and volunteering in their local communities. To support the development of our staff, we provide a variety of programs, including leadership development programs, classroom-based and virtual instructor-led courses, and self-paced learning options as well as mentoring, networking, and coaching opportunities.

In 2025, we invested in general upskilling for our staff on skills for the future, including topics such as AI. We also maintain a talent marketplace that enables staff to contribute to work beyond their core responsibilities, providing opportunities to broaden professional networks within the Company, support organizational priorities, and develop additional skills.

Our Approach to Benefits. Our benefit programs are generally broad-based, promote health and overall well-being, and emphasize saving for retirement. Amgen offers top-tier benefits for full- and part-time employees, including, in the U.S. and Puerto Rico, on-site childcare at certain of our facilities, adoption assistance, resources for elder care and behavioral health, and paid parental leave for all Amgen employees who have or adopt, or become a foster parent or legal guardian for, a child. Globally, comparable benefit programs are offered with the same health and well-being goals, while also designed to comply with local statutory requirements. (For more information, please see Part I, Item 1. Business—Human Capital Resources to our Annual Report on Form 10-K for the year ended December 31, 2025.)

Compensation and Management Development

Committee

Current Members:

Robert A. Eckert (Chair)

Wanda M. Austin

Brian J. Druker

Greg C. Garland

S. Omar Ishrak

Tyler Jacks

Number of Meetings Held in 2025: 5

Independent Compensation Consultant: FW Cook

Independence: Each member has been determined by the Board to be independent under The NASDAQ Stock Market listing standards and the requirements of the SEC.

Description and Key Responsibilities:

•

Assists the Board in fulfilling its fiduciary responsibilities with respect to the oversight of the Company’s compensation plans, policies, and programs with a focus on encouraging high performance, promoting accountability and adherence to Company values, and aligning with the interests of the Company’s stockholders.

•

Approves all executive officer compensation.

•

Oversees human capital resources management, including labor and employment, talent strategy and our organizational culture, and succession planning for senior management, including the effectiveness of our approaches to management development in attracting, developing, and retaining talented leadership.

•

Oversees the Board’s relationship with stockholders on executive compensation matters, including stockholder outreach efforts, stockholder proposals, advisory votes, communications with proxy advisory firms, and related matters.

•

Oversees staff member relations and organizational culture, including information obtained from regular staff member survey results.

Executive Compensation Website

We maintain a website accessible throughout the year at www.amgen.com/executivecompensation(1) which provides a link to our most recent proxy statement and invites our stockholders to fill out a survey to provide input and feedback to the Compensation Committee regarding our executive compensation policies and practices.

Equity Award Committee

The Equity Award Committee assists the Board by determining equity-based awards to non-Section 16 officers and employees at the level of vice president or below, consistent with the equity grant guidelines established by the Compensation Committee, and acted four times in 2025.

(1)	Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

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Compensation Committee Processes and Procedures for Considering and Determining Executive Compensation in 2025

Compensation Committee Determination of Compensation. The Compensation Committee reviews and approves the Company’s prospective performance goals and objectives and evaluates the CEO’s performance for the previous year in light of the Company performance goals and objectives established for the prior year. The Compensation Committee evaluates the performance of the CEO within the context of the financial and operational performance of the Company, considers competitive market data, and establishes the CEO’s compensation based on this evaluation as well as compensation for each executive officer.

Values and Components. The values of each component of total compensation (base salary, target annual cash incentive awards, and equity awards) for the current year, as well as total annual compensation for the prior year (including the value of equity holdings, potential change of control payments, and vested benefits under our Retirement and Savings Plan, Supplemental Retirement Plan, and Nonqualified Deferred Compensation Plan as of the end of the last fiscal year) are considered. Final determinations regarding our CEO’s performance and compensation are made during an executive session of the Compensation Committee and are reported to and reviewed by the Board in an independent directors’ session.

Executive Officers. Our Compensation Committee determines compensation for the executive officers (other than the CEO) based, in part, on the recommendations of our CEO regarding base salary, annual cash incentive awards, and equity awards. In determining compensation recommendations for each Named Executive Officer, or NEO, our CEO reviews comparative peer group data, as well as the performance of the executive. FW Cook, an independent compensation consultant to the Committee, also assists the Compensation Committee in its review and determination of executive compensation.

Executive Sessions. Each Compensation Committee meeting includes adequate time for executive session and the Compensation Committee meets in executive session on a regular basis with no members of management present (unless otherwise requested by the Compensation Committee).

Delegation of Authority. The Compensation Committee has authority to delegate any of its functions to a subcommittee of one or more Board members and/or officers, and its responsibilities with respect to incentive compensation, equity compensation, deferred compensation, and employee pension and welfare benefit plans to our officers and employees, in each case consistent with applicable law. No delegation of authority with respect to compensation of our executive officers was made in 2025.

Independent Compensation Consultant. The Compensation Committee engaged FW Cook to provide advice regarding executive compensation and executive compensation trends and developments, compensation designs, and equity compensation practices, market data as requested, and opinions on the appropriateness and competitiveness of our executive compensation programs relative to market practice. In 2025, FW Cook’s services included providing the Compensation Committee with reports and analysis regarding CEO compensation, peer group company review and compensation risk assessment, and advice on executive compensation trends and our equity usage. FW Cook reports directly to the Compensation Committee and attended regularly scheduled meetings of the Compensation Committee (including meeting in executive session with the Compensation Committee, as requested). Each year, the Compensation Committee reviews the independence of FW Cook and whether any conflicts of interest exist. After review and consultation with FW Cook, the Compensation Committee has determined that FW Cook is independent and there is no conflict of interest resulting from retaining FW Cook currently or during the year ended December 31, 2025. In performing its analysis, the Compensation Committee considers the factors set forth in the SEC rules and The NASDAQ Stock Market listing standards.

Compensation Risk Management. In cooperation with management, FW Cook assesses the potential risks arising from our compensation policies and practices as discussed more fully below.

Peer Group Review. In setting executive compensation, the Compensation Committee compares the Company’s pay levels and programs to those available for the Company’s peer group for executive talent and uses this comparative data as a guide in its review and determination of compensation. Our Compensation Committee annually considers and selects an appropriate peer group (consisting of biotechnology and pharmaceutical companies), based, in part, on the recommendations of FW Cook, and, for each NEO, the Compensation Committee reviews the compensation levels and practices of our peer group, which for our NEOs, other than the CEO, are based on reports prepared by management from information contained in compensation surveys and proxy statements, as available. FW Cook provides the Compensation Committee with market data, an annual report on the compensation levels and practices of our peer group, and compensation recommendations for the CEO position.

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Compensation Risk Management

Annual Risk Management Assessment. On an annual basis, management, working with FW Cook, the Compensation Committee’s independent compensation consultant, conducts an assessment of the Company’s compensation policies and practices for all staff members generally, and for staff members, including our field sales force, who participate in our sales incentive compensation program, for material risk to the Company.

Results of Risk Management Assessment. The results of this assessment are reviewed and discussed with the Compensation Committee. Based on this assessment, review, and discussion, we believe that, through a combination of risk-mitigating features and incentives guided by relevant market practices and our Company performance goals, our compensation policies and practices do not present risks that are reasonably likely to have a material adverse effect on us.

Factors That Discourage Excessive Risk-Taking. In evaluating our compensation policies and practices, a number of factors were identified which the Company, the Compensation Committee, and its independent consultant believe discourage excessive risk-taking, including:

•

Mix of Incentives and Metrics. Our compensation programs consist of a mix of incentives and metrics (financial and operational) that are tied to varying performance periods and are designed to balance our need to drive our current performance with the need to position the Company for long-term success.

•	Companywide Results. Companywide results are the most important factor in determining the amount of an annual cash incentive award for staff members generally.

•

Emphasis on Long-Term Performance. We cap payouts under our annual incentive and three-year performance award programs and make long-term incentive (LTI) equity awards a component of compensation for nearly all our full-time staff members. In particular, the CEO’s and the other named executive officers’ compensation is designed so that the largest component of their compensation is in LTI equity awards to ensure that a significant portion of their compensation is associated with long-term, rather than short-term, outcomes, which aligns these individuals’ interests with those of our stockholders.

•

Equity Award Grant Practices. We employ appropriate practices with respect to equity awards: we do not award mega-grants, discounted stock options, or immediately vested equity to staff members; our equity grants generally vest over four years, which emphasizes the long-term performance focus of our LTI equity award program and enhances retention; and we have grant guidelines that generally limit the grant date for our equity grants to the date which is two business days after the date of release of our quarterly or annual earnings.

•

Stock Ownership and Retention Guidelines. We have stock ownership guidelines for vice presidents and above that require significant investment by these individuals in our Common Stock. We require that each officer who has not met his or her required ownership guidelines hold shares of our Common Stock acquired through the vesting of restricted stock units, the payout of performance units, and the exercise of stock options (net of shares retained by us to satisfy associated tax withholding requirements and exercise price amounts) until such officer has reached his or her required stock ownership level.

•

Comprehensive Performance Evaluations. Our Company values and leadership behaviors are an integral part of the performance assessments of our staff members and are particularly emphasized in our assessment tools at higher positions. These evaluations serve as an important information tool and basis for compensation decisions.

•

Clawback Policy. Our Compensation committee has adopted a recovery of erroneously awarded compensation policy(1) that requires the Company, subject to the limited impracticability exceptions permitted by the NASDAQ listing standards, to recapture from our Section 16 officers, including our NEOs, incentive-based compensation, including annual cash incentive awards and performance units, granted, earned, or vested wholly, or in part, upon the attainment of any financial reporting measure that is subject of a financial restatement with such clawback to occur without regard to fraud or misconduct on the part of the executive.

(1)

Our clawback policy is available on our website at https://wwwext.amgen.com/about/how-we-operate/corporate-governance/amgen-policy-on-recovery-of-erroneously-awarded-compensation and incorporated by reference as Exhibit 97 to our Annual Report on Form 10-K for the year ended December 31, 2025. Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

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•

Recoupment. We have recoupment provisions that expressly allow the Compensation Committee or management, as appropriate, to consider employee misconduct that caused serious financial or reputational damage to the Company when determining whether an employee has earned an annual cash incentive award or the amount of any such award.

We maintain an executive officer equity recoupment policy applicable to all equity awards granted after December 31, 2020 that provides the Compensation Committee with the ability to cause the forfeiture and cancellation of unvested equity awards and any unexercised portion of any stock options if an executive officer, including our NEOs, is terminated for engaging in misconduct that caused serious financial or reputational damage to the Company (including, but not limited to, a financial restatement).

•

Disclosure. Subject to our clawback and recoupment policies and provisions, we intend to disclose the general circumstances of any application of our clawback or recoupment policies and provisions against any executive officer (current or former) and the aggregate amount of compensation recovered.

•	No Hedging or Pledging. Our Insider Trading Policy prohibits pledging or purchasing of our Common Stock on margin(1) and hedging the economic risk of our Common Stock (as discussed more fully below).

•

Pricing Policies and Controls. Our approach to pricing includes training, standard operating procedures, policies, formal approval mechanisms for price increases and price policy exceptions, and other controls that balance regional and country autonomy with centrally managed price discipline and address Most-Favored-Nations (MFN) considerations, as well as regular auditing, monitoring, and assurance processes. Our Board, with the assistance of the Compliance Committee, has a key role in the oversight of pricing risk and regularly receives presentations from management on global drug pricing practices and trends, including MFN developments and risks.

•

Mandatory Global Code of Conduct Compliance Training. We require training on our global Code of Conduct and other policies that educate our staff members on ethical business conduct, the consequences of taking inappropriate actions, and where to escalate concerns, including providing the option of doing so anonymously (except in those few countries where anonymity is not allowed).

Prohibition on Hedging

Under our global Insider Trading Policy(2), all our Board members and staff members, including our NEOs, consultants, contract workers, secondees, and temporary staff worldwide are considered “Covered Persons.” It is against the Insider Trading Policy for Covered Persons to directly or indirectly participate in transactions involving trading activities in our securities that, by their nature, are aggressive or speculative, or may give rise to an appearance of impropriety. Covered Persons may not:

•	Engage in short sales (sales of stock that the seller does not own or a sale that is completed by delivery of borrowed stock) with respect to our securities;

•	Engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Amgen stock;
•	Purchase or pledge Amgen stock on margin or as collateral to secure a loan or other obligation(1); or

•	Enter into any derivative or similar transactions with respect to our securities.

Examples of prohibited derivative transactions include, but are not limited to, purchases or sales of puts and calls (whether written or purchased or sold), options (whether “covered” or not), forward contracts, including, but not limited to, prepaid variable forward contracts, put and call “collars” (“European” or “American”), “equity” or “performance” swap or exchange agreements, or any similar agreements or arrangements however denominated, in our securities.

(1)	With the exception of the use of a margin account to purchase our common stock in connection with the exercise of Amgen-granted stock options (i.e., “cashless exercises”).
(2)	A copy of our Insider Trading Policy was incorporated by reference as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2025.

44   ï 2026 Proxy Statement

Item 2 — Advisory Vote to Approve Our Executive Compensation

Item 2

Advisory Vote to Approve Our Executive Compensation

This advisory stockholder vote, commonly known as “Say on Pay,” gives you, as a stockholder, the opportunity to endorse or not endorse our executive pay program and policies. Accordingly, as required by Section 14A of the Securities and Exchange Act of 1934, or the Exchange Act, as amended, you are being asked to cast an advisory vote on the compensation of our Named Executive Officers, or NEOs, as disclosed in the Compensation Discussion and Analysis (pages 46 through 81) and related compensation tables and the narrative in this proxy statement (pages 83 through 100). We urge stockholders to read the Compensation Discussion and Analysis section of this proxy statement, as well as the related tables and disclosures for a more complete understanding of how our executive compensation program operates.

Our Board of Directors, or Board, believes that the 2025 compensation of our NEOs was appropriate, our current executive compensation program aligns the interests of our executives with those of our stockholders, and compensation outcomes are primarily based on the performance of our Company. We intend that our compensation programs reward actions and outcomes that are consistent with the sound operation of our Company, advance our strategy, and are aligned with the creation of long-term stockholder value.

For these reasons and as discussed more fully in the Compensation Discussion and Analysis, the Board recommends that stockholders vote “FOR” the following resolution:

“Resolved, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Securities and Exchange Commission rules in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure of this proxy statement.”

Although this vote is advisory and is not binding on the Board, our Compensation and Management Development Committee values the opinions expressed by our stockholders and will consider the outcome of the vote when making future executive compensation decisions.

We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote on executive compensation at our 2027 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

 ï 2026 Proxy Statement 45

Compensation Discussion and Analysis

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation strategy, philosophy, policies, programs, and practices for our Named Executive Officers, or NEOs, and the executive positions they held in 2025 as set forth below.

Our Named Executive Officers

Name	Title

Robert A. Bradway	Chief Executive Officer and President

Peter H. Griffith	Executive Vice President and Chief Financial Officer

Murdo Gordon	Executive Vice President, Global Commercial Operations

David M. Reese	Executive Vice President and Chief Technology Officer

James E. Bradner	Executive Vice President, Research and Development

46   ï 2026 Proxy Statement

Compensation Discussion and Analysis

Our Strategy

Our strategy is the integrated set of actions we take to improve our competitive position in the industry. The focus is inherently long-term in nature. Successful strategy is iterative and requires ongoing resource reallocation across the short-, medium-, and long-term.

How Our Board Oversees Our Strategy

Our Board of Directors, or Board, possesses a deep and broad set of skills and experiences that facilitate strong oversight of our strategic direction. Our Board engages in regular reviews of our strategy throughout the year and dedicates one meeting per year to a comprehensive review of our strategy and goals for the business for the short-, medium-, and long-term. It also reviews and discusses long-term trends to inform short-term decisions. The Company’s management is then charged with implementing the business strategy as informed by the Board’s review.

Our Mission and Therapeutic Areas

Our mission is to serve patients and we do so by developing innovative medicines that have a significant impact on serious illness. Our business is organized across four therapeutic areas: general medicine, oncology, inflammation, and rare disease. Our biosimilars business is integrated into these therapeutic areas.

 ï 2026 Proxy Statement 47

Compensation Discussion and Analysis

2025 Activities Supporting Execution of Our Strategy

Select activities that support the execution of our strategic priorities and delivery of performance are summarized below and discussed further in the following pages.

Strategic Priorities	Importance	Select 2025 Activities

Innovation is at the core of our strategy. Our focus on developing innovative medicines to address important unmet needs guides how we allocate resources across internal and externally acquired programs. This results in a productive balance of internal and external programs and collaborations reflected in our current product portfolio and pipeline.

• Executed key clinical studies and advanced an innovative first-in-class
Internal and External Innovation

pipelinedelivering positive results:

– In our general medicine therapeutic area:

  Cardiovascular

– For Repatha®, our Phase 3 VESALIUS-CV study in patients at high cardiovascular (CV) risk without prior myocardial infarction or stroke met its dual primary endpoints. This study showed that Repatha significantly reduced the risk of first major adverse CV events (by 25%) and first heart attack (by 36%). Data presented from real-world studies, including VESALIUS-REAL (a cohort of over 1.1 million patients across 11 countries), also provided real-world evidence supporting Repatha’s use in low-density lipoprotein cholesterol management.

– For olpasiran, a Phase 3 primary prevention CV outcomes study was initiated and is enrolling patients with elevated lipoprotein(a) (Lp(a)) and at risk for a first major CV event.

  Obesity

– For MariTide (maridebart cafraglutide), in 2025, we initiated and advanced six global Phase 3 studies under our broad MariTide clinical development program across four obesity and obesity-related conditions (chronic weight management, CV outcomes, heart failure, and obstructive sleep apnea). We reported results from Part 2 of the Phase 2 chronic weight management study that showed that the large majority of participants maintained the weight loss achieved in Part 1 for an additional 52 weeks on a lower monthly dose or quarterly dose of MariTide. Additionally, we announced that the Phase 2 study for the treatment of Type 2 diabetes in adults living with and without overweight or obesity demonstrated robust and clinically meaningful reductions in both HbA1c and weight.

–  In our rare disease therapeutic area:

– UPLIZNA® received FDA approval as the first and only treatment for adults living with Immunoglobulin G4-related disease (IgG4-RD). UPLIZNA also received FDA approval for the treatment of generalized myasthenia gravis (gMG).

– TEPEZZA® received European Commission approval for the treatment of adults with moderate to severe thyroid eye disease.

– In our oncology therapeutic area:

– IMDELLTRA® received full FDA approval for the treatment of adult patients with extensive-stage small cell lung cancer (ES-SCLC) with disease progression on or after one line of platinum-based chemotherapy based on positive results of the Phase 3 study demonstrating IMDELLTRA’s survival advantage over standard-of-care chemotherapy. IMDELLTRA continues to advance into ES- and limited-stage SCLC.

– LUMAKRAS® (in combination with Vectibix®) received FDA approval for third-line treatment of patients with KRAS G12C-mutated metastatic colorectal cancer.

– In our inflammation therapeutic area:

– TEZSPIRE®(1) received FDA approval for the add-on maintenance treatment of inadequately controlled chronic rhinosinusitis with nasal polyps. Two Phase 3 studies have been initiated and are enrolling patients with moderate to very severe chronic obstructive pulmonary disease (COPD). A Phase 3 study for the treatment of eosinophilic esophagitis has completed enrollment.

– For blinatumomab and inebilizumab, Phase 2 studies in autoimmune disease are enrolling adults with systemic lupus erythematosus.

(1)	TEZSPIRE is being developed in collaboration with AstraZeneca plc.

48   ï 2026 Proxy Statement

Compensation Discussion and Analysis

Strategic Priorities Branded Biosimilars	Importance	Select 2025 Activities

Our branded biosimilars build on our existing business capabilities and increase the efficient use of our existing resources by being fully integrated with, and supported by, our biologic development, manufacturing, and global commercial operations capabilities.

•

Our biosimilar portfolio delivered $3 billion of sales and 37% sales growth (compared to 2024) in 2025. We also continued to advance our biosimilars pipeline in 2025, including the following:

– For ABP 206 (a biosimilar candidate to OPDIVO®(1)), a comparative clinical study in patients with resected stage III or IV melanoma met the primary endpoint of pharmacokinetic similarity. Another comparative clinical study in patients with treatment-naïve unresectable or metastatic melanoma has completed enrollment.

– For ABP 234 (a biosimilar candidate to KEYTRUDA®(1)), a Phase 3 study in patients with advanced or metastatic non-squamous non-SCLC has completed enrollment, and another Phase 3 study continues to enroll patients with early-stage non-squamous non-SCLC as adjuvant treatment.

– For ABP 692 (a biosimilar candidate to OCREVUS®(1)), a comparative clinical study in patients with relapsing-remitting multiple sclerosis is enrolling patients.

Global Impact	We have a global presence in approximately 100 countries around the world to capture the full value of our innovative capabilities globally.	• Revenues from non-U.S. markets comprise more than 25% of our total revenues.

Manufacturing Excellence

We are strategically investing at every stage of manufacturing across our network to reliably and efficiently meet growing demand for our medicines while maintaining their high quality. As part of these investments, we are expanding our facilities using our innovative designs developed as part of Amgen Ecovation™, as well as applying our innovative process development advancements.

•

We continue to invest in the expansion of our manufacturing network. Following our 2024 announcement of a $1 billion expansion of our North Carolina facilities, we announced additional investments of $900 million in Ohio and $650 million in Puerto Rico to support increased drug production and the integration of innovative advanced technologies throughout our operations. This expansion reinforces our long-standing commitment to U.S.-based biomanufacturing and is designed to enhance the resilience and flexibility of our global supply network.

– We are also implementing innovative manufacturing processes in these facilities that are designed to significantly increase our yields. By increasing yields, these innovative process developments greatly enhance our productivity and efficiencies.

•

We are utilizing state-of-the-art technologies in building and expanding our North Carolina and Ohio facilities, including Amgen Ecovation, our proprietary biomanufacturing approach with flexible, modular designs that enhance production, require less space, can be built in less time, require lower capital investment, and cost less to operate than traditional plants, while also reducing environmental impact.

Continuous Improvement

We prioritize continuous operating improvements to fund innovation, advancing our digital transformation through automation, artificial intelligence tools, and process simplification, as well as promoting collaborations across disciplines to accelerate our research productivity.

•

We announced that we are investing more than $600 million to build a new, state-of-the-art center for science and innovation at our headquarters in Thousand Oaks, California. The new center is designed to bring together researchers, engineers and scientists across disciplines to enhance collaboration and accelerate the discovery of next-generation therapeutics for patients, utilizing advanced automation and digital capabilities.

•

We continue to invest in information technology and Companywide process simplification and automation to further enable speed and efficiencies throughout our business, including through adoption of artificial intelligence (AI) and machine-learning tools customized for our business. We are also investing to enhance the digital fluency and AI capabilities of our workforce.

Return of Capital

Our strong cash flows and balance sheet allow us to make substantial investments for long-term growth. We also recognize that stockholders who support investment in developing innovative medicines require an appropriate return on the capital they commit to Amgen.

•

We invested $9 billion in 2025 for long-term growth ($7 billion in research and development; and $2 billion in capital expenditures, including investments in expansion of our manufacturing facilities).

•

We reduced our debt outstanding by $6 billion, further strengthening our balance sheet.

•

We returned $5 billion of capital to our stockholders in dividends and increased our quarterly dividend per share 6% over 2024.

(1)	OPDIVO is a registered trademark of Bristol-Myers Squibb Company; KEYTRUDA is a registered trademark of Merck & Co., Inc.; and OCREVUS is a registered trademark of Genentech, Inc.

 ï 2026 Proxy Statement 49

Compensation Discussion and Analysis

Aligning Pay With Performance

A substantial majority of each NEO’s compensation is at risk and earned based on our execution of our strategy and performance. Our annual cash and long-term equity incentive programs promote focus on activities supporting the execution of our strategic priorities as well as near- and long-term stockholder value creation with compensation earned based on our financial, operating, and stock price performance.

Our Executive Compensation Objectives

Our executive compensation program is designed to achieve the following objectives:

•	Pay for performance in a manner that strongly aligns with stockholder interests by rewarding both our short- and long-term performance.

•	Drive our business strategy by positioning our staff to execute on our strategic priorities in the near- and longer-term with a mix of incentives and targets (financial and operational) that are tied to near- and long-term performance periods and activities.

•	Attract, motivate, and retain the highest level of talent by providing competitive compensation, consistent with their roles and responsibilities, our success, and their contributions to this success.

•	Mitigate compensation risk by maintaining pay practices that reward actions and outcomes consistent with the sound operation of our Company and with the creation of long-term stockholder value.

•	Consider all Amgen staff members in the design of our executive compensation program to ensure a consistent approach that encourages and rewards all staff members who contribute to our success.

Execution of Our Strategic Priorities

Our 2025 Performance

We delivered strong performance and robust financial results in 2025 and executed well on our strategic priorities, including rapidly advancing our innovative pipeline and expanding our manufacturing capacity. We executed on our capital allocation priorities, including investing substantially in our late-stage clinical programs and our innovative manufacturing facilities (including those in Ohio and North Carolina) and process development capabilities. We accomplished these objectives while advancing our other strategic priorities and our sustainability efforts.

Return of Capital	Our strong cash flows and balance sheet allowed us to make significant investments for long-term growth, including in our internal research and development programs and in our capital projects (such as adding to, and expanding, our manufacturing capacity at various Amgen manufacturing sites, including in Ohio and North Carolina), while repaying debt and simultaneously growing our dividend.

In 2025, while investing $7 billion in research and development and $2 billion in capital expenditures, we reduced our debt outstanding by $6 billion, further strengthening our balance sheet, and returned $5 billion of capital to our stockholders in dividends.

Full-Year 2025 Highlights

18	14
Products achieved record sales	Products exceeded $1 billion in sales

13	10%
Products delivered at least double-digit sales growth	Year-over-year revenue and sales growth
Dividend Growth We increased our quarterly dividend per share 6% over 2024 (to $2.38 per share per quarter for 2025 to $2.25 per share per quarter for 2024)

14	750%
Consecutive years* of increases in our dividends per share	Lifetime increase* in annualized dividends per share
* Since inception in 2011

50   ï 2026 Proxy Statement

Compensation Discussion and Analysis

2025 Annual Cash Incentive Plan

Earned amounts from our 2025 annual cash incentive plan are tied directly to our performance based on pre-established financial and operating performance goals designed to drive execution of our strategic priorities.

Goal	Weighting	% of Target Achieved	Resulting Weighted Score

1. Financial Performance	60%		86.5%

a. Revenues

Target $35.388B

Results $36.751B	30%	155.3%	46.6%

b. Non-GAAP Net Income(1)

Target $11.144B

Results $11.837B	30%	132.9%	39.9%

2. Progress Innovative Pipeline	30%		33.8%

a. Advance Early Pipeline	10%	113.2%	11.3%

b. Execute Key Clinical Studies and Regulatory Filings	20%	112.7%	22.5%

3. Deliver Annual Priorities	10%		15.7%

a. Technology and Workforce	10%	156.8%	15.7%

Final Score			136.0%

1. We delivered strong financial performance.

a. Revenues and b. non-GAAP net income - 30%

   weighting each

At the beginning of the first quarter of 2025, we shared our initial full-year 2025 outlook in connection with the release of our 2024 financial results, including a projected revenue range of $34.3 to $35.7 billion and a projected non-GAAP earnings per share, or EPS(1), range of $20.00 to $21.20. Shortly thereafter, the Compensation Committee established 2025 financial performance goals, with a revenue goal target that was slightly above the midpoint of this revenue range, and a non-GAAP net income goal that was generally correlated to the midpoint of this non-GAAP EPS range. These financial performance targets were also above our actual 2024 revenue and non-GAAP net income performance.

As a result of the focused execution by our executive leaders and the efforts of our entire Company, while growing our investment in research and development significantly to support the progression of our innovative pipeline, our 2025 revenues of $36.751 billion and non-GAAP net income of $11.837 billion were each significantly above target, resulting in 155.3% of target achieved for our revenue goal and 132.9% of target achieved for our non-GAAP net income goal, for a weighted payout of 86.5% of target incentive opportunity. Based on this strong financial performance and robust execution of our operational and annual priorities goals, performance under our 2025 Company performance goals resulted in achievement and payout under our annual cash incentive program at 136.0% of target bonus opportunity.

2. We progressed our pipeline.(2)

In 2025, we progressed our strong and broad pipeline.

a. Early pipeline - 10% weighting

We advanced our early pipeline in 2025, including:

•

We progressed: (i) nine new discovery-stage research programs investigating novel targets discovered internally or known targets with a novel therapeutic hypothesis in oncology (for the treatment of bladder and ovarian cancers and acute myeloid leukemia), inflammation (for the treatment of systemic lupus erythematosus, primary sclerosing cholangitis, and myotonic dystrophy), and cardiovascular and metabolic diseases (for the treatment of heart failure, acute myocardial infarction, and hypertrophic cardiomyopathy); (ii) two new innovative therapeutic platforms that enable drug discovery; (iii) two product candidates for the treatment of solid tumors by satisfying regulatory requirements to initiate first-in-human studies; and (iv) three clinically actionable biomarker packages for molecules being studied for the treatment of solid tumors and severe uncontrolled asthma.

•

We initiated 13 first-in-human studies in unique indications or novel combinations or with new administration frequencies and routes, including for product candidates being studied in general medicine (for the treatment of cardiovascular disease, heart failure and obstructive sleep apnea), oncology (for the treatment of pancreatic, colorectal, prostate, and extensive-stage small cell lung cancers (SCLC), as well as solid tumors), and inflammation (for the treatment of lupus nephritis, rheumatoid arthritis, and ulcerative colitis).

(1)

Non-Generally Accepted Accounting Principles, or non-GAAP, net income for purposes of the 2025 Company performance goals of our annual cash incentive plan and non-GAAP EPS are reported and reconciled in Appendix B.

(2)	For information regarding our significant pipeline advancements, please refer to our Annual Report on Form 10-K for the year ended December 31, 2025.

 ï 2026 Proxy Statement 51

Compensation Discussion and Analysis

•

We generated the necessary data and undertook activities to position nine clinical stage programs for progression into the next stage of clinical development or for the evaluation of new administration frequencies and routes aimed at improving the patient experience, including IMDELLTRA® (for SCLC in limited- and extensive-stage settings), UPLIZNA® (for autoimmune hepatitis and chronic inflammatory demyelinating polyneuropathy), the subcutaneous administration of KRYSTEXXA® (for chronic refractory gout), and MariTide (for obstructive sleep apnea and Type 2 diabetes).

b. Key clinical studies and regulatory filings - 20%

   weighting

We made significant progress on our key clinical studies and regulatory filings in 2025, including:

General Medicine:

Cardiovascular

•

For Repatha® (our monoclonal antibody that inhibits proprotein convertase subtilisin/kexin type 9 (PCSK9) and is approved to help patients reduce low-density lipoprotein cholesterol (LDL-C), commonly known as ‘bad’ cholesterol, and to help those with cardiovascular (CV) disease reduce their risk of major adverse CV events):

–

Our Phase 3 VESALIUS-CV study in patients at high CV risk without prior myocardial infarction or stroke met its dual primary endpoints. This study showed that Repatha, added to statins or other LDL-C lowering treatments, significantly reduced the risk of first major adverse CV events (by 25%) and first heart attack (by 36%).

–	Data from real-world studies, including VESALIUS-REAL (a cohort of over 1.1 million patients across 11 countries), also provided real-world evidence supporting Repatha’s use in LDL-C management.

–	The FDA broadened the approved use of Repatha to include adults at increased risk for major adverse CV events due to uncontrolled LDL-C.

•

For olpasiran (our lipoprotein(a) (Lp(a)) targeting, potentially best-in-class, small interfering ribonucleic acid (siRNA) molecule), a fully enrolled Phase 3 secondary prevention CV outcomes study in patients with atherosclerotic CV disease and elevated Lp(a) continues to progress.

A Phase 3 primary prevention CV outcomes study was initiated and is enrolling patients with elevated Lp(a) and at risk for a first major CV event.

Obesity

•

For MariTide (our differentiated antibody-peptide conjugate that activates the glucagon like peptide 1 (GLP-1) receptor and antagonizes the glucose-dependent insulinotropic polypeptide receptor (GIPR)):

–	In 2025, we initiated and advanced six global MariTide Phase 3 clinical trials (two in chronic weight management, one in CV outcomes, one in heart failure, and two in obstructive sleep apnea).

–

Results of Part 2 of the Phase 2 chronic weight management study in people who lost at least 15% of their body weight in Part 1 showed that the large majority of participants maintained the weight loss achieved in Part 1 for an additional 52 weeks on a lower monthly dose or quarterly dose of MariTide.

–

A Phase 2 study of MariTide for the treatment of Type 2 diabetes in adults living with, and without, overweight or obesity demonstrated robust and clinically meaningful reductions in both HbA1c and weight with monthly dosing at 24 weeks.

Rare Disease:

•

UPLIZNA (our monoclonal antibody targeting CD19) received FDA approval in April 2025 as the first and only treatment for adults living with Immunoglobulin G4-related disease (IgG4-RD) and, in November 2025, received European Commission approval, following a positive recommendation from the European Medicines Agency’s Committee for Medicinal Products for Human Use (CHMP), for the treatment of adults with active IgG4-RD.

–

UPLIZNA also received FDA approval in December 2025 for the treatment of generalized myasthenia gravis (gMG) in adults who are anti-acetylcholine receptor (AChR) or anti-muscle specific tyrosine kinase (MuSK) antibody positive, based on positive results of the Phase 3 study. Additionally, UPLIZNA received European Commission approval in February 2026 as an add-on treatment to standard therapy for gMG for the same patient population.

•

TEPEZZA (our medicine to treat thyroid eye disease (TED)) received approval from the European Commission in June 2025, following a positive CHMP recommendation, for the treatment of adults with moderate to severe TED.

A Phase 3 study evaluating the subcutaneous route of administration of teprotumumab (TEPEZZA) in patients with TED is progressing following completion of enrollment.

52   ï 2026 Proxy Statement

Compensation Discussion and Analysis

•

For dazodalibep (a fusion protein that inhibits CD40L), two Phase 3 studies in Sjögren’s disease (one in moderate-to-severe systemic disease activity and the other in moderate to high symptom burden with low systemic disease activity) are progressing.

•

For daxdilimab (our first-in-class plasmacytoid dendritic cell (pDC) depleting monoclonal antibody targeting immunoglobulin-like transcript 7 (ILT7)), a Phase 2 study in adult patients with moderate-to-severe primary discoid lupus erythematosus (DLE) met both primary and key secondary endpoints.

Oncology:

•

IMDELLTRA (our first-in-class and the only FDA-approved delta-like ligand 3 (DLL3) targeting BiTE® (bispecific T-cell engager) molecule) received full FDA approval in November 2025 for the treatment of adult patients with extensive-stage small cell lung cancer (ES-SCLC) with disease progression on or after one line of platinum-based chemotherapy. This approval followed the positive Phase 3 interim analysis results that met the primary endpoint of improved overall survival (OS) and key secondary endpoint of progression-free survival that demonstrated IMDELLTRA’s survival advantage over standard-of-care chemotherapy. In a number of additional geographies, regulatory reviews are underway.

–

We are continuing to advance a comprehensive, global clinical development program for IMDELLTRA across ES and limited-stage (LS) SCLC, currently composed of eight studies, including three Phase 3 studies, two of which are in first-line ES-SCLC and one in LS-SCLC following concurrent chemoradiation therapy. We are also exploring IMDELLTRA in second-line or later ES-SCLC with multiple Phase 2 and 1b studies.

•	For BLINCYTO (our first-in-class BiTE immuno-oncology therapy that targets CD19 surface antigens on B cells):

–

A Phase 3 study alternating with low-intensity chemotherapy continues to enroll older adult patients with newly diagnosed CD19-positive Philadelphia chromosome (Ph)-negative B-cell precursor acute lymphoblastic leukemia (B-ALL).

–	A potentially registration-enabling Phase 2 study of subcutaneous blinatumomab is enrolling both adults and adolescents with relapsed or refractory CD19-positive Ph-negative B-ALL.
•

For xaluritamig(1) (our first-in-class bispecific T-cell engager targeting six-transmembrane epithelial antigen of prostate 1 (STEAP1)), we are advancing two Phase 3 studies in metastatic castrate resistant prostate cancer, one in the post-taxane setting and the other in combination with abiraterone. We are continuing to explore xaluritamig in combination therapy and in earlier lines of prostate cancer with multiple Phase 1b studies ongoing.

•

AMG 193 (our first-in-class small molecule methylthioadenosine (MTA)-cooperative protein arginine methyltransferase 5 (PRMT5) inhibitor) received FDA orphan drug designation for the treatment of pancreatic cancer. A Phase 2 study continues to enroll patients with methylthioadenosine phosphorylase (MTAP)-null previously treated advanced non-small cell lung cancer (NSCLC). We are continuing to advance AMG 193 in trials for MTAP-null solid tumors with a Phase 1/1b/2 study and Phase 1b studies in monotherapy or in combination with other therapies.

•

LUMAKRAS (our first-in-class small molecule approved for patients with KRAS G12C-mutated locally advanced or metastatic NSCLC) in combination with Vectibix received FDA approval for third-line treatment of KRAS G12C-mutated metastatic colorectal cancer.

–

LUMAKRAS in combination with Vectibix and FOLFIRI received FDA Breakthrough Therapy Designation(2) in May 2025 for the first-line treatment of patients with KRAS G12C-mutated metastatic colorectal cancer, as determined by an FDA-approved test. This is the third FDA Breakthrough Therapy Designation for LUMAKRAS.

•

For ABP 206 (biosimilar candidate to OPDIVO®(3)), a comparative clinical study in patients with resected stage III or stage IV melanoma in the adjuvant setting met the primary endpoint of pharmacokinetic similarity. Another comparative clinical study in patients with treatment-naïve unresectable or metastatic melanoma has completed enrollment.

•

For ABP 234 (biosimilar candidate to KEYTRUDA®(4)), a Phase 3 study in patients with advanced or metastatic non-squamous non-SCLC has completed enrollment, and another Phase 3 study continues to enroll patients with early-stage non-squamous non-SCLC as adjuvant treatment.

(1)	Xaluritamig is being developed in collaboration with Xencor, Inc.
(2)

Breakthrough Therapy Designation is a process designed to expedite the development and review of drugs intended to treat a serious condition and for which preliminary clinical evidence indicates the drug may demonstrate substantial improvement over available therapy on a clinically significant endpoint.

(3)	OPDIVO is a registered trademark of Bristol-Myers Squibb Company.
(4)	KEYTRUDA is a registered trademark of Merck & Co., Inc.

 ï 2026 Proxy Statement 53

Compensation Discussion and Analysis

Inflammation:

•

For TEZSPIRE(1) (our first-in-class monoclonal antibody that inhibits thymic stromal lymphopoietin), following a successful Phase 3 clinical trial demonstrating rapid and sustained symptom improvement, near elimination of the need for future surgeries, and a meaningful reduction of systemic steroid use, FDA granted approval of TEZSPIRE in October 2025 for the add-on maintenance treatment of inadequately controlled chronic rhinosinusitis with nasal polyps in adult and pediatric patients.

Two Phase 3 studies were initiated in 2025 and are enrolling patients with moderate to very severe chronic obstructive pulmonary disease (COPD).

A Phase 3 study for the treatment of eosinophilic esophagitis has completed enrollment of patients.

•

For blinatumomab (our BiTE molecule that targets CD19) and inebilizumab (our B-cell depleting monoclonal antibody that targets CD19), Phase 2 studies in autoimmune disease continue to enroll adults with systemic lupus erythematosus (one with and without nephritis for blinatumomab; one with nephritis for inebilizumab), and for blinatumomab only, adults with refractory rheumatoid arthritis.

•	For ABP 692 (biosimilar candidate to OCREVUS®(2)), a comparative clinical study continues to enroll patients with relapsing-remitting multiple sclerosis.

3. We delivered on our annual priorities.

Technology and Workforce - 10% weighting

To support our mission to serve patients and our focus on long-term growth, our technology and workforce strategy is an important driver for unlocking new capabilities, enhancing productivity, and accelerating future innovation. In alignment with this focus, our 2025 annual incentive plan included a technology and workforce goal designed to enable Amgen to leverage and accelerate the use of new technologies in a critical period of execution. We exceeded target performance in this area, delivering measurable progress across end-to-end process innovation, technological advancement, and workforce transformation initiatives.

End-to-end process innovation: To further increase the speed, quality, and efficiency of our clinical development processes, we successfully built and validated new systems to collect clinical trial data and manage our clinical trials, and we standardized and streamlined how we run Phase 2 and 3 clinical studies. We also strengthened cross-functional planning by using new technologies to better connect our finance, tax, operations, commercial, and research and development processes to support improved decision-making, efficiency, and visibility into performance across the organization. By the end of 2025, we completed core design and build activities and launched program testing.

Technological advancement: To meaningfully increase the impact of technology at the Company, we established a holistic technology and data governance process to evaluate enterprise data, analytics, artificial intelligence (AI), and machine learning project funding requests.

Workforce transformation: To enhance digital literacy across key groups and enable data-driven decision-making, we conducted AI training for 99% of our staff members at the Vice President-level and above that was designed to increase AI-fluency and reinforce ethical AI and cybersecurity policy compliance. Further, to reimagine and shape the future capabilities necessary for the success of our workforce, we completed nineteen ambition roadmaps and detailed designs across key business functions.

We delivered on our other strategic priorities.

Manufacturing Excellence	We are strategically investing at every stage of manufacturing across our network to reliably and efficiently meet growing demand for our medicines while maintaining their high quality. As part of these investments, we are building new, and adding onto our existing, facilities, including recent expansions of manufacturing facilities at our newest U.S. biomanufacturing facilities in Ohio (licensed by the FDA in 2024) and North Carolina (preparing for FDA review and licensure).

(1)	TEZSPIRE is being developed in collaboration with AstraZeneca plc.
(2)	OCREVUS is a registered trademark of Genentech, Inc.

54   ï 2026 Proxy Statement

Compensation Discussion and Analysis

Following the announcement of a $1 billion expansion of our North Carolina facilities in 2024, in 2025 we continued to expand our U.S. manufacturing network, announcing additional investments of $900 million in Ohio and $650 million in Puerto Rico to support increased drug production and the integration of innovative advanced technologies throughout our operations. These expansions reinforce our long-standing commitment to U.S.-based biomanufacturing and are designed to enhance the resilience and flexibility of our global supply network.

–

We are implementing innovative manufacturing processes in these facilities that are designed to significantly increase our yields. By increasing yields, these innovative process developments greatly enhance our productivity and efficiencies.

We are utilizing state-of-the-art technologies in building and expanding our North Carolina and Ohio facilities, including those technologies and approaches developed through Amgen Ecovation™, our proprietary biomanufacturing approach with flexible, modular designs that enhance production, require less space, can be built in less time, lower capital investment, and cost less to operate than traditional plants and have a reduced environmental impact.

Branded Biosimilars	Our high quality branded biosimilars provide expanded access to important medicines for patients by offering more affordable treatment options.

We have 11 biosimilars in our current portfolio, six that have been approved in both the U.S. and the EU, two that have been approved only in the U.S., and three in development.

Our branded biosimilars build on our existing business capabilities and increase the efficient use of our resources by being fully integrated with our biologic development, manufacturing, and global commercial operation. Specifically, we use:

–	The same development and manufacturing processes, scientific standards, quality systems, and supply chain for our biosimilars as we do for our innovative biologics; and

–

The same global commercial team members who interact with providers on our proprietary branded portfolio to represent our branded biosimilars and to help providers and patients with the transition from a branded product to a biosimilar.

Performance Under Our

Long-Term Incentive Program

Our long-term incentive (LTI) compensation plan is tied directly to our stock performance and key annual operational metrics and aligns with long-term value creation for our stockholders.

80% of our annual LTI equity award grants are performance-based, aligning compensation with long-term value creation for our stockholders. Performance units comprise 50% of our annual LTI equity award grants. The goal design and all measurement targets are established at the beginning of each three-year performance period. For the 2023-2025 performance period, awards were earned based on our performance as measured against rigorous annual targets established at the beginning of the performance period for the equally weighted non-GAAP(1) operating measures of EPS growth and return on invested capital, or ROIC, with a three-year Total Shareholder Return, or TSR, modifier of +/- 30 percentage points relative to the TSR of the companies in the S&P 500. EPS growth was selected as a measure to drive delivery of shareholder value and the ROIC measure reflects our ongoing focus on remaining operationally disciplined in our management of our capital. At the end of the 2023-2025 performance period, our performance under the two annual operating measure percentages was averaged, resulting in a total operating measures score of 105.6%.

Target TSR performance over the three-year performance period was set at the 50th percentile relative to the TSRs of the companies in the S&P 500. For relative TSR performance below the 50th percentile, there is a reduction in the total percentage of performance units earned for the performance period. For the 2023-2025 performance period, our TSR performance ranking relative to the TSRs of the companies in the S&P 500 for the three-year performance period was at the 65th percentile of S&P 500 companies and resulted in a positive 18.4 percentage points TSR modifier for a total payout of 124.0% of performance units granted. A detailed depiction of our performance under these operating measures and the resulting calculation is on the next page.

(1)	The non-GAAP operating measures (EPS growth and ROIC) with respect to the 2023–2025 performance period are as reported and reconciled in Appendix B.

 ï 2026 Proxy Statement 55

Compensation Discussion and Analysis

2023-2025 Performance Period Goal Design and Award Calculation

All operating measures and goals were established at the beginning of the three-year performance period.

The Compensation Committee constructed the goal design for the 2023-2025 performance period (January 1, 2023 to December 31, 2025) with the same two operating measures as that of the Company’s other active performance periods of non-GAAP EPS growth and ROIC weighted equally in each year and relative TSR modifier (+/-30 percentage points). The TSR modifier cannot exceed target regardless of our relative TSR performance if our absolute TSR over the performance period is less than zero.

(1)	The non-GAAP operating measures (EPS growth and ROIC) with respect to the 2023–2025 performance period are as reported and reconciled in Appendix B.
(2)

Our targets for 2023 and 2024 performance were disclosed under the 2023–2025 Performance Goals in our 2024 Proxy Statement filed with the SEC on April 17, 2024 and our 2025 Proxy Statement filed with the SEC on April 9, 2025, respectively.

(3)	Broad ROIC “flat zone” reflecting a range of reasonable ROIC performance for which performance score is limited to target payout.
(4)

ROIC includes cash in invested capital to better align with our strategic priority of “Innovative Medicines” (which contemplates pursuit of innovation both internally and externally) by removing certain potential disincentives for acquisitions that could yield innovative medicines and drive shareholder value.

(5)	TSR Measurement Points = average daily closing price of stock for the first 20 trading days beginning on the grant date and the last 20 trading days of the performance period.

56   ï 2026 Proxy Statement

Compensation Discussion and Analysis

Long-Term Incentive Equity Award Design in 2025

In December 2024 and March 2025, the Compensation Committee reviewed, evaluated, and established a performance award goal design for the 2025-2027 performance period (January 1, 2025 to December 31, 2027) with input from management and FW Cook, to reflect stockholder discussions and continue to drive operating performance and financial discipline. For the 2025-2027 performance period, the Compensation Committee retained the same performance award goal design as that of the 2024-2026 performance period with the non-GAAP operating measures of EPS and ROIC weighted equally in each year measured against targets and goals pre-established at the beginning of the three-year performance period for each year of the performance period. The Compensation Committee selected non-GAAP EPS to drive delivery of value to stockholders and ROIC to reflect our ongoing focus on remaining operationally disciplined in our management of our capital. The Compensation Committee also retained the TSR modifier of +/-30 percentage points and the requirement that the TSR modifier cannot exceed target regardless of our relative TSR performance if our absolute TSR over the performance period is less than zero. This requirement ensures a stronger tie to stockholders’ interests and investment experience in a challenging market. (A detailed depiction of the 2025-2027 performance period goal design can be found in “Elements of Compensation and Specific Compensation Decisions—2025-2027 Performance Period Goal Design and Award Calculation.”)

 ï 2026 Proxy Statement 57

Compensation Discussion and Analysis

Positive 2025 Say on Pay Vote Outcome and Responses to Stockholder Input

In 2025, we received 94% stockholder support on our say on pay advisory vote. Our directors and management recognize the benefits of robust dialogue with our stockholders and we have engaged consistently in broad, direct, governance-focused stockholder outreach. Consistent with prior years’ practices, since our 2025 annual meeting of stockholders, we have engaged in governance-focused outreach activities and discussions with stockholders holding approximately 59% of our outstanding shares.

We will continue to solicit the perspectives of our investors and share such perspectives with our Board. Among other topics, we invite dialogue with our stockholders regarding compensation best practices and policies to help inform our compensation program review process.

Feedback From Our Stockholders and Responsive Actions Taken by Our Board

In 2025, our stockholder engagement discussions were broad-based and topics of stockholder interest included our business strategy, approach to corporate governance, executive compensation practices, and sustainability activities. The predominant feedback from investors was that they are satisfied with our governance practices, compensation program, and approach to sustainability. Stockholder feedback is shared with our Board. We will continue to engage with our stockholders to be sure we understand and address any concerns.

Expanded and Enhanced Disclosures in Response to Stockholder Feedback

Informed by discussions with our stockholders, we have expanded and enhanced a number of our disclosures in our SEC filings and on our website and implemented other changes, including with respect to our:

• • • •

Alignment of compensation program with strategic priorities;

Drug pricing practices;

Patents for our five top selling products;

Reporting to several environmental standards and

guidelines, including the SASB(2) standards for our

industry;

• • • • •

Human rights practices;

Biodiversity practices;

Tax strategy reporting;

Oversight of political contributions, memberships in trade and industry associations, and lobbying; and

Corporate philanthropy program.

(1)	Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.
(2)	Sustainability Accounting Standards Board.

58   ï 2026 Proxy Statement

Compensation Discussion and Analysis

Our Compensation Best Practices

What we do

✓	Majority of compensation is performance-based: A substantial majority of NEO compensation is performance-based and at risk.

✓	Performance-based equity: Our annual LTI equity award grants are primarily (80%) performance-based, with 50% in three-year performance units and 30% in stock options.

✓

Minimum vesting periods: Our equity incentive plan provides that our equity awards are subject to a minimum vesting period of no less than one year for 95% of equity awards granted. Stock options and RSUs generally vest over four years to emphasize the long-term performance focus of our LTI equity award program and enhance retention.

✓

Stock ownership and retention guidelines: We have a six times base salary stock ownership requirement for our Chief Executive Officer. Our Executive Vice Presidents and Senior Vice Presidents have three times and two times base salary stock ownership requirements, respectively. Officers are required to hold shares of our Common Stock acquired through the vesting of restricted stock units, or RSUs, the payout of performance units, or the exercise of stock options until they have reached the required stock ownership level. Compliance with this policy is assessed annually and all executive officers, including our NEOs, who were expected to meet such guidelines by December 31, 2025, were in compliance.

✓

Clawback Policy: Our Compensation Committee has adopted a clawback policy(1) that provides for the mandatory recovery from our Section 16 officers, including our NEOs, of erroneously awarded incentive-based executive compensation, including past annual cash incentive awards and performance unit payouts received by our executive officers, granted, earned, or vested, wholly or in part, upon the attainment of any financial reporting measure that is the subject of a financial restatement. The clawback policy is a no-fault policy as it is applicable to all Section 16 officers regardless of any misconduct or negligence.

✓	Recoupment Provisions for Misconduct: Our recoupment mechanisms include:

✓

Cash Incentive Compensation Plan Recoupment Provisions: Recoupment provisions applicable to all staff members that expressly allow the Compensation Committee to determine that annual cash incentive awards are not earned fully, or in part, where such employee has engaged in misconduct that causes serious financial or reputational damage to the Company.

✓

Equity Recoupment Policy: We maintain a policy, applicable to all equity awards granted after December 31, 2020, that provides the Compensation Committee with the ability to cause the forfeiture and cancellation of unvested equity awards and any unexercised portion of any stock options should an executive officer be terminated for engaging in misconduct that caused serious financial or reputational damage to the Company.

✓

Independent compensation consultant: The Compensation Committee retained and sought advice from Frederic W. Cook & Co., Inc., or FW Cook, to assist the Compensation Committee in its review and determination of executive compensation.

✓

Consider Amgen Values: The Amgen Values(2) overlay our Company performance goals and the Compensation Committee assesses each NEO’s annual compensation based on compliance with these internal standards.

What we don’t do

×

No hedging or pledging: With respect to our Common Stock, all of our staff members and Board members are prohibited from engaging in short sales, purchasing or pledging our Common Stock on margin(3), or entering into any hedging, derivative, or similar transactions.

×	No alterations to our established goals to respond to changing business conditions.

×	No re-pricing or backdating: We have strong LTI equity award plans and policies that prohibit re-pricing or backdating of equity awards.

×

No tax gross-ups: We do not provide tax gross-ups, except for business-related payments such as reimbursement of certain relocation expenses on behalf of newly hired and current executives who agree to relocate to work on the Company’s behalf.

×

No single-trigger and no gross-ups in the event of a change of control: We do not have “single-trigger” equity vesting acceleration upon a change of control for RSUs or stock options and do not provide tax gross-ups on change of control payments.

×	No excessive perks: Our perquisites are limited to those with a clear business-related rationale.

×	No employment agreements: We do not have employment contracts or guaranteed bonuses, other than in countries where they are required by law.

×

No dividends paid on unvested equity: Dividends equivalents accrue on our performance units and RSUs but are paid out in shares of our Common Stock only when, and to the extent that, the underlying award is earned and vested. Stock options do not have dividend equivalent rights.

(1)

Our clawback policy is available on our website at https://wwwext.amgen.com/about/how-we-operate/corporate-governance/amgen-policy-on-recovery-of-erroneously-awarded-compensation and incorporated by reference as Exhibit 97 to our Annual Report on Form 10-K for the year ended December 31, 2025. Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

(2)	For additional discussion, please see “Our Values” in this Compensation Discussion and Analysis.
(3)	With the exception of the use of a margin account to purchase our common stock in connection with the exercise of Amgen-granted stock options (i.e., “cashless exercises”).

 ï 2026 Proxy Statement 59

Compensation Discussion and Analysis

Our 2025 Compensation Program Highlights and Objectives

Total Target Direct Compensation Focuses on At Risk Compensation (92% for our CEO and 83% for our other NEOs)

60   ï 2026 Proxy Statement

Compensation Discussion and Analysis

How Compensation Decisions Are Made For Our Named Executive Officers

 Roles and Responsibilities

Compensation Committee Board Committee composed solely of independent directors

•

Oversees talent, management development, and effective succession planning of our CEO and other members of Senior Management.

•

Evaluates the performance of our CEO within the context of the financial and operational performance of the Company.

•

Determines and approves compensation for our CEO, other NEOs, Executive Vice Presidents, Senior Vice Presidents, Section 16 officers, and the Chief Audit Executive (collectively, “Senior Management”).

•

Reviews and approves compensation programs in which our NEOs participate.

•

Oversees the Board’s relationship with, and response to, stockholders on executive compensation matters. Exercises the sole authority to select, retain, replace, and/or obtain advice from independent compensation consultants.

Consultant to the Compensation Committee Frederic W. Cook & Co., Inc., Independent consultant to, and retained directly by, the Compensation Committee

•

Regularly attends Compensation Committee meetings, including meeting in executive session with the Compensation Committee.

•

Provides advice and studies on the appropriateness and competitiveness of:

–  our compensation program relative to market practice for our NEO compensation;

–  our equity programs; and

–  the selection of our peer group.

•

Consults, advises, and makes recommendations, when requested, on executive compensation trends and developments, various compensation matters and compensation program designs and practices to support our business strategy and objectives.

•

Coordinates and reviews the appropriateness of market data compiled by management.

•

At the direction of the Compensation Committee, works with management to assess the potential risks arising from our compensation policies and practices.

CEO Assisted by the Senior Vice President, Human Resources and other Company staff members

•

Conducts performance reviews of the other NEOs and makes recommendations to the Compensation Committee with respect to compensation of other members of Senior Management.

•

Provides recommendations on the development of, and succession planning, for the other members of Senior Management.

 ï 2026 Proxy Statement 61

Compensation Discussion and Analysis

Our Values

The Amgen Values, formalized in 1996, guide how we execute on our strategy, conduct our business, and what we reward:

• Be science-based;	• Trust and respect each other;
• Compete intensely and win;	• Ensure quality;
• Create value for patients, staff, and stockholders;	• Work in teams; and
• Be ethical;	• Collaborate, communicate, and be accountable.

Annual performance reviews for all staff members are designed to weight equally what was accomplished as well as how it was accomplished in accordance with the Amgen Values

Retaining and Attracting Executive Talent

The Compensation Committee recognizes the unique demands of our industry, including its complex regulatory and reimbursement environment, and the challenges of running an enterprise focused on the discovery, development, manufacture, and commercialization of biologic and small molecule medicines to address serious illness. The Compensation Committee believes that these unique demands require executive talent that has significant industry experience as well as, for certain key functions, specific scientific expertise to oversee research and development activities and the complex manufacturing requirements of biologic and small molecule products. Further, the Compensation Committee believes that these very particular skills and capabilities limit the pool of talent from which we can recruit and also cause our employees to be highly valued and sought after in our industry. These factors inform the compensation decisions of the Compensation Committee.

Use of Independent Compensation Committee Consultant

For 2025, to assist the Compensation Committee in its review and determination of executive compensation, the Compensation Committee retained and directed the nature of the activity between FW Cook, an independent consultant, and management undertaking the responsibilities previously described in “How Compensation Decisions Are Made For Our Named Executive Officers.” For 2025, FW Cook provided advice, consultation and reports regarding regulatory updates, selection of our peer group, CEO realized and realizable compensation, market competitiveness of our CEO compensation, and equity incentive programs and trends. The Company did not engage FW Cook for any other services in 2025.

62   ï 2026 Proxy Statement

Compensation Discussion and Analysis

How We Established Our 2025 Peer Group

The Compensation Committee, with the assistance of FW Cook, conducted an annual peer group assessment in August 2024 and determined the peer group used to inform executive compensation decisions in 2025.

We focus on biotechnology and pharmaceutical companies with which we compete for executive talent. 2025 Peer Group Companies
Objective Criteria Considered	2025 Peer Group

•

GICS codes of biotechnology (352010) and pharmaceuticals (352020);

•

12-month average market capitalization between 0.25 and 4.0x that of Amgen’s average market capitalization for the same period;(1)

•

Trailing four-quarter revenues between 0.25 and 4.0x that of Amgen’s revenues;(1)

•

Non-U.S. peers limited to those commonly identified as a “peer of peers”;‡

•

Competitors for executive talent;

•

Companies of comparable scope and complexity;

•

Competitors for equity investor capital;

•

Companies that identify us as their direct peer;‡ and

•

Companies with similar pay practices.

•

AbbVie Inc.

•

AstraZeneca plc*

•

Biogen Inc.

•

Bristol-Myers Squibb Company

•

Eli Lilly and Company

•

Gilead Sciences, Inc.

•

GlaxoSmithKline plc*

•

Johnson & Johnson

•

Merck & Co., Inc.

•

Novartis AG*

•

Pfizer Inc.

•

Regeneron Pharmaceuticals, Inc.

•

Roche Holding AG*

•

Sanofi S.A.*

•

Vertex Pharmaceuticals Incorporated

‡	All companies in 2025 peer group list Amgen as a peer.
*	Non-U.S. based
(1)	For purposes of the 2025 peer group analyses:

	Market Capitalization(a)	Revenues(b)
Amgen	$148 billion	$31 billion
Relative Peer Group Position	2nd quartile	1st quartile

(a)	Represents the 12-month average market capitalization as of June 30, 2024.
(b)

Represents revenues for the trailing four quarters ending March 31, 2024, except Sanofi S.A., which is for the trailing four quarters ending December 31, 2023, as provided by the Standard and Poor’s Capital IQ database, and includes pro forma results of a combined Amgen Inc. and Horizon Therapeutics plc (Horizon) entity through March 31, 2024, as if the Company’s acquisition of Horizon had occurred on April 1, 2023.

Peer Group Data Sources

Our primary data source for evaluating all elements of compensation for our CEO is data compiled by FW Cook from the SEC filings of our peer group, including for the 25th, 50th, and 75th percentiles of the specific compensation elements paid to peer group CEOs. For 2025 compensation decisions for our executives, other than the CEO, management employs additional published survey sources to provide a robust and comprehensive data set. As in prior years, our primary data sources for evaluating all elements of compensation for our executives, other than our CEO, included available data from peer group proxy statement filings, the Willis Tower Watson Pharmaceutical Human Resources Association Survey, the Willis Towers Watson BioPharma and Life Sciences Survey, and the Radford McLagan Compensation Database.

Our Use of Peer Group Data

In any given year, our Compensation Committee, with advice from FW Cook, may depart from the benchmarking data to account for structural differences in our organization versus those of our peer group, the strategic importance of certain roles to our business, and internal equity. Factors such as an individual’s experience, performance and tenure, as well as the size, scope, complexity and impact of the role, and market demand for the position can also come into consideration. For example, the Executive Vice President and Chief Technology Officer role held by Dr. Reese is not well-matched in benchmarking data or peer group proxy statements, given the unique scope and complexity of this role, which includes responsibilities for accelerating the use of technology and artificial intelligence across the organization as well as for the Global Medical function. Due to this lack of comparability, the compensation for our Executive Vice President and Chief Technology Officer is determined in relation to the compensation decisions made for our other Executive Vice President roles.

Based on this data (to the extent applicable), the Compensation Committee is presented with a comparison of each NEO on a position or pay rank basis, with information of each element of compensation for such NEO at the 25th, 50th (the Market Median), and 75th percentile of the peer group (together, Market Comparison Data). Consistent with generally accepted

 ï 2026 Proxy Statement 63

Compensation Discussion and Analysis

practice, all survey data is aged forward to March 1, 2025 using an update factor of 3.3%, our base salary market rate increase for 2025, to represent projected market movement across all compensation elements.

Market Comparison Data is determined for our CEO and our other NEOs based on the most recently disclosed compensation of the Company’s peers (with a focus on U.S. companies) at the time compensation decisions are made and is considered by the Compensation Committee as a reference point to inform compensation decisions made in March of each year as described below.

2025 Peer Group Data Sources

CEO	Other NEOs

Market Comparison Data for each compensation element paid to CEOs in our peer group in the most recently disclosed year at the time compensation decisions are made, as reported in applicable proxy statements.

Market Comparison Data for each compensation element paid to other NEOs in our peer group, based on the averages of survey data and proxy statements in the most recently disclosed year at the time compensation decisions are made.

2026 Peer Group Companies

In July 2025, FW Cook reviewed our peer group with the Compensation Committee to determine whether the peer group remains appropriate for 2026. FW Cook recommended the continued use of the previously established objective criteria for consideration when developing the peer group pool and that continued focus on U.S. peers is appropriate, recognizing that the non-U.S. peers reflect differences in law, stockholder influences, and governance practices. FW Cook further recommended to make no changes to the peer group for 2026 except to remove Biogen Inc, as this company no longer fully satisfies the objective criteria for inclusion previously described. Based, in part, on these recommendations from FW Cook, as well as a review of the objective criteria, the Compensation Committee removed Biogen Inc. from the current peer group and determined that this peer group, composed of 14 companies (nine of which are based in the U.S.) is appropriate for 2026 executive compensation benchmarking.

Elements of Compensation and Specific Compensation Decisions

Described below are our three primary elements of executive compensation in order of magnitude: LTI equity awards; annual cash incentive awards; and base salaries.

Long-Term Incentive Equity Awards

Our compensation program aims to achieve the appropriate balance of compensation elements relative to the responsibilities of our staff members, with the result that the largest proportion of compensation for our CEO and the other NEOs is in LTI equity awards that are risk-based and closely aligned with the creation of long-term stockholder value. For 2025, equity-based compensation represents 79% of our CEO’s target compensation and 67% of target compensation for our other NEOs on average, and 50% of annual equity awards are in long-term performance units. In addition, while being mindful of stockholder dilution (see below), we also grant LTI equity awards each year to nearly all of our staff members worldwide to increase staff awareness of how our performance impacts stockholder value. We believe that our practice of granting equity-based compensation broadly has been a significant factor in advancing our strategic priorities by aligning all of our staff members’ (including our NEOs’) interests with those of our stockholders, rewarding execution of our strategy, fostering long-term focus, and enhancing retention.

We Continue to Exercise Discipline in the Grant of Long-Term Incentive Equity Awards—Monitoring Dilution and Annual Equity Usage

Our Compensation Committee balances the use of equity to align staff members with our stockholders while striving to limit stockholder dilution to that amount which investors would expect to experience with members of our peer group. Following its annual review of the Shareholder Value Transfer (SVT) associated with proposed aggregate LTI equity award grants to ensure that our SVT is aligned with our peer group practices, LTI equity award grant guidelines were established in reference to the practices of our peer group and an annual LTI equity award budget was set at approximately the 50th percentile of our peer group. As illustrated below, the resulting dilutive effect of our equity grants has been maintained at a generally consistent level over the past six years.

64   ï 2026 Proxy Statement

Compensation Discussion and Analysis

Long-Term Incentive Equity Award Mix

As part of its annual evaluation of our LTI equity award practices, the Compensation Committee reviewed our LTI equity award mix with FW Cook and elected to maintain the previous year’s LTI equity award allocation for 2025 given its pay-for-performance alignment. As such, 80% of our annual equity award value continued to be delivered as performance-based LTI equity awards consisting of performance units (50%) and stock options (30%). Time-vested RSUs, designed to foster retention, comprise the remaining 20% of equity value. Stock options and RSUs generally vest over four years to support the longer-term performance emphasis of our LTI equity award program and enhance retention. For more information on our equity award vesting schedule, please see the “Minimum Vesting Requirements” section below.

LTI Equity Award Allocation

Value of 2025 Annual Long-Term Incentive Equity Awards

Based on a review of Company and executive performance, Market Comparison Data, and FW Cook and management’s recommendations, in March 2025 the Compensation Committee determined to grant the following annual LTI equity award grant values to our CEO and the other NEOs, with an effective grant date of May 6, 2025, the date which was two business days after the date of release of our first quarter 2025 earnings results in accordance with our equity grant policy.

Named Executive Officer	2025 Performance Units(1) ($)	2025 Stock Options ($)	2025 Restricted Stock Units ($)	2025 Total Equity Value Granted ($)	2024 Total Equity Value Granted ($)	Increase (%)

Robert A. Bradway	9,000,000	5,400,000	3,600,000	18,000,000	18,000,000	-

Peter H. Griffith	2,650,000	1,590,000	1,060,000	5,300,000	4,800,000	10.4

Murdo Gordon	2,650,000	1,590,000	1,060,000	5,300,000	5,300,000	-

David M. Reese	2,400,000	1,440,000	960,000	4,800,000	4,800,000	-

James E. Bradner	2,400,000	1,440,000	960,000	4,800,000	4,300,000	11.6

(1)	The 2025-2027 performance period runs from January 1, 2025 through December 31, 2027.

In March 2025, based on the Compensation Committee’s review of Market Comparison Data, the Committee approved an annual LTI equity award for Mr. Bradway at the same value ($18.0 million) as that of 2024 to recognize his continued successful leadership and execution of the Company’s strategic priorities as well as his tenure in the CEO role. The Compensation Committee also approved annual LTI equity awards for Mr. Gordon ($5.3 million) and Dr. Reese ($4.8 million) at the same values as those of 2024 in recognition of their continued successful leadership of their respective functions, scope of responsibilities of their respective roles, and execution of activities in support of the long-term growth of the Company. For Dr. Bradner, the Compensation Committee approved an annual LTI equity award grant value increase of $500,000 to recognize his successful leadership of the Research and Development organization during a period of significant pipeline activity and advancement as well as the scope and criticality of his role. In establishing Mr. Griffith’s compensation for 2025, the Compensation Committee considered his experience and the strategic importance of his expanded operational responsibilities, including Mr. Griffith’s leadership of significant enterprise-wide technology and system implementation initiatives, and approved an increase in annual LTI equity grant value for Mr. Griffith (from $4.8 million to $5.3 million). The Compensation Committee concluded that these annual LTI equity award values were appropriate because they provide compensation that is substantially “at risk,” performance-based, focused on the longer-term, and aligned with stockholder interests.

 ï 2026 Proxy Statement 65

Compensation Discussion and Analysis

Performance Award Program 2023-2025 Performance Period Performance Units Earned

For the last operating year of our 2023-2025 performance period, our 2025 non-GAAP(1) EPS performance earned 110.7% of target and 2025 ROIC performance earned 102.1% of target, resulting in 2025 performance of 106.4% of target for these non-GAAP operating measures. Our performance with respect to our combined non-GAAP operating measures resulted in achievement against target of 113.8% for 2023, 96.7% for 2024, and 106.4% for 2025. These annual operating measure percentage calculations were then averaged for a total operating measures score of 105.6% for this three-year performance period. Based on our TSR ranking of the 65th percentile relative to the TSRs of the companies in the S&P 500, the total operating measures score of 105.6% was increased by 18.4 percentage points, resulting in a payout of 124.0% of target performance units granted. Each earned performance unit converted to one share of Common Stock upon the payout date of March 16, 2026. For the 2023-2025 performance period, this payout percentage resulted in the following number of shares of Common Stock being earned. (For additional information on the specific targets and actual performance and calculation of amounts earned, see the detailed description of the 2023-2025 performance period previously discussed on page 56.)

Named Executive Officer	Performance Units Value Granted (Target) ($)	Number of Performance Units Granted (#)(1)	Number of Shares of our Common Stock Earned (#)(2)

Robert A. Bradway	7,956,250	31,511	42,948

Peter H. Griffith	2,250,000	8,911	12,145

Murdo Gordon	2,500,000	9,901	13,494

David M. Reese	2,250,000	8,911	12,145

James E. Bradner(3)	n/a	n/a	n/a

(1)	Based on a grant date accounting value per performance unit of $252.49.
(2)

Includes dividend equivalents earned on these amounts rounded down to the nearest whole number of shares (excluding fractional shares paid in cash). See “Outstanding Equity Awards At Fiscal Year End” table below for more information regarding earned dividends.

(3)	Dr. Bradner commenced employment with the Company on December 18, 2023.

(1)	The non-GAAP operating measures (EPS growth and ROIC) with respect to the 2023-2025 performance period are as reported and reconciled in Appendix B.

66   ï 2026 Proxy Statement

Compensation Discussion and Analysis

2024-2026 Performance Period Goal Design, Targets, and Award Calculation

All operating measures and goals were established at the beginning of the three-year performance period.

The Compensation Committee constructed the goal design for the 2024-2026 performance period (January 1, 2024 to December 31, 2026) with the same two operating measures as that of the Company’s other active performance periods of non-GAAP EPS growth and ROIC weighted equally in each year and relative TSR modifier (+/-30 percentage points). The TSR modifier cannot exceed target regardless of our relative TSR performance if our absolute TSR over the performance period is less than zero.

2025 Operating Measures and Performance for the 2024-2026 Performance Period

2025 Targets[2]	Non-GAAP[1] Operating Measures	Minimum (30%)	Low (80%)	Target (100%)	High (120%)	Maximum (170%)	2025 Performance Scores
	EPS Growth ($)	≤$17.50	$19.50	$21.43	$23.50	≥$25.50	104.0%
				($21.84 actual)			
	ROIC (%)	≤10%	12.5%	15%-20%[3]	22.5%	≥30%	102.1%
				(20.3% actual)			
							103.0%

2024-2026 Operating Measures Score (Operating Measure Percentages 30 – 170% with linear interpolation along the payout curve)

Operating Measure Percentages are Equally Weighted for Each of the Three Years

Non-GAAP[1][2] Operating Measures	2024[2]	2025	2026	2024-2026 Average Operating Measures
EPS Growth ($)	109.8% ($19.84)	104.0% ($21.84)	Pre-established and to be disclosed[5]	TBD
ROIC[4] (%)	100.0% (17.9%)	102.1% (20.3%)		TBD
After 50% weighting for each metric:	104.9%	103.0%	TBD	TBD

2024-2026 S&P 500 Relative TSR[6] Modifier

Payout for Performance Relative to S&P 500 TSR Percentage
Amgen TSR ≥ 75th percentile = 30% (Maximum)
Amgen TSR = 50th percentile‡ = 0% (Target)
Amgen TSR ≤ 25th percentile = -30% (Minimum)

‡ If Amgen's TSR is less than 0, the relative TSR modifier can be no greater than 0% (target).

2024-2026 Performance Period Calculation

2024-2026 Non-GAAP[1] Average Operating Measures (EPS Growth; ROIC) + 2024-2026 Amgen Relative TSR Performance = Final Payout Multiplier (0-200% of target)

(1)	The 2025 non-GAAP operating measures (EPS growth and ROIC) with respect to the 2024-2026 performance period are as reported and reconciled in Appendix B.
(2)	Our targets for 2024 performance were disclosed under the 2024–2026 Performance Goals in our 2025 Proxy Statement filed with the SEC on April 9, 2025.
(3)	Broad ROIC “flat zone” reflecting a range of reasonable ROIC performance for which performance score is limited to target payout.
(4)

ROIC includes cash in invested capital and adjustments to exclude the impact of significant acquisitions and divestitures and certain capitalized milestones from licensing transactions to better align with our strategic priority of “Innovative Medicines” (which contemplates pursuit of innovation both internally and externally) by removing certain potential disincentives for acquisitions that could yield innovative medicines and drive shareholder value.

(5)	2026 targets were pre-established at the beginning of the three-year performance period but are not being disclosed at this time as they are competitively sensitive.
(6)	TSR Measurement Points = average daily closing price of stock for the first 20 trading days beginning on the grant date and the last 20 trading days of the performance period.

 ï 2026 Proxy Statement 67

Compensation Discussion and Analysis

2025-2027 Performance Period Goal Design, Targets, and Award Calculation

All operating measures and goals were established at the beginning of the three-year performance period.

The Compensation Committee constructed the goal design for the 2025-2027 performance period (January 1, 2025 to December 31, 2027) with the same two operating measures as that of the Company’s other active performance periods of non-GAAP EPS growth and ROIC weighted equally in each year and relative TSR modifier (+/-30 percentage points). The TSR modifier cannot exceed target regardless of our relative TSR performance if our absolute TSR over the performance period is less than zero.

2025 Operating Measures and Performance for the 2025-2027 Performance Period

2025 Targets

Non-GAAP[(1)] Operating Measures	Minimum (30%)	Low (80%)	Target (100%)	High (120%)	Maximum (170%)	2025 Performance Scores
EPS Growth ($)	≤$18.50	$19.50	$20.52	$21.50	≥$22.50	137.0%
				($21.84 actual)		
ROIC (%)	≤12.5%	15.0%	17.5%-20.5%[(2)]	25.0%	≥30%	100.0%
			(20.3% actual)			
						118.5%

2025-2027 Operating Measures Score (Operating Measure Percentages 30 – 170% with linear interpolation along the payout curve)

Operating Measure Percentages are Equally Weighted for Each of the Three Years

Non-GAAP[(1)] Operating Measures	2025	2026	2027	2025-2027 Average Operating Measures
EPS[(3)] Growth ($)	137.0% ($21.84)	Pre-established and to be disclosed[(4)]		TBD
ROIC[(3)] (%)	100.0% (20.3%)			TBD
After 50% weighting for each metric:	118.5%	TBD	TBD	TBD

2025-2027 S&P 500 Relative TSR[(5)] Modifier

Payout for Performance Relative to S&P 500 TSR Percentage

- Amgen TSR ≥ 75th percentile = 30% (Maximum)
- Amgen TSR = 50th percentile‡ = 0% (Target)
- Amgen TSR ≤ 25th percentile = -30% (Minimum)

‡ If Amgen's TSR is less than 0, the relative TSR modifier can be no greater than 0% (target).

2025-2027 Performance Period Calculation

2025-2027 Non-GAAP[(1)] Average Operating Measures (EPS Growth, ROIC) + 2025-2027 Amgen Relative TSR Performance = Final Payout Multiplier (0-200% of target)

(1)	The 2025 non-GAAP operating measures (EPS growth and ROIC) with respect to the 2025-2027 performance period are as reported and reconciled in Appendix B.
(2)	Broad ROIC “flat zone” reflecting a range of reasonable ROIC performance for which performance score is limited to target payout.
(3)

ROIC includes cash in invested capital and adjustments to exclude the impact of significant acquisitions and divestitures and certain capitalized milestones from licensing transactions to better align with our strategic priority of “Innovative Medicines” (which contemplates pursuit of innovation both internally and externally) by removing certain potential disincentives for activities that could yield innovative medicines and drive shareholder value.

(4)	2026 and 2027 targets were pre-established at the beginning of the three-year performance period but are not being disclosed at this time as they are competitively sensitive.
(5)	TSR Measurement Points = average daily closing price of stock for the first 20 trading days beginning on the grant date and the last 20 trading days of the performance period.

68   ï 2026 Proxy Statement

Compensation Discussion and Analysis

Performance Award Goal Design for the 2026-2028 Performance Period

As part of its regular review and consideration of the performance award program, the Compensation Committee evaluated potential performance award goal designs for the 2026-2028 performance period (January 1, 2026 to December 31, 2028) with input from management and FW Cook at its December 2025 and March 2026 meetings. Based on such evaluations, the Compensation Committee established performance goals for the 2026-2028 performance period to better align with peer group practices and further incentivize delivery of stockholder value. The 2026-2028 performance period goals retain the non-GAAP EPS goal, replace the non-GAAP ROIC goal with a relative TSR goal, and remove relative TSR as a modifier. The relative TSR goal continues to measure our TSR performance relative to the TSRs of the companies in the S&P 500 over the three-year performance period on a cumulative basis. In addition, if our absolute TSR over the three-year performance period is less than zero, payout under the relative TSR goal cannot exceed target, regardless of our relative TSR performance. The non-GAAP EPS and relative TSR performance goals are weighted equally (one-half per measure) with non-GAAP EPS measured against pre-established annual targets for each year of the 2026-2028 performance period. In addition, with the removal of the relative TSR modifier of +/- 30 percentage points, the performance goal payout range was adjusted to 0%-200% (from 30%-170% with a +/- 30% modifier) to maintain the payout opportunity for the 2026-2028 performance period at the overall payout ranges of the Company’s other active performance periods. In addition, to improve comparability to other full-value awards, align the number of performance units granted with approved grant values, and provide participants with greater transparency regarding award values, the Compensation Committee modified the method for converting grant values into target performance units to use the closing stock price on the grant date rather than the grant date fair value used for accounting purposes.

Dividend Equivalents

RSUs and performance units have dividend equivalent rights. Such dividend equivalents are payable only when, and to the extent that, the underlying RSUs and performance units, as applicable, are vested, earned, and converted to shares of Common Stock. The dividend equivalents may be paid in stock (with cash paid for fractional shares) or in cash at the Compensation Committee’s election. Stock options do not have dividend equivalent rights.

Minimum Vesting Requirements

Mindful of stockholder concerns and best practices, our equity incentive plan requires that at least 95% of all equity awards, including RSUs, restricted stock, stock options, performance awards, and dividend equivalents granted to staff members (including NEOs) will be subject to a minimum vesting period of no less than one year. Stock option and RSU grants generally vest over four years to emphasize the long-term focus of our LTI equity award program and enhance retention of staff members. After review of market competitive practices, the Compensation Committee determined that, beginning with awards granted on or after April 1, 2025, stock options and RSUs will vest in four equal installments on the first, second, third and fourth anniversaries of the grant date (awards granted prior to April 1, 2025 vest in three approximately equal annual installments on the second, third, and fourth anniversaries of the grant date).

Long-Term Incentive Equity Awards Granted to Named Executive Officers in 2026

The Compensation Committee reviewed the LTI equity award grant values proposed to be granted to NEOs in 2026. The Compensation Committee approved an increase in Mr. Bradway’s LTI equity award grant value (from $18 million to $20 million) to recognize his continued successful execution against the Company’s strategic priorities as well as his experience and tenure in his role, and after review of Market Comparison Data reflecting that Mr. Bradway’s total target direct compensation for 2025 was less than the Market Median. The Compensation Committee maintained the LTI equity award grant values for Messrs. Gordon and Griffith ($5.3 million) and Dr. Reese ($4.8 million) to recognize their continued successful leadership of their respective functions and strong execution of activities in support of the long-term growth of the Company. To address changes in Market Comparison Data and recognize Dr. Bradner’s successful leadership of our Research and Development team during a period of significant pipeline activity and advancement as well as the scope and criticality of his role to the Company, the Compensation Committee approved an increase in his LTI equity award grant value (from $4.8 to $5.1 million). The Compensation Committee concluded that the LTI equity award values granted were appropriate because they recognize and reward strong execution by our executives with compensation that is substantially at risk, performance-based, and focused on the longer-term.

 ï 2026 Proxy Statement 69

Compensation Discussion and Analysis

Annual Cash Incentive Awards

Executive Incentive Plan

Annual cash incentive awards to our NEOs are generally made under our stockholder-approved Executive Incentive Plan, or EIP, which employs a formula that establishes a maximum award possible for each participant based on our non-GAAP net income(1). For 2025, each of our NEOs was a participant in the EIP. This year, as in the past, actual awards under the EIP are determined by the Compensation Committee using its negative discretion under the EIP, with award determinations based on Company performance against the composite final score of the pre-established 2025 Company performance goals. In evaluating and confirming this approach, the Compensation Committee also considers the contributions of each participant’s role to our success during the year.

In March 2025, the Compensation Committee determined the plan design for the Global Management Incentive Plan, or GMIP, and Global Performance Incentive Plan, or GPIP; the 2025 Company performance goals and weightings; the percentages payable for threshold, target, and maximum performance under such goals; the definition of non-GAAP net income(1) and the maximum award payable for each EIP participant; and the target annual cash incentive award opportunities for each EIP participant. The maximum award under the EIP continued to be expressed as the EIP non-GAAP net income definition and, consistent with past years, was 0.125% for our CEO and 0.075% for each of the other NEOs.

As discussed previously, both historically and in 2025, the Compensation Committee has paid well below the maximum award permitted under the EIP based on a practice of exercising negative discretion by using the Company performance goals composite final score under our GMIP as applied to the participant’s target annual cash incentive award opportunity to determine actual awards.

Target Annual Cash Incentive Award Opportunity

After review of Market Comparison Data and consultation with FW Cook, the Compensation Committee determined that the target annual cash incentive award opportunities for our NEOs would remain the same as those of 2024 (150% of base salary actually paid for the year for our CEO and 100% for each of the other NEOs).

2025 Company Performance Goals

While all of the goals established under our annual cash incentive plan measure single-year performance, taken as a whole, they are intended to positively position us for both near- and long-term success, support our strategic priorities, and create stockholder value. The 2025 Company performance goals approved by the Compensation Committee were based on our February 2025 earnings guidance and 2025 budget at the time of such approval and targets for the financial measures were set higher than actual results under our 2024 annual cash incentive plan.

For the 2025 Company performance goals, in March 2025, management recommended, and the Compensation Committee reviewed and concurred with, the retention of the same performance goal design (Deliver Results (60%), Progress Innovative Pipeline (30%), and Deliver Annual Priorities (10%)) as that of the 2024 Company performance goals. For the Annual Priorities goal, our Compensation Committee approved technology and workforce goals (weighted 10%) for our 2025 Company performance goals focused on driving end-to-end process innovation, technological advancement, and workforce transformation initiatives designed to enable Amgen to leverage and accelerate the use of new technologies in a critical period of execution.

(1)	Non-GAAP net income for purposes of the EIP is as reported and reconciled in Appendix B.

70   ï 2026 Proxy Statement

Compensation Discussion and Analysis

2025 Company Performance Goals and Results

The table below sets forth the goals established, the weighting of each goal, and our actual performance for 2025. Payouts can range from 0% to a maximum of 225% of target annual cash incentive award opportunity for each metric, performance between goals is linearly interpolated, and the final Company Performance Goals Score cannot exceed 225%. For additional discussion regarding our performance, please see “Aligning Pay With Performance” and “Execution of Our Strategic Priorities.”

Based on strong financial performance and execution of operational goals and annual priorities, performance under our 2025 Company performance goals resulted in performance achievement and payout at 136.0% of target annual cash incentive award opportunity.

Deliver Results (60% weighting)		Weighted Score Achieved 86.5%

($ In Millions)

These goals are consistent with the fundamental importance of financial performance to us and our stockholders in both the near- and long-term, equally focused on top- and bottom-line growth, and assigned the largest percentage. No amounts can be earned for below-threshold performance for our financial metrics.

Goals	Weighting	Threshold (0%)	Target (100%)	Maximum (225%)	Achieved

Revenues	30%	$32,911	$35,388	$37,865	$36,751
					155.3%
Our revenue goal target was slightly above the midpoint of our February 2025 projected revenue outlook (between $34.3 and $35.7 billion) and above our 2024 revenues ($33.4 billion).

Non-GAAP Net Income(1)	30%	$9,438	$11,144	$12,851	$11,837
					132.9%

Our non-GAAP net income target was generally correlated to the midpoint of our February 2025 projected non-GAAP EPS outlook (between $20.00 and $21.20), and above our 2024 non-GAAP net income ($10.7 billion).

As a result of the focused execution by our executive leaders and the efforts of our entire Company, our financial performance significantly exceeded targets, resulting in performance above target for revenues and non-GAAP net income.

(1)	Non-GAAP net income for purposes of EIP and the 2025 Company performance goals of our annual cash incentive plan and non-GAAP EPS are reported and reconciled in Appendix B.

 ï 2026 Proxy Statement 71

Compensation Discussion and Analysis

Progress Innovative Pipeline (30% weighting)		Weighted Score Achieved 33.8%

Measures progress on both early- and later-stage programs and product candidates to focus us on executing key clinical studies and delivering a robust product pipeline at all stages of the development continuum, which we believe is critical to our continued success over both the near- and long-term.

Goals	Weighting	Results	Achieved

Advance Early Pipeline— Focused on incentivizing early-stage innovation discovery activities important to our long-term success	10%

•

We progressed: (i) nine new discovery-stage research programs investigating novel targets discovered internally or known targets with a novel therapeutic hypothesis in oncology (for the treatment of bladder and ovarian cancers and acute myeloid leukemia), inflammation (for the treatment of systemic lupus erythematosus, primary sclerosing cholangitis, and myotonic dystrophy), and cardiovascular and metabolic diseases (for the treatment of heart failure, acute myocardial infarction, and hypertrophic cardiomyopathy); (ii) two new innovative therapeutic platforms that enable drug discovery; (iii) two product candidates for the treatment of solid tumors by satisfying regulatory requirements to initiate first-in-human studies; and (iv) three clinically actionable biomarker packages for molecules being studied for the treatment of solid tumors and severe uncontrolled asthma.

•

We initiated 13 first-in-human studies in unique indications or novel combinations or with new administration frequencies and routes, including for product candidates being studied in general medicine (for the treatment of cardiovascular disease (CVD), heart failure and obstructive sleep apnea), oncology (for the treatment of pancreatic, colorectal, prostate, and extensive-stage small cell lung cancers (SCLC), as well as solid tumors), and inflammation (for the treatment of lupus nephritis, rheumatoid arthritis, and ulcerative colitis).

•

We generated the necessary data and undertook activities to position nine clinical stage programs for progression into the next stage of clinical development or for the evaluation of new administration frequencies and routes aimed at improving the patient experience, including IMDELLTRA® (for SCLC in limited- and extensive-stage settings), UPLIZNA® (for autoimmune hepatitis and chronic inflammatory demyelinating polyneuropathy), the subcutaneous administration of KRYSTEXXA® (for chronic refractory gout), and MariTide (for obstructive sleep apnea and Type 2 diabetes).

			113.2%

Execute Key Clinical Studies and Regulatory Filings— Designed to reward speed and effectiveness to maximize the value of our assets and deliver on our mission to serve patients	20%

•

We executed on key clinical study milestones for MariTide (Type 2 diabetes, obesity with and without Type 2 diabetes, and atherosclerotic CVD), REPATHA® (CVD), IMDELLTRA® (SCLC), xaluritamig (prostate cancer), BLINCYTO® (acute lymphoblastic leukemia), TEPEZZA® (subcutaneous administration), and ABP 206 (biosimilar to OPDIVO®).

•

We completed key regulatory milestones, including:

–

TEPEZZA® European Medicines Agency approval for treatment of thyroid eye disease;

–

UPLIZNA® U.S. approvals for treatment of Immunoglobulin G4-related (IgG4) disease and generalized myasthenia gravis (gMG) and European Union submission for treatment of gMG;

–

TEZSPIRE® U.S. approval for treatment of chronic rhinosinusitis with nasal polyps;

–

IMDELLTRA® U.S., EU, and JAPAC submissions for treatment of SCLC in patients who progressed on or after one line of platinum-based chemotherapy;

–

BLINCYTO® EU approval for treatment of patients with CD19-positive Philadelphia chromosome-negative B-cell precursor acute lymphoblastic leukemia; and

–

KRYSTEXXA® U.S. approval of ready-to-use presentation for intravenous infusion; and

–

PAVBLU™ (formerly ABP 938, biosimilar to EYLEA® (aflibercept)) EU approval for the treatment of multiple retinal conditions, including neovascular (wet) age-related macular degeneration and visual impairment due to macular oedema following retinal vein occlusion, diabetic macular oedema, and myopic choroidal neovascularisation.

			112.7%

72   ï 2026 Proxy Statement

Compensation Discussion and Analysis

Deliver Annual Priorities (10% weighting)		Weighted Score Achieved 15.7%
Goals	Weighting	Results	Achieved

Technology & Workforce— Our 2025 technology and workforce strategy goal included a focus on: • end-to-end process innovation; • technological advancement; and • workforce transformation goals, designed to enable Amgen to leverage and accelerate the use of new technologies in a critical period of execution.	10%

•

End-to-end process innovation: To further increase the speed, quality, and efficiency of our clinical development processes, we successfully built and validated new systems to collect clinical trial data and manage our clinical trials, and we standardized and streamlined how we run Phase 2 and 3 clinical studies. We also strengthened cross-functional planning by using new technologies to better connect our finance, tax, operations, commercial, and research and development processes to support improved decision-making, efficiency, and visibility into performance across the organization. By the end of 2025, we completed core design and build activities and launched program testing.

•

Technological advancement: To meaningfully increase the impact of technology at the Company, we established a holistic technology and data governance process to evaluate enterprise data, analytics, artificial intelligence (AI), and machine learning project funding requests.

•

Workforce transformation: To enhance digital literacy across key groups and enable data-driven decision-making, we conducted AI training for 99% of our staff members at the Vice President-level and above that was designed to increase AI-fluency and reinforce ethical AI and cybersecurity policy compliance. Further, to reimagine and shape the future capabilities necessary for the success of our workforce, we completed nineteen ambition roadmaps and detailed designs across key business functions.

			156.8%

2025 Company Performance Goals Final Score	Achieved 136.0%

 ï 2026 Proxy Statement 73

Compensation Discussion and Analysis

2025 Annual Cash Incentive Awards

As shown in the table above, our performance against the 2025 Company performance goals yielded a composite final score of 136.0% and the Compensation Committee awarded actual annual cash incentive awards under the EIP to our NEOs based on this composite final score. No further discretion was employed.

Named Executive Officer	Target Opportunity (% of Base Salary)	Target 2025 Awards ($)	Actual 2025 Award ($)(1)
Robert A. Bradway	150	2,872,731	3,907,000
Peter H. Griffith	100	1,214,492	1,652,000
Murdo Gordon	100	1,226,623	1,668,000
David M. Reese	100	1,299,762	1,768,000
James E. Bradner	100	1,231,985	1,675,000

(1)	Calculated in accordance with the 2025 Company performance goals composite final score based on base salary paid in 2025.

2026 Company Performance Goals

In March 2026, the Compensation Committee established Company performance goals for 2026 performance under our GMIP as follows:

2026 Company Performance Goals

60%	Deliver Results

• Revenues (30%) • Non-GAAP Net Income (30%)

30%	Progress Innovative Pipeline

• Execute Key Clinical Studies & Regulatory Filings (20%) • Advance Early Pipeline (10%)

10%	Deliver Annual Priorities

• Technology & Workforce (10%)

For the 2026 Company performance goals, the Compensation Committee maintained the same overall goal design as in 2025. “Technology & Workforce” was retained as an annual priority to continue progressing the organization’s technological advancement, end-to-end process innovation, and workforce transformation initiatives, including expanding and executing on the capabilities and governance structures developed in 2025.

The Compensation Committee also reviewed the target incentive award opportunity for each NEO and determined that the previously established target incentive award opportunities remain appropriate and no changes were made to the target incentive award opportunity for any NEO for 2026.

Base Salaries

Generally, in March of each year, the Compensation Committee reviews Market Comparison Data, our performance, market conditions, retention, and other relevant factors, and receives management’s, including our CEO’s, assessment of the performance of each of the other NEOs, and recommendations regarding any base salary adjustments for them. The Compensation Committee uses our CEO’s evaluation of the performance of the NEOs (other than himself), the Compensation Committee’s own evaluation of our CEO’s performance, information with respect to each NEO’s experience and other qualifications, internal pay equity, Market Comparison Data for each available position, and market conditions to determine each NEO’s base salary. No increase in base salary is automatic or guaranteed.

In March 2025, the Compensation Committee considered each NEO’s base salary against Market Comparison Data, while taking into account the Company’s and each NEO’s performance, as well as current market conditions. Consistent with the base salary increase made to staff members generally, the Compensation Committee increased the respective base salary for Messrs. Bradway and Gordon and Drs. Reese and Bradner by 3.3%. After considering Mr. Griffith’s contributions to the Company, as previously discussed under “Long-Term Incentive Equity Awards—Value of 2025 Annual Long-Term Incentive Equity Awards”, the Compensation Committee increased his base salary by 9.1%.

74   ï 2026 Proxy Statement

Compensation Discussion and Analysis

2025 Base Salary

The 2025 base salaries as in effect at the end of 2025 are shown in the table below:

Named Executive Officer	2024 Base Salary ($)	2025 Base Salary ($)	Increase (%)
Robert A. Bradway	1,865,400	1,927,000	3.3
Peter H. Griffith	1,131,300	1,234,300	9.1
Murdo Gordon	1,194,800	1,234,200	3.3
David M. Reese	1,266,000	1,307,800	3.3
James E. Bradner	1,200,000	1,239,600	3.3

2026 Base Salary Adjustments

In March 2026, the Compensation Committee considered each NEO’s base salary against Market Comparison Data, while taking into account the Company’s and each NEO’s performance, as well as current market conditions. The Compensation Committee maintained the same base salary ($1,927,000) for Mr. Bradway as that of 2025, emphasizing the importance of performance-based long-term incentive compensation for Mr. Bradway. The Compensation Committee increased the base salaries of Messrs. Gordon and Griffith and Drs. Bradner and Reese by 3.5%, consistent with the base salary increases for our U.S. staff members.

Target Total Direct Compensation

Target total direct compensation, or TDC, is the sum of the NEO’s base salary and target annual cash incentive award, which is a multiple of base salary, and target annual long-term incentive award. The Compensation Committee believes that reviewing our NEOs’ target total direct compensation and Market Comparison Data, provides a useful check in making compensation decisions. In March 2025, after reviewing target total direct compensation for each NEO compared to the available market data and 2024 TDC, the Compensation

Committee found such target total direct compensation to be appropriate and supportive of the base salary and target annual cash and long-term incentive awards compensation decisions for Mr. Bradway given his sustained performance, strong leadership, and tenure in the CEO role. At the time of the Compensation Committee’s approval, the CEO’s TDC was approximately at the 75th percentile and, when reviewed at the end of 2025 using updated Market Comparison Data, his TDC approximated the Market Median. In general, the TDC of the other NEOs align within 15% of the Market Median, which the Compensation Committee believes represents a market competitive position. Further, the Compensation Committee determined that the TDC for the other NEOs was appropriate and supportive of the respective base salaries and target annual and long-term incentive awards compensation decisions, given each NEO’s successful leadership of their respective functions, scope of responsibilities in their respective roles, and experience. The Compensation Committee also considered Mr. Griffith’s contributions to the Company, as previously discussed under “Long-Term Incentive Equity Awards—Value of 2025 Annual Long-Term Incentive Equity Awards”, when determining his target total direct compensation.

Target Total Direct Compensation

Target total direct compensation as proposed for 2025 is shown in the table below:

Named Executive Officer	Amgen Target Total Direct Compensation ($)	Market Median ($) (1)
Robert A. Bradway	22,817,500	20,623,000
Peter H. Griffith	7,768,600	6,785,000
Murdo Gordon	7,768,400	7,003,000
David M. Reese(2)	7,415,600	n/a
James E. Bradner	7,279,200	6,918,000

(1)

For more information regarding the determination and use of the Market Median, see “How Compensation Decisions Are Made For Our Named Executive Officers—Peer Group Data Sources” and “—Our Use of Peer Group Data” previously discussed.

(2)	As previously discussed under “How Compensation Decisions Are Made For Our Named Executive Officers—Our Use of Peer Group Data,” no comparable market data is available for Dr. Reese.

 ï 2026 Proxy Statement 75

Compensation Discussion and Analysis

Perquisites

Perquisites are limited in both type and monetary value. The Compensation Committee believes, however, that certain perquisites facilitate the efficient operation of our business, allowing our NEOs to better focus their time, attention, and capabilities on our Company, permit them to be accessible to the business as required, alleviate safety and security concerns, and assist us in recruiting and retaining key executives. The perquisites provided to our NEOs generally include an allowance for personal financial planning services, including tax preparation services (not to exceed $15,000 annually in aggregate), annual physical examinations, Company-paid moving and relocation expenses paid on behalf of newly hired and current executives who agree to relocate to work on the Company’s behalf and, in limited instances, personal expenses when on business travel such as guests accompanying NEOs. Certain of our NEOs also have access to a Company car and driver and, subject to the approval of our CEO, the Company aircraft for personal use. Our CEO is encouraged to use our Company aircraft for all of his travel (business and personal) because the Compensation Committee believes that the value to us of making the aircraft available to our CEO, in terms of safety, security, accessibility, and efficiency, is greater than the incremental cost that we incur.

The Compensation Committee regularly reviews our perquisite disclosures and practices. For example, in 2024 and 2025, we conducted an independent third-party assessment of our executive security practices, including those deployed while at work and during business travel, in light of the evolving executive security environment. This assessment considered risks specific to Amgen, benchmarking data, and industry best practices as well as insights from our ongoing monitoring of the evolving security landscape, including proactive engagement with law enforcement agencies and senior leadership. Based on this review, the Compensation Committee approved enhancements to our executive security program in 2025 that included measures such as cyber and digital security surveillance and enhanced residential security.

No tax gross-up reimbursements are provided to NEOs, except in connection with reimbursement of moving and relocation expenses consistent with our other staff members and our general relocation policy. We believe that providing tax gross-up reimbursements on the applicable moving and relocation expenses paid on behalf of newly hired and current executives who agree to relocate on the Company’s behalf is appropriate because it treats these executives in a similar manner as non-executives under our Companywide policy which is designed to incentivize optimal deployment of our human resources in support of the Company’s strategy. It also assists in the attraction and retention of the executive talent necessary to compete successfully.

We provide limited home sale loss assistance for Senior Vice Presidents and above in connection with relocations that benefit us and are at our request, and in certain new hire situations. We do not provide tax gross-ups for assistance with loss on sale of a home. Our limited home sale loss assistance serves as an important tool in inducing senior management to fully commit to their new role and relocation.

Repayment Provision. Our Companywide policy includes a repayment provision, to the extent permitted by law, applicable to staff members (including our NEOs) that requires a new staff member hired from outside the Company or staff members who accept an assignment and relocate, to repay us for moving and relocation expenses and any home loss assistance incurred by us in the event that the staff member does not complete the move, resigns, or is discharged for cause within two years of the employment start date or relocation date, as applicable (with a pro-rata repayment in the second year). Further, certain other forms of new hire compensation are also subject to repayment provisions.

Compensation Policies and Practices

Clawback and Recoupment

Clawback Policy. We have adopted a recovery of erroneously awarded compensation policy(1), or clawback policy, that requires that the Company, subject to the limited impracticability exceptions permitted by NASDAQ Stock Market listing standards, recapture from our Section 16 officers, including our NEOs incentive-based compensation, including annual cash incentive awards and performance unit payouts, that were granted, earned, or vested, wholly or in part,

(1)

Our clawback policy is available on our website at https://wwwext.amgen.com/about/how-we-operate/corporate-governance/amgen-policy-on-recovery-of-erroneously-awarded-compensation and incorporated by reference as Exhibit 97 to our Annual Report on Form 10-K for the year ended December 31, 2025. Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

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Compensation Discussion and Analysis

upon the attainment of any financial reporting measure that is the subject of a financial restatement(1), without regard to fraud or misconduct on the part of the executive. Compensation subject to this clawback policy is the gross amount received in excess of that which would have been received based on the restated financials.

Equity Recoupment Policy. We maintain an executive officer equity recoupment policy, applicable to all equity awards granted after December 31, 2020, that provides the Compensation Committee with the ability to cause the forfeiture and cancellation of unvested equity awards and any unexercised portion of stock options in the event an executive officer is terminated for engaging in misconduct that caused serious financial or reputational damage to the Company (including, but not limited to, a financial restatement). If an executive officer is subject to an investigation potentially implicating conduct that could result, or may have resulted, in serious financial or reputational damage to the Company, the Company may freeze access to covered equity awards during the investigation, and such unvested equity awards and unexercised stock options may ultimately be subject to forfeiture and cancellation.

Cash Incentive Award Recoupment. Our cash incentive award programs (EIP, GMIP, and GPIP) expressly allow the Compensation Committee, or management, as appropriate, to consider employee misconduct that caused serious financial or reputational damage to the Company when determining whether an employee has earned an annual cash incentive award or the amount of any such award.

Disclosure. Subject to our clawback and recoupment policies and provisions, we intend to disclose the general circumstances of any application of our clawback or recoupment policies and provisions against any executive officer (current or former) and the aggregate amount of compensation recovered. These provisions and policies do not limit any other action that the Company could take against an employee, including other disciplinary actions (including termination), ordinary course performance considerations, disclosure of wrongdoing to the government, and pursuit of any other legal claims against such employees.

Stock Ownership and Retention Guidelines

Our stock ownership guidelines require our executives to hold a meaningful amount of our Common Stock which promotes a long-term perspective in managing the Company, further aligning the interests of our executives and stockholders and mitigating potential compensation-related risk. Our guidelines require that each officer who has not met their ownership requirements must retain shares of our Common Stock acquired through the vesting of RSUs, the payout of performance units, and the exercise of stock options awarded (in each case, net of shares retained by us to satisfy associated tax withholding requirements and any applicable exercise price amounts) until such officer has reached his or her required stock ownership level.

Stock Ownership Guidelines Requirements

Our stock ownership guidelines are set forth in the table below. All executives currently employed by the Company and subject to stock ownership requirements were in compliance with their respective stock ownership requirement in 2025.(1)

Position	Stock Ownership Requirement	Compliance
Chief Executive Officer(2)	6x base salary	✓
Executive Vice President	3x base salary	✓
Senior Vice President	2x base salary	✓
Vice President	1x base salary	✓

(1)	As of October 15, 2025 (the effective date of executive certifications).
(2)	Mr. Bradway holds more than 100 times his base salary, or more than 16 times his stock ownership requirement as of December 31, 2025.

The following holdings count towards satisfying these stock ownership requirements in 2025:

•	Shares of our Common Stock beneficially held, including shares not subject to forfeiture restrictions and shares underlying unvested restricted stock units;
•	Shares of our Common Stock held through a 401(k) plan or other qualified pension or profit-sharing plan; and

•	Shares purchasable with funds then allocated under our Employee Stock Purchase Plan.

(1)

Includes accounting restatement correcting error (a) due to material noncompliance with financial reporting requirements that is material to previously issued financial restatements, or (b) that would result in a material misstatement if the error were corrected in the current period or left uncorrected.

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Compensation Discussion and Analysis

Executives are generally given until December 31 of the fifth year following their placement into a given job level to comply with these guidelines. Executives who are promoted to a status with a stock ownership level higher than the executive was previously required to satisfy, have until December 31 of the third year to comply with the new ownership level if the executive has been subject to the stock ownership guidelines for five or more years. Once these ownership guidelines are met, executives are required to maintain such ownership until they change job levels or are no longer employed by us. As of October 15, 2025, the effective date of our executive certifications, all NEOs who were expected to meet such guidelines, were in compliance. Dr. Bradner has until December 31, 2028 to achieve compliance with these guidelines.
Insider Trading Policy and Procedures
We have adopted an Insider Trading Policy and procedures governing the purchase, sale and/or other dispositions of our securities by our Board, officers, employees, consultants, contract workers, and others (Covered Persons), as well as by the Company itself, that we believe are reasonably designed to promote compliance with Federal insider trading laws, rules and regulations, and the NASDAQ Stock Market listing standards. Our Insider Trading Policy prohibits Covered Persons from: (i) buying, selling, gifting or otherwise transacting in our Common Stock while aware of any material nonpublic information; (ii) engaging in short sales with respect to our Common Stock; (iii) pledging or purchasing our Common Stock on margin
(1)
; or (iv) entering into any derivative, hedging, or similar transactions with respect to our Common Stock, including any transactions that hedges or offsets, or is designed to hedge or offset, any decrease in the market value of our Common Stock. Examples of prohibited derivative transactions include, but are not limited to, purchases or sales of puts and calls (whether written or purchased or sold), options (whether “covered” or not), forward contracts, including, but not limited to, prepaid variable forward contracts; put and call “collars” (“European” or “American”), “equity” or “performance” swap or exchange agreements or any similar agreements or arrangements, however denominated, in our securities. A copy of our Insider Trading Policy was incorporated by reference as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2025.

Policies for Grants of Long-Term Incentive Equity Awards
We do not grant equity awards in anticipation of the release of material nonpublic information and we do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation. In an effort to avoid circumstances in which the grant of equity awards occurs while the Company is aware of material nonpublic information, our Compensation Committee has adopted an Equity Awards Policy that governs all grants of equity awards under our equity incentive plan, including stock options. In accordance with our Equity Awards Policy, our regular annual LTI equity award grants are typically approved by the Compensation Committee (for grants of equity awards to Senior Management, including our NEOs) or the Equity Award Committee (for grants to all other staff members) with a grant date that is the date that is two business days after the date of release of our first fiscal quarter earnings. Staff members may also receive special equity awards as determined by the applicable committee as new hires or for recognition and retention, promotions, or other purposes, and the effective date of such grants is generally also on the date that is two business days after the date of release of our quarterly or annual earnings after the date of determination by the applicable committee. Our Equity Awards Policy also provides that, in unusual and compelling circumstances, the grant date of an equity award may be the date at which the equity award is approved by the applicable committee (or a future date as specified by such committee), provided that any such grant date shall only be during a time when the Company and its officers are not prohibited from trading in the Company’s securities.
Stockholder Outreach—Executive Compensation Website
We maintain a website accessible throughout the year at
www.amgen.com/executivecompensation
(2)
which provides a link to our most recent proxy statement and invites our stockholders to fill out a survey to provide input and feedback to the Compensation Committee regarding our executive compensation policies and practices. All input from our stockholders is valuable and the Compensation Committee reviews your input and appreciates your time and effort in completing the survey.

(1)	With the exception of the use of a margin account to purchase our common stock in connection with the exercise of Amgen-granted stock options (i.e., “cashless exercises”).
(2)	Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

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 2026 Proxy Statement

Compensation Discussion and Analysis

Non-Direct Compensation and Payouts in Certain Circumstances

Offer Letter With Limited Severance Benefits

In connection with new hires, we typically enter into offer letters detailing their initial compensation and requirements to pay back certain elements of compensation, including for Dr. Bradner, as described further below. To attract talented executives from outside the Company, our offer letters may include severance terms that apply to terminations initiated by us and occur for reasons other than for “cause” within two years from the date of hire. These benefits may be provided to officer-level candidates to provide an incentive for them to join us by reducing the risks and costs associated with making such a job change. Other than the foregoing, our CEO and NEOs are not covered by employment agreements that provide for severance or other benefits in the event of termination.

Offer Letter–Dr. Bradner

Dr. Bradner commenced employment with the Company on December 18, 2023 and was subject to an offer letter that was negotiated in connection with his hiring. The terms of the offer letter were approved by the Compensation Committee and included our agreement to provide Dr. Bradner with a sign-on bonus to induce Dr. Bradner to accept our offer, $500,000 of which was paid in 2025. The offer letter also provided severance benefits in the event we terminated Dr. Bradner’s employment without “cause” on or before December 18, 2025.

Change of Control and Severance Benefits

Double Trigger Change of Control Severance Plan

In the event of a change of control and a qualifying termination, our Change of Control Severance Plan provides severance payments to 2,136 U.S. staff members (as of December 31, 2025), including each NEO. There are no tax gross-up payments provided under the plan. The plan is structured so that payments and benefits are provided only if there is both a change of control and a termination of employment, either by us other than for “cause” or “disability” or by the participant for “good reason” (as each is defined in the plan)—sometimes referred to as a “double trigger”—because the intent of the plan is to provide appropriate severance benefits in the event of a termination following a change of control, rather than to provide a change of control bonus. The cash severance multiple for our CEO and all other NEOs is two times annual cash compensation. The payments and benefit levels under the Change of Control Severance Plan do not influence and were not influenced by other elements of compensation. The Change of Control

Severance Plan was adopted, and is continued by the Compensation Committee:

•	To reinforce and encourage the continued attention and dedication of members of management to their assigned duties without the distraction arising from the possibility of a change of control;

•

To enable and encourage management to focus their attention on obtaining the best possible deal for our stockholders and making an independent evaluation of all possible transactions, without being influenced by their personal concerns regarding the possible impact of various transactions on the security of their jobs and benefits; and

•

To provide severance benefits to any participant who incurs a termination of employment under the circumstances described within a certain period following a change of control in recognition of their contributions to the Company.

Change of Control and Severance Treatment of Long-Term Incentive Equity Awards

Restricted Stock Units and Stock Options

All unvested RSUs and stock options have “double-trigger” acceleration of vesting that requires a qualifying termination in connection with a change of control. All RSUs and stock options vest in full only if the grantee’s employment is involuntarily terminated (other than for “cause” or “disability”) or, for a grantee subject to the Change of Control Severance Plan, voluntarily terminated with “good reason,” in each case within two years following a change of control. All RSUs and stock options also vest in the event of a termination of employment due to death or “disability” as follows: full vesting for grants made before the year of death or disability; and pro-rata vesting (based on months worked) for grants made during the year of death or disability. In the event of “retirement,” RSUs and stock options granted before the year of retirement continue vesting following retirement on their original vesting schedule, and for those awards granted in the year of retirement, they continue to vest pro-rata based on months worked. For stock options granted prior to January 1, 2025, if a retirement-eligible staff member retires, their stock options continue to vest and expire on the earlier of: (i) the fifth anniversary of their retirement date; or (ii) the end of the option term. For stock options granted subsequent to January 1, 2025, if a retirement-eligible staff member retires, their stock options continue to vest and expire at the end of the option term.

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Compensation Discussion and Analysis

Performance Units

The Compensation Committee has maintained change of control features for each of the performance periods under our performance award programs to ensure that these programs reward participants for our performance until the successful closing of any change of control. In general, the performance period ends on the quarter end immediately prior to any change of control (target performance for the operating measures applies if the change of control occurs in the first year of a performance period and, otherwise, the operating measures are based on performance at the end of the last full year(s) within the truncated performance period). If the change of control occurs within the first six months of a performance period, the amount earned is pro-rated based on the number of months of the performance period prior to the change of control. In the event of a termination of employment due to death, disability, or retirement, our performance units provide for potential earn-out at the end of the performance period based on actual results with the amount earned pro-rated based on the termination date. For additional information on the levels of payout, see “Potential Payments Upon Termination or Change of Control—Long-Term Incentive Equity Awards—Performance Units” in our Executive Compensation Tables.

Limited Retirement Benefits and Deferred Compensation Plan

Health, retirement, and other benefits programs are generally available to our U.S.-based staff members, including our NEOs, with the overall benefit programs typically targeted to align in value with those programs offered by our peer group. The primary survey used to make this comparison is the Aon Benefit Index®, last updated as of June 2025, using a comparator group of 15 companies chosen by Amgen as representative of its peer group. The data generated from this survey is used by both the Compensation Committee and Company management in evaluating the competitive positioning and program design of these health, retirement, and other benefit programs.

Retirement and Savings Plan, Supplemental Retirement Plan, and Nonqualified Deferred Compensation Plan

Our Retirement and Savings Plan, or 401(k) Plan, is available to eligible U.S.-based staff members of the Company and participating subsidiaries (except Puerto Rico). All 401(k) Plan participants are eligible to receive the same proportionate level of matching and core contributions from us. Under the 401(k) Plan, we provide to each staff member a 5% contribution on eligible compensation and up to a 5% matching contribution on voluntary deferrals. The Retirement and Savings Plan for Amgen Manufacturing Limited LLC is available to staff members in Puerto Rico.

Our Supplemental Retirement Plan, or SRP, is available to all 401(k) Plan participants and is designed to provide a “make whole” benefit to 401(k) Plan participants with eligible compensation in excess of the Internal Revenue Code’s qualified plan compensation limit. The Company credits to the SRP a 10% contribution on eligible compensation in excess of the qualified plan compensation limit to represent the equivalent percentage of Company contributions that would have been made to the 401(k) Plan if the compensation had been eligible for deferral and was deferred into the 401(k) Plan at a level sufficient to receive the maximum matching contribution. Also, for amounts voluntarily deferred by a participant into the Nonqualified Deferred Compensation Plan, or NDCP, the Company credits to the SRP a 10% contribution on such amounts. Company contributions to the SRP on eligible compensation in excess of the qualified plan compensation limit are subject to a three-year cliff vesting requirement, with vesting accelerated under certain circumstances, and Company contributions to the SRP on amounts voluntarily deferred by a participant into the NDCP are fully vested.

The SRP enables us to provide the same percentage of base salary and annual cash incentive award as a retirement contribution to U.S.-based staff members at all levels.

The NDCP offers all U.S.-based staff members (including Puerto Rico) at director level and above the opportunity to defer eligible base salary and/or annual cash incentive awards, up to maximum amounts typically permitted in similar plans sponsored by our peer group. We also have the discretion to make contributions to this plan, and we do not make such contributions on a regular basis. In 2025, no Company contributions were made to the NDCP accounts of any NEOs. We believe that offering the NDCP is appropriate because it provides participants the opportunity to save for retirement in a tax-effective fashion not readily available without our sponsorship.

Earnings under the SRP and NDCP are market-based – there are no “above market” or guaranteed rates of returns offered in these plans. SRP and NDCP participants can direct notional account investments using the 401(k) Plan investing structure (excluding the self-direct brokerage and our Company stock) plus a variety of target date funds. Unlike a traditional pension plan, which generally provides a lifetime annuity that replaces a portion of a participant’s final pay, any earnings from our 401(k) Plan, SRP, and NDCP are based on the investment return on the staff member’s own investment elections, with the participant bearing the risk of investment gains and losses.

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Compensation Discussion and Analysis

Health Savings Account and Retiree Medical Savings Account Plan for all U.S.-based Staff Members

We offer a high-deductible health plan and an associated health savings account that is generally available to U.S.-based (excluding Puerto Rico) staff members. We also maintain a Retiree Medical Savings Account Plan, or RMSA, available to U.S.-based (excluding Puerto Rico) staff members that allows all staff members to make after-tax deferrals to be used post-termination for reimbursement of eligible medical expenses. Under the RMSA, the Company credits all eligible staff members with an annual contribution ($1,000) and makes a matching contribution equal to 50% of a staff member’s own voluntary deferrals to the RMSA (to a maximum match of $1,500 per year). Company credits can be accessed to reimburse eligible medical expenses of staff members who terminate after having met the Company’s retirement criteria. We do not offer a traditional Company-paid retiree medical plan to our NEOs or other U.S.-based staff members.

Accounting Standards

Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, RSUs, and performance units under our LTI equity award program are accounted for under FASB ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our LTI equity award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

 ï 2026 Proxy Statement 81

Compensation Committee Report

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the

Company’s 2026 Annual Meeting proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

Compensation Committee of the Board of Directors

Robert A. Eckert, Chair

Wanda M. Austin

Brian J. Druker

Greg C. Garland

S. Omar Ishrak

Tyler Jacks

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Executive Compensation Tables

Executive Compensation Tables

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded to, paid to, or earned by each of our Named Executive Officers, or NEOs.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Robert A. Bradway Chief Executive Officer and President	2025 2024 2023	1,925,409 1,869,242 1,786,977	— — —	12,599,589 12,599,930 11,138,503	5,399,996 5,399,991 4,773,714	3,907,000 3,845,000 4,264,000	861,126 714,332 680,456	24,693,120 24,428,495 22,643,650
Peter H. Griffith Executive Vice President and Chief Financial Officer	2025 2024 2023	1,223,994 1,133,633 1,083,762	— — —	3,709,745 3,359,613 3,149,928	1,589,962 1,439,984 1,349,985	1,652,000 1,555,000 1,724,000	435,186 318,581 261,623	8,610,887 7,806,811 7,569,298
Murdo Gordon Executive Vice President, Global Commercial Operations	2025 2024 2023	1,233,189 1,197,268 1,144,623	— — —	3,709,745 3,709,504 3,499,708	1,589,962 1,589,966 1,499,969	1,668,000 1,642,000 1,821,000	322,575 334,762 277,511	8,523,471 8,473,500 8,242,811
David M. Reese Executive Vice President and Chief Technology Officer	2025 2024 2023	1,306,721 1,268,615 1,212,823	— — —	3,359,787 3,359,613 3,149,928	1,439,965 1,439,984 1,349,985	1,768,000 1,740,000 1,929,000	415,835 318,610 260,919	8,290,308 8,126,822 7,902,655
James E. Bradner Executive Vice President, Research and Development	2025 2024	1,238,580 1,214,331	500,000 1,021,429	3,359,787 9,528,772	1,439,965 1,289,932	1,675,000 1,661,000	426,535 198,917	8,639,867 14,914,381

(1)

Reflects base salary earned in each bi-weekly pay period (or portion thereof) during each fiscal year before pre-tax contributions and, therefore, includes compensation deferred under our nonqualified deferred compensation plan, or NDCP. Under payroll practices for salaried staff members of our U.S. entities, including our NEOs, base salary earned in a pay period is computed by dividing the annual base salary then in effect by 26, which is the number of full bi-weekly pay periods in a year.

(2)

Dr. Bradner was not an NEO in 2023. Dr. Bradner commenced employment with the Company on December 18, 2023. The amount shown in the bonus column for 2025 is the final cash payment of a sign-on bonus intended to induce Dr. Bradner to join the Company. See also the Agreement between Amgen Inc. and James Bradner, dated December 13, 2023, filed as Exhibit 10.14 to our Annual Report on Form 10-K for the year ended December 31, 2024.

(3)

For 2025, reflects the grant date fair values of performance units for the 2025-2027 performance period and restricted stock units, or RSUs, granted during 2025 determined in accordance with Accounting Standards Codification, or ASC, Topic 718 (see footnotes 6 and 7 to the “Grants of Plan-Based Awards” table for information on how these amounts were determined).

The number of units to be earned for the performance units granted during 2025 is based on the average of our performance against two annual non-GAAP financial operating performance measures established at the commencement of the three year performance period, with the payout from performance against such measures modified up or down by our total shareholder return, or TSR, relative to the TSRs of the companies in the Standard & Poor’s 500 Index, or S&P 500, all computed over the three-year performance period. These operating performance measures are performance conditions, as defined under ASC 718, while the relative TSR measure is a market condition under ASC 718. The values shown in this table and the “Grants of Plan-Based Awards” table are based on probable outcomes of these performance conditions as of the grant date, and target performance of the TSR market condition. The table below shows the grant date fair values under ASC 718 of these performance unit awards: (1) if the maximum is achieved with regard to all of the operating performance measures which would result in an earnout of 170% based on the operating performance measures with the TSR market condition at target, which would result in no increase or decrease of the 170% operating performance based on the TSR market condition; and (2) if the maximum is achieved with regard to all of the operating performance measures and maximum performance occurs under the TSR market condition which results in an additional 30% earnout, for total earned payout of 200% of performance units granted.

 ï 2026 Proxy Statement 83

Executive Compensation Tables

Value of Performance Units for the 2025-2027 Performance Period

Name	Maximum Performance of Operating Metrics and Target TSR Performance ($)	Maximum Performance of Operating Metrics and TSR Metrics ($)
Robert A. Bradway	15,299,421	17,999,524
Peter H. Griffith	4,504,815	5,299,782
Murdo Gordon	4,504,815	5,299,782
David M. Reese	4,079,904	4,799,989
James E. Bradner	4,079,904	4,799,989

(4)

For 2025, reflects the grant date fair values of nonqualified stock options granted during 2025 determined in accordance with ASC 718 (see footnote 8 to the “Grants of Plan-Based Awards” table for information on how these amounts were determined).

(5)

Reflects amounts that were earned under our Executive Incentive Plan, or EIP, for 2025 performance which were determined and paid in March 2026 (see footnote 2 to the “Grants of Plan-Based Awards” table for information on how these amounts were determined). For a description of our EIP, see “Elements of Compensation and Specific Compensation Decisions—Annual Cash Incentive Awards” in our Compensation Discussion and Analysis.

(6)	See the subsection “All Other Compensation—Perquisites and Other Benefits” immediately following these footnotes.

All Other Compensation—Perquisites and Other Benefits

Perquisites. The amounts reported reflect the aggregate incremental cost of perquisites and other personal benefits provided to our NEOs and are included in the “All Other Compensation” column of the “Summary Compensation Table.” The following table sets forth the perquisites provided to our NEOs in 2025.

	Personal Use of Company Aircraft(1)	Personal Use of Company Car and Driver(2)	Personal Financial Planning Services	Other(3)

Name	Aggregate Incremental Cost($)	Aggregate Incremental Cost($)	Aggregate Incremental Cost($)	Aggregate Incremental Cost($)	Total($)
Robert A. Bradway	134,074	4,690	15,000	131,347	285,111
Peter H. Griffith	8,235	262	15,000	134,740	158,237
Murdo Gordon	2,583	—	15,000	18,130	35,713
David M. Reese	—	—	15,000	96,859	111,859
James E. Bradner	1,117	55	—	136,065	137,237

(1)

The aggregate incremental cost of use of our aircraft for personal travel by our NEOs is allocated entirely to the highest ranking NEO present on the planned flight (except for on-board catering costs which are allocated equally to each NEO present). If each NEO present on the flight is the same level, the aggregate incremental cost of use of our aircraft for personal travel is allocated equally to each NEO present. The aggregate incremental cost for personal use of our aircraft is calculated based on our variable operating costs, which include crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs, fuel, trip-related maintenance, and other smaller variable costs. In determining the incremental cost relating to fuel and trip-related maintenance, we applied an estimate derived from our average costs, consistent with the methodology used in prior years. We believe that the use of this methodology for 2025 is a reasonably accurate method for calculating fuel and trip-related maintenance costs. Because our aircraft are used primarily for business travel, we do not include fixed costs that do not change based on usage, such as pilot salaries, our aircraft purchase costs, and the cost of maintenance not related to trips.

(2)

The aggregate incremental cost for personal use of the car and driver provided by us is determined as the sum of the cost of fuel, driver overtime costs allocable to personal usage, and maintenance costs for the total number of personal miles driven. Personal miles include travel to and from work/home. As the cars are used primarily for business travel, fixed costs that would be incurred by us to operate the Company’s cars for business use such as car lease or rental costs and driver salaries are not included.

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Executive Compensation Tables

(3)	Other expenses include:
(a)

For NEOs who were impacted by the January 2025 Southern California wildfires by the loss of their homes and vehicles, the Company provided limited disaster relief support of $116,326 for Mr. Griffith and $90,525 for Dr. Reese, primarily composed of short-term home security to protect Company assets. Additional support provided to Mr. Griffith included administrative assistance with disaster-related insurance documentation.

(b)

Enhancements made to the Company’s executive security program in 2025 included measures such as cyber and digital security surveillance and enhanced residential security in the amount of $118,620 for Mr. Bradway, $6,334 for Messrs. Griffith and Gordon and Dr. Reese, and $3,167 for Dr. Bradner. For more information, see “Perquisites” in our Compensation Discussion and Analysis.

(c)

Dr. Bradner relocated from Massachusetts to Thousand Oaks, California in 2025. In accordance with our relocation policy for executives who agree to relocate on the Company’s behalf, the incremental cost of certain relocation benefits that were provided to Dr. Bradner in 2025 in connection with his relocation include $103,121 to relocate household goods and $19,681 for home closing and other relocation costs.

(d)	Company contributions to non-profit charities designated by the executive in the amount of $10,000 for Messrs. Bradway, Gordon and Griffith and Dr. Bradner.
(e)	Annual executive physicals (available to all officers of the Company).

Other Benefits. The following table sets forth compensation for our NEOs in 2025 incurred in connection with our 401(k) Plan, our NDCP, and our SRP. These amounts, along with the perquisites and other benefits discussed above, are included in the “All Other Compensation” column of the “Summary Compensation Table.” See “Nonqualified Deferred Compensation” below for a description of these plans.

Name	Company Contributions to 401(k) and Savings Plan($)	Company Credits to Nonqualified Deferred Compensation Plan	Company Credits to Supplemental Retirement Plan($)	Total($)
Robert A. Bradway	35,000	—	541,015	576,015
Peter H. Griffith	35,000	—	241,949	276,949
Murdo Gordon	35,000	—	251,862	286,862
David M. Reese	35,000	—	268,976	303,976
James E. Bradner	35,000	—	254,298	289,298

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Executive Compensation Tables

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our NEOs for the year ended December 31, 2025. All of our equity-based awards were granted under the Amgen Inc. Amended and Restated 2009 Equity Incentive Plan, as amended.

Name	Grant Date	Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (# of units)(3)			All Other Stock Awards: Number of Shares of Stock or Units(#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)
			Threshold	Target	Maximum	Threshold	Target	Maximum

			EIP/GMIP			Performance Units			RSUs	Stock Options
Robert A. Bradway			(2)	(2)	14,796,250
	5/6/2025	3/3/2025				(3)	31,008	62,016				8,999,762	(6)
	5/6/2025	3/3/2025							13,311			3,599,827	(7)
	5/6/2025	3/3/2025								86,042	270.44	5,399,996	(8)
Peter H. Griffith			(2)	(2)	8,877,750
	5/6/2025	3/3/2025				(3)	9,130	18,260				2,649,891	(6)
	5/6/2025	3/3/2025							3,919			1,059,854	(7)
	5/6/2025	3/3/2025								25,334	270.44	1,589,962	(8)
Murdo Gordon			(2)	(2)	8,877,750
	5/6/2025	3/3/2025				(3)	9,130	18,260				2,649,891	(6)
	5/6/2025	3/3/2025							3,919			1,059,854	(7)
	5/6/2025	3/3/2025								25,334	270.44	1,589,962	(8)
David M. Reese			(2)	(2)	8,877,750
	5/6/2025	3/3/2025				(3)	8,269	16,538				2,399,995	(6)
	5/6/2025	3/3/2025							3,549			959,792	(7)
	5/6/2025	3/3/2025								22,944	270.44	1,439,965	(8)
James E. Bradner			(2)	(2)	8,877,750
	5/6/2025	3/3/2025				(3)	8,269	16,538				2,399,995	(6)
	5/6/2025	3/3/2025							3,549			959,792	(7)
	5/6/2025	3/3/2025								22,944	270.44	1,439,965	(8)

(1)	Reflects the date on which the grants were approved by the Compensation Committee.
(2)

Represents awards to our NEOs made under our EIP. For our EIP participants, the “maximum” amounts shown in the table above reflect the largest possible payments under our EIP for the 2025 performance period, based on non-Generally Accepted Accounting Principles, or non-GAAP, net income, as defined for the EIP and reported and reconciled in Appendix B. There are no thresholds or targets under the EIP. The EIP provides that the Compensation Committee may use “negative discretion” to award any amount that does not exceed the maximum. Consistent with its practice since the EIP was approved by our stockholders, the Compensation Committee employed the pre-established Company performance goals under our Global Management Incentive Plan, or GMIP, as illustrated in the table below, in determining the actual amounts awarded under the EIP in 2025.

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Our 2025 Company performance goals under the GMIP were financial and operating performance goals weighted as follows: (1) Deliver Results (60%)—30% Revenues and 30% Non-GAAP Net Income (as reported and reconciled in Appendix B); (2) Progress Innovative Pipeline (30%)—20% Execute Key Clinical Studies & Regulatory Filings and 10% Advance Early Pipeline; and (3) Deliver Annual Priorities (10%). There are no payouts for below-threshold performance on any of our Company financial performance goals. Threshold performance on our “Progress Innovative Pipeline” and “Deliver Annual Priorities” goals results in 50% earned for those metrics. Certain measurements of performance for the non-financial metrics are more subjective in nature and for threshold performance could result in a very small payout percentage (less than 1% of an annual cash incentive award) and, as such, no threshold amounts are shown in the tables. The 2025 Company performance goals under the GMIP at target and maximum payout levels, which are based on a multiple of salary, are shown in the table below. Maximum performance under all of the performance metrics results in 225% of target payout opportunity being earned. The actual amounts awarded under our Company operating performance goals for 2025 were based on achievement of 136.0% performance against target and are reported as “Non-Equity Incentive Plan Compensation” in our “Summary Compensation Table” and are shown in the table below. For a description of our pre-established Company performance goals and the use of the GMIP in the Compensation Committee’s exercise of negative discretion see “Elements of Compensation and Specific Compensation Decisions—Annual Cash Incentive Awards” in our Compensation Discussion and Analysis.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards($)			Non-Equity Incentive Plan Compensation ($)

Name	Threshold	Target	Maximum	Actual
Robert A. Bradway	—	2,872,731	6,463,645	3,907,000
Peter H. Griffith	—	1,214,492	2,732,607	1,652,000
Murdo Gordon	—	1,226,623	2,759,902	1,668,000
David M. Reese	—	1,299,762	2,924,465	1,768,000
James E. Bradner	—	1,231,985	2,771,966	1,675,000

(3)

Reflects estimated payouts regarding performance units granted during 2025 for the 2025-2027 performance period for NEOs. The number of units granted (which equals the target number of units of the award) will be multiplied by a payout percentage, which can range from 0% to 200%, to determine the number of units earned by the participant at the end of the performance period. Shares of our Common Stock will be issued on a one-for-one basis for each performance unit earned.

For all the NEOs, the payout percentage for the 2025-2027 performance period is earned based on the average of the three years of performance under the two non-GAAP annual operating measures, with the amount that can be earned under such operating measures ranging from 30% for threshold to 170% for maximum performance, which is then modified up or down by up to 30 percentage points based on our relative TSR performance ranking over the three-year performance period. All goals are set at the commencement of the three-year performance period. The non-GAAP operating measures are: (1) earnings per share; and (2) return on invested capital, or ROIC. Each of the operating measures are measured against goals established at the commencement of the three-year performance period for each year in the 2025-2027 performance period, which runs from January 1, 2025 through December 31, 2027. Each applicable operating measure is weighted equally (one-half per measure) to determine the total operating measure percentage for that year. At the end of the performance period, the final annual operating performance percentages for each of the three years are averaged to determine the score for the three-year performance period. The TSR modifier is based on how the TSR of our Common Stock ranks relative to the TSRs of the companies that are listed in the S&P 500 (the Reference Group), over the period from the date of grant through the end of the performance period. If the rank of the TSR of our Common Stock equals or exceeds the 75th percentile or equals or is less than the 25th percentile, the TSR modifier increases or decreases the payout by 30 percentage points, respectively. If the TSR of our Common Stock is at the 50th percentile, the TSR modifier is zero. Linear interpolation is used to determine the TSR modifier if the rank of the TSR of our Common Stock falls between these percentiles. If our absolute TSR over the performance period is less than 0, however, then the modifier cannot be greater than 0. The Compensation Committee certifies the number of performance units earned and payable following completion of the performance period.

All performance units accrue dividend equivalents deemed reinvested in shares and that are payable in shares only when, and to the extent that, the underlying performance units are earned. For more information, see “Elements of Compensation and Specific Compensation Decisions—Long-Term Incentive Equity Awards” in our Compensation Discussion and Analysis.

(4)

Reflects the RSUs granted during 2025 to our NEOs. RSUs accrue dividend equivalents that are deemed reinvested in shares and payable only when, and to the extent that, the underlying RSUs vest and shares are issued to the recipient. RSUs granted during 2025 vest over four years in four equal annual installments on the first, second, third, and fourth anniversaries of the grant date, subject to continued service through the vesting date.

(5)

Reflects the 2025 annual grant of nonqualified stock options to our NEOs. Stock options granted during 2025 vest over four years in four equal annual installments on the first, second, third, and fourth anniversaries of the grant date, subject to continued service through the vesting date.

(6)

Reflects the grant date fair values of performance units granted to our NEOs for the 2025-2027 performance period determined in accordance with ASC 718, based on the number of performance units granted multiplied by: (i) the operating measure percentage earnout based on the probable outcomes of financial performance under the operating measures over the three-year performance period as of the grant date; and (ii) the grant date fair value per unit of $290.24, which reflects the impact of the TSR modifier of $19.80 per share, which is a market condition. The grant date fair value per unit was calculated using a payout

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simulation model with the following key assumptions: risk-free interest rate of 3.7%; volatility of the price of our Common Stock of 24.2%; the closing price of our Common Stock on the grant date of $270.44 per share; volatilities of the prices of the stocks of the Reference Group; and the correlations of returns on our Common Stock and the stocks of the Reference Group to simulate TSRs and their resulting impact on the payout percentages based on the contractual terms of the performance units.

(7)

Reflects the grant date fair values of RSUs granted during 2025 determined in accordance with ASC 718 based on the number of RSUs granted multiplied by the grant date fair value per unit of $270.44 on May 6, 2025. The grant date fair value per unit equals the closing price of our Common Stock on the grant date. RSUs accrue dividends that are deemed reinvested in shares and payable only when, and to the extent that, the underlying RSUs vest and are issued to the participant.

(8)

Reflects the grant date fair values of stock options granted during 2025 determined in accordance with ASC 718 based on the number of options granted multiplied by the grant date fair value per option of $62.76. The grant date fair value of an option was determined using a Black-Scholes option valuation model with the following key assumptions: risk-free interest rate of 4.0%; expected life of 5.8 years; expected volatility of the price of our Common Stock of 27.8%; expected dividend yield of 3.2%; and the exercise price of $270.44.

The estimated payouts of the performance units are based on the valuation assumptions described above and disclosed in the limited context of our executive compensation program and should not be understood to be statements of our expectations of our stock price or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

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Executive Compensation Tables

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards held by each of our NEOs at December 31, 2025.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/Option)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Yet Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Yet Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
	Stock Options(1)				Restricted Stock Units and Dividend Equivalents		Performance Units and Dividend Equivalents
Robert A.	—	86,042	270.44	5/6/2035	41,433	13,561,435	63,535	(4)	20,795,641
Bradway	—	77,877	300.30	5/7/2034			59,067	(5)	19,333,220
	37,633	76,407	235.97	5/2/2033			42,657	(6)	13,962,063
	74,255	38,253	230.92	5/2/2032
	115,307	—	239.64	4/30/2031
	102,031	—	236.36	5/5/2030
	137,840	—	177.31	5/3/2029
	108,444	—	177.46	4/27/2028
	130,718	—	162.60	5/1/2027
	119,782	—	156.35	5/3/2026
Peter H.	—	25,334	270.44	5/6/2035	11,669	3,819,380	18,707	(4)	6,122,988
Griffith	—	20,767	300.30	5/7/2034			15,750	(5)	5,155,133
	10,642	21,608	235.97	5/2/2033			12,063	(6)	3,948,341
	20,999	10,818	230.92	5/2/2032
	28,985	—	239.64	4/30/2031
	28,341	—	236.36	5/5/2030
Murdo	—	25,334	270.44	5/6/2035	12,498	4,090,720	18,707	(4)	6,122,988
Gordon	—	22,930	300.30	5/7/2034			17,390	(5)	5,691,921
	11,824	24,009	235.97	5/2/2033			13,403	(6)	4,386,936
	23,332	12,020	230.92	5/2/2032
	36,231	—	239.64	4/30/2031
	29,050	—	236.36	5/5/2030
	39,382	—	177.31	5/3/2029
David M.	—	22,944	270.44	5/6/2035	11,290	3,695,330	16,943	(4)	5,545,613
Reese	—	20,767	300.30	5/7/2034			15,750	(5)	5,155,133
	10,642	21,608	235.97	5/2/2033			12,063	(6)	3,948,341
	20,999	10,818	230.92	5/2/2032
	34,782	—	239.64	4/30/2031
	29,050	—	236.36	5/5/2030
	39,382	—	177.31	5/3/2029
	7,807	—	177.46	4/27/2028
	8,714	—	162.60	5/1/2027
James E.	—	22,944	270.44	5/6/2035	30,481	9,976,736	16,943	(4)	5,545,613
Bradner	—	18,603	300.30	5/7/2034			14,110	(5)	4,618,344

(1)

In general, stock options expire on the tenth anniversary of their grant date. For stock options granted prior to January 1, 2025, if a retirement-eligible staff member retires, their stock options continue to vest and expire on the earlier of: (i) the fifth anniversary of their retirement date; or (ii) the end of the option term. For stock options granted subsequent to January 1, 2025, if a retirement-eligible staff member retires, their stock options continue to vest and expire at the end of the option term. Further, stock options granted subsequent to January 1, 2025 vest over four years in equal annual installments on the first, second, third, and fourth

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anniversaries of the grant date, subject to continued service through the vesting date. Stock options granted prior to January 1, 2025 vest over four years with no vesting in the first year and vesting in three approximately equal annual installments on the second, third, and fourth anniversaries of the grant date, subject to continued service through the vesting date. The grant date is 10 years preceding the expiration date in the table.

(2)

The following table shows the vesting of RSUs and related accrued dividend equivalents (rounded down to the nearest whole number of units) outstanding as of December 31, 2025. RSUs accrue dividends that are deemed reinvested in shares and payable only when, and to the extent that, the underlying RSUs vest and are issued to the participant.

	Granted on

Name	May 6, 2025(a)	May 7, 2024(b)	February 9, 2024(b)	May 2, 2023(c)	May 2, 2022(d)
Robert A. Bradway	13,637	12,651	—	9,864	5,281
Peter H. Griffith	4,014	3,372	—	2,790	1,493
Murdo Gordon	4,014	3,724	—	3,100	1,660
David M. Reese	3,635	3,372	—	2,790	1,493
James E. Bradner	3,635	3,021	23,825	—	—

(a)	Scheduled to vest in approximately equal amounts on each of the first, second, third and fourth anniversaries of the grant date.
(b)	Scheduled to vest at a rate of approximately 33%, 33%, and 34% on the second, third, and fourth anniversaries of the grant date, respectively.
(c)	Scheduled to vest in approximately equal amounts on each of the third and fourth anniversaries of the grant date.
(d)	Scheduled to vest on the fourth anniversary of the grant date.

(3)

The market values of RSUs and performance units (and related dividend equivalents) were calculated by multiplying the number of RSUs outstanding or the number of performance units as determined in accordance with the SEC, rules and footnotes 4 through 6 below, as applicable, by the closing price of our Common Stock on December 31, 2025 ($327.31).

(4)

Reflects the sum of the number of performance units granted for the 2025–2027 performance period (January 1, 2025 to December 31, 2027) and the related dividend equivalents accrued through December 31, 2025, multiplied by the maximum payout percentage of 200%. As required by SEC rules, the maximum payout percentage is disclosed in the table because the estimated payout percentage as of December 31, 2025 is greater than the target level of performance of the performance units granted (based on the sum of: (1) the estimated outcomes of our operating measures to be achieved; and (2) the TSR modifier based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the May 6, 2025 grant date to December 31, 2025. The number of dividend equivalents multiplied by the 200% payout percentage (rounded down to the nearest whole number of units) included in the table above are as follows: 1,519 units for Mr. Bradway; 447 units for Messrs. Griffith and Gordon; and 405 units for Drs. Reese and Bradner. Dividend equivalents are only paid when and to the extent the underlying performance units are earned and shares issued.

(5)

Reflects the sum of the number of performance units granted for the 2024–2026 performance period (January 1, 2024 to December 31, 2026) and the related dividend equivalents accrued through December 31, 2025, multiplied by the maximum payout percentage of 200%. As required by SEC rules, the maximum payout percentage is disclosed in the table because the estimated payout percentage as of December 31, 2025 is greater than the target level of performance of the performance units granted (based on the sum of: (1) the estimated outcomes of our operating measures to be achieved; and (2) the TSR modifier based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the May 7, 2024 grant date to December 31, 2025. The number of dividend equivalents multiplied by the 200% payout percentage (rounded down to the nearest whole number of units) included in the table above are as follows: 3,099 units for Mr. Bradway; 826 units for Mr. Griffith and Dr. Reese; 912 units for Mr. Gordon; and 740 units for Dr. Bradner. Dividend equivalents are paid only when, and to the extent that, the underlying performance units are earned and shares issued.

(6)

Reflects the number of performance units granted for the 2023-2025 performance period (January 1, 2023 to December 31, 2025), and related dividend equivalents accrued through December 31, 2025, multiplied by the actual payout percentage of 124.0%, which is based on our actual performance under our operating measures of 105.6% and the relative TSR percentage modifier of 18.4 percentage points based on our actual TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the May 2, 2023 grant date to December 31, 2025. The number of dividend equivalents multiplied by the 124.0% payout percentage noted above (rounded down to the nearest whole number of units) included in the table above are as follows: 3,584 units for Mr. Bradway; 1,013 units for Mr. Griffith and Dr. Reese; and 1,126 units for Mr. Gordon. Since these performance units were paid in 2026, they will be reflected in the “Option Exercises and Stock Vested” table as vested shares in next year’s proxy statement.

The estimated payouts of the performance units are based on the valuation assumptions described above and disclosed in the limited context of our executive compensation program and should not be understood to be statements of our expectations of our stock price or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

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Executive Compensation Tables

Option Exercises and Stock Vested

The following table summarizes the exercise of options, the vesting of RSUs, and the payment of performance units earned for the 2022-2024 performance period (and related dividend equivalents, as applicable) for each of our NEOs during the year ended December 31, 2025. The 2022-2024 performance units had a performance period from January 1, 2022 through December 31, 2024 and became payable as shares upon certification by our Compensation Committee in March 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(3)
Robert A. Bradway	—	—	40,794	12,377,539
Peter H. Griffith	—	—	11,373	3,453,420
Murdo Gordon	—	—	12,816	3,888,823
David M. Reese	8,711	1,192,259	11,632	3,528,023
James E. Bradner	—	—	—	—

(1)	The amount represents the exercise of stock options granted in May 2016 and expiring in May 2026.
(2)	The value realized on exercise of options reflects the price at which shares acquired upon exercise were sold or valued for income tax purposes, net of the exercise price for acquiring the shares.
(3)

The value shown is the closing price of a share of our Common Stock on the business days immediately prior to the vesting dates of RSUs and to the payment date for the performance units, as applicable, multiplied by the number of units vested/paid, including cash received in lieu of fractional dividend equivalents. Vested RSUs and earned performance units convert on a one-for-one basis into shares of Common Stock.

Nonqualified Deferred Compensation

The following table sets forth summary information regarding aggregate contributions to and account balances under our SRP and NDCP for, and as of, the year ended December 31, 2025. There were no withdrawals by any of the NEOs in 2025.

Name	2025 Executive Contributions ($)	2025 Company Contributions ($)(2)	2025 Earnings (Losses) ($)(3)	Balance as of 12/31/2025 ($)(4)
Robert A. Bradway
NDCP(1)	769,000	—	1,381,211	15,217,614
SRP	—	541,015	1,817,082	14,589,179
Peter H. Griffith
NDCP(1)	1,255,710	—	(117,628)	7,642,111
SRP	—	241,949	247,776	1,927,414
Murdo Gordon
NDCP(1)	423,401	—	571,959	4,207,906
SRP	—	251,862	431,762	2,345,630
David M. Reese
NDCP	—	—	13,109	148,789
SRP	—	268,976	332,193	3,091,606
James E. Bradner
NDCP	—	—	—	—
SRP	—	254,298	49,124	390,271

(1)

Reflects the portions of the annual cash incentive awards deferred and contributed to the NDCP in the amount of $769,000 by Mr. Bradway, $1,244,435 by Mr. Griffith and $253,193 by Mr. Gordon, which was included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” in 2024, the year it was earned. Also reflects a portion of the salary deferred and contributed to the NDCP in the amount of $11,275 and $170,208 by Mr. Griffith and Mr. Gordon, respectively, that was included in the “Salary” column of the “Summary Compensation Table” in 2025, the year it was earned.

(2)

Reflects credits to the SRP that are subject to the cliff vesting requirement that the employee continue employment with the Company for three years, with vesting accelerated under certain circumstances.

(3)	Reflects earnings/(losses) in the NDCP and SRP for 2025.
(4)

Reflects balances in the NDCP and SRP on December 31, 2025. All amounts are vested, except for the $390,271 balance in the Supplemental Retirement Plan for Dr. Bradner, which will vest on December 18, 2026, the third anniversary of his hire date. These balances include the following aggregate amounts that are reported as compensation in this proxy statement in the “Summary Compensation Table” in 2025, 2024, and 2023: $3,283,480 for Mr. Bradway; $3,349,748 for Mr. Griffith; $1,710,607 for Mr. Gordon; $780,896 for Dr. Reese; and $339,799 for Dr. Bradner.

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General Provisions of the Supplemental Retirement Plan and Nonqualified Deferred Compensation Plan

For 401(k) eligible staff members, the Company credits to the SRP a 10% contribution on eligible compensation earned in excess of the Internal Revenue Code’s qualified plan compensation limit and on amounts voluntarily deferred by a participant into the NDCP. No “above market” crediting rates are offered under the SRP and employee contributions to the SRP are not permitted.

The SRP and the NDCP are unfunded plans for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. Deferred amounts are our general unsecured obligations and are subject to our ongoing financial solvency. We have established a grantor trust (a so-called “rabbi” trust) for the purpose of accumulating funds to assist us in satisfying our obligations under the NDCP. Earnings on amounts contributed to our SRP and NDCP, like our 401(k) Plan, are based on participant selections among the deemed investment options selected by an internal committee. This committee has the sole discretion to discontinue, substitute, or add investment options at any time. Participants can select from among these investment options for purposes of determining the earnings or losses that we will credit to their plan accounts, but they do not have an ownership interest in the investment options they select. Unlike our 401(k) Plan, we do not offer the opportunity for NDCP or SRP participants to invest through a brokerage window or in our Common Stock. The investment options available to NDCP and SRP participants also differ from our 401(k) in that they include six target date portfolios which are used as default investment options (the “Target Retirement Portfolios”). The investment options available during 2025 are described in the subsection “Investment Options Under the 401(k), Supplemental Retirement, and Nonqualified Deferred Compensation Plans” below. Invested credits can be reallocated among available plan investment options on any business day and effective at the close of business on that day (subject to the time of day the reallocation request is made on a day the market is open).

Retirement and Savings Plan (401(k) Plan) and Supplemental Retirement Plan

Our 401(k) Plan is a qualified plan available to regular U.S.-based staff members of the Company and participating subsidiaries (except Puerto Rico). All 401(k) Plan participants, including our NEOs, are eligible to receive the same proportionate level of matching and nonelective or “core” contributions from us. Company contributions on eligible compensation earned above the Internal Revenue Code qualified plan compensation limit and on amounts that were voluntarily deferred by a staff member to the NDCP are credited to our SRP, a nonqualified plan that is available to all 401(k) Plan-eligible staff members.

Contributions. We make a core contribution of 5% of eligible compensation to all regular U.S.-based staff members under the 401(k) Plan, regardless of whether the staff members elect to defer any of their own compensation to the 401(k) Plan. In addition, participants are eligible to receive matching contributions of up to 5% of eligible compensation they contribute to the 401(k) Plan (up to maximum contribution limits allowed under the Internal Revenue Code). As discussed above, under our SRP, we credit 10% of each participant’s eligible compensation that is in excess of the qualified plan compensation limit. We also credit to the SRP 10% of each participant’s compensation they elect to defer to the NDCP.

Distributions. Participants receive distributions from the SRP following their termination of employment. Participants may elect to receive distributions as a lump sum payment in the first or second year following termination of employment, or, for balances in excess of $100,000, in installments that commence in the year following termination. For our NEOs, Section 409A of the Internal Revenue Code generally requires that their distributions may not occur earlier than six months following our NEO’s termination of employment.

Vesting. Participants in the 401(k) Plan are immediately vested in participant and matching contributions and related earnings and losses on such amounts. Participants in the 401(k) Plan who were hired before January 1, 2020 are also immediately vested in core contributions and related earnings and losses on such amounts. Participants in the 401(k) Plan who were hired on or after January 1, 2020 will only become 100% vested in core contributions and related earnings and losses on such amounts after three years of service. Participants in the SRP are immediately vested in matching contributions that are made by us with respect to amounts the participants deferred under the NDCP and related earnings and losses on such amounts, and are fully vested in the remainder of their accounts upon the earlier of: (i) three continuous years of their service to us; (ii) termination of their employment on or after their normal retirement date (as defined in the 401(k) Plan); (iii) their disability (as defined in the 401(k) Plan); (iv) their death; or (v) a change of control and termination of their employment as described below in “Potential Payments Upon Termination or Change of Control—Change of Control Severance Plan.”

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Executive Compensation Tables

Nonqualified Deferred Compensation Plan

Our NDCP allows participants to defer receipt of a portion of their eligible compensation to a future date, with an opportunity to earn tax-deferred returns on the deferrals. Members of our Board of Directors, or Board, and our U.S.- and Puerto Rico-based staff members at the director level or above, which include our NEOs, are eligible to participate in this plan. All participants in this plan participate on the same basis.

Contributions. Participants who are staff members may elect to defer up to a maximum of 50% of their eligible base salary, up to a maximum of 80% of their annual cash incentive award, and up to 80% of sales commissions. Non-employee members of our Board may defer all or a portion of their fees, including retainers and meeting fees. In addition, we may, in our sole discretion, contribute additional amounts to any participant’s account at any time, such as contributing sign-on bonuses to the accounts of newly hired staff members or for retention purposes.

Distributions. Participants may elect to receive distributions as a lump sum or, for balances in excess of $100,000, in annual installments for up to ten years. For most participants, distributions commence in the first or second year following the participant’s termination of employment. For our NEOs, Section 409A of the Internal Revenue Code generally requires that distributions may not occur earlier than six months following our NEO’s termination of employment. Participants may also petition for a distribution due to an unforeseeable financial hardship.

Vesting. Participants are at all times 100% vested in the amounts they elect to defer and related earnings and losses on such amounts.

Investment Options Under the 401(k), Supplemental Retirement, and Nonqualified Deferred Compensation Plans

The investment options under the 401(k), the SRP, and the NDCP are substantially the same and the associated rates of return are contained in the tables below. For the SRP and the NDCP only, six target retirement portfolio options (referred to as “Target Retirement Portfolios” below) are among the deemed investment options and are based on different target retirement dates and designed to provide an all-in-one investment option for creating a diversified portfolio. Each portfolio is an asset allocation strategy built around a combination of investments that is adjusted over time to gradually become more conservative as the target maturity date of the portfolio approaches.

For the 401(k) Plan only, participants may make investments in our Common Stock (no more than 20% of the value of a participant’s account) and access a self-directed brokerage window. Since these options are only available in the 401(k) Plan, the performance of these additional investment options is not included in the following table.

Name of Investment Option(1)	Rate of Return for 2025	Name of Investment Option(1)	Rate of Return for 2025
Target Retirement Portfolio Options		Capital Preservation	3.42%
Amgen Target Retirement Portfolio Income	12.81%	Fixed Income Index	7.28%
Amgen Target Retirement Portfolio 2020	12.87%	Fixed Income Active	7.56%
Amgen Target Retirement Portfolio 2030	14.35%	International Equity Index	32.90%
Amgen Target Retirement Portfolio 2040	17.43%	International Equity Active	25.56%
Amgen Target Retirement Portfolio 2050	19.93%	U.S. Equity Index	17.07%
Amgen Target Retirement Portfolio 2060	20.49%	U.S. Equity Active	14.37%

(1)	The respective administrators of the plans retain the right to change, at their discretion, the available investment options.

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Potential Payments Upon Termination or Change of Control

Change of Control Severance Plan

Our Amended and Restated Change of Control Severance Plan, or Change of Control Severance Plan, provides a lump sum payment and certain other benefits for each participant in the plan who separates from employment with us in connection with a change of control only. Our Compensation Committee periodically reviews the terms of the Change of Control Severance Plan, which was originally adopted in 1998, to ensure it is aligned with current governance best practices. No tax gross-up payments are provided under the Change of Control Severance Plan. If a change of control occurs and a participant’s employment is terminated by us other than for cause or disability, or is terminated by the participant for good reason, within two years after the change of control, a participant under the Change of Control Severance Plan would be entitled to:

•	a lump sum cash payment in an amount equal to the product of:

–	a benefits multiple of one or two based on the participant’s position (each of our NEOs has a benefits multiple of two); and

–

the sum of (i) the participant’s annual base salary immediately prior to termination or, if higher, immediately prior to the change of control, plus (ii) the participant’s targeted annual cash incentive award for the year in which the termination occurs;

•

if, as a result of the participant’s termination of employment, the participant becomes entitled to, and timely elects to continue, healthcare (including any applicable vision benefits) and/or dental coverage under Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, Company-paid group health and dental insurance continuation coverage for the participant and his or her dependents under COBRA until the earlier of (i) the expiration of a participant’s eligibility for coverage under COBRA, or (ii) the expiration of the 18-month period immediately following the participant’s termination (whichever occurs earlier); and

•

either a lump-sum cash payment or a contribution to our SRP, as determined by us in our sole discretion, in an amount equal to the sum of (1) the product of $2,500 and the participant’s benefits multiple, plus (2) the product of (x) 10%, (y) the sum of (i) the participant’s annual base salary as in effect immediately prior to the participant’s termination or, if higher, as in effect immediately prior to the change of control, plus (ii) the participant’s targeted annual cash incentive award for the year in which the termination occurs (which equals the participant’s annual base salary multiplied by the participant’s target annual cash incentive award percentage, each as in effect immediately prior to the termination or, if higher, as in effect immediately prior to the change of control), and (z) the benefits multiple; and indemnification and, if applicable, directors’ and officers’ liability insurance provided by us for four years following the participant’s termination (each of our NEOs would receive such liability insurance benefits, which would result in no additional cost to us).

If all payments or benefits received under the Change of Control Severance Plan or any other plan, arrangement, or agreement would cause the participant to be subject to excise tax, then the payments will be reduced to the extent necessary to avoid the excise tax, provided that the reduced payments, net of federal, state, and local income taxes, are greater than the payments without such reduction, net of federal, state, and local income taxes, and excise tax.

The plan provides that the benefits described above would be provided in lieu of any other severance benefits that may be payable by us (other than accrued vacation and similar benefits otherwise payable to all staff members upon a termination). The plan also provides that the benefits described above may be forfeited if the participant discloses our confidential information or solicits or offers employment to any of our staff members during a period of years equal to the participant’s benefits multiple following the participant’s termination.

The plan is subject to automatic one-year extensions unless we notify participants no later than November 30 that the term will not be extended. If a change of control occurs during the term of the plan, the plan will continue in effect for at least 24 months following the change of control. Prior to a change of control, we can amend the plan at any time. After a change of control, the plan may not be terminated or amended in any way that adversely affects a participant’s interests under the plan, unless the participant consents in writing.

“Change of Control” is defined in the plan as the occurrence of any of the following:

•

any person, entity, or group has acquired beneficial ownership of 50% or more of (i) our then outstanding common shares, or (ii) the combined voting power of our then outstanding securities entitled to vote in the election of directors;

•	individuals making up the incumbent Board (as defined in the plan) cease for any reason to constitute at least a majority of our Board;

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•

immediately prior to our consummation of a reorganization, merger, or consolidation with respect to which persons who were the stockholders of the Company immediately prior to such transaction do not, immediately thereafter, own more than 50% of the then outstanding shares of the reorganized, merged, or consolidated company entitled to vote generally in the election of directors;

•	a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company; or

•	any other event which the incumbent Board (as defined in the plan), in its sole discretion, determines is a change of control.

“Cause” is defined in the plan as (i) conviction of a felony or (ii) engaging in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out the participant’s duties, resulting in material economic harm to us, unless the participant believed in good faith that the conduct was in, or not contrary to, our best interests.

“Disability” under the plan is determined based on our long-term disability plan as is in effect immediately prior to a change of control.

“Good reason” is defined in the plan as (i) an adverse and material diminution of a participant’s authority, duties, or responsibilities, (ii) a material reduction in a participant’s base salary, (iii) an increase in a participant’s daily commute by more than 100 miles roundtrip, or (iv) any other action or inaction by the Company that constitutes a material breach of the agreement under which the participant provides services. In order to terminate with “good reason,” a participant must provide written notice to the Company of the existence of the condition within the required period, the Company must fail to remedy the condition within the required time period and the participant must then terminate employment within the required time period.

Long-Term Incentive Equity Awards

Stock Options and Restricted Stock Units

Our stock plans (or the related grant agreements approved for use under such stock plans) provide for accelerated vesting or continued vesting of unvested stock options and RSUs in the circumstances described below.

Double-Trigger Qualifying Termination in Connection with a Change of Control. Unvested stock options and RSUs will vest in full in connection with a Change of Control (as defined in the stock plans or related grant agreements approved for use under such stock plans) only if and when, within 24 months following the Change of Control, the grantee’s employment is involuntarily terminated other than for “cause” or “disability,” and, in the case of staff members subject to the Change of Control Severance Plan, voluntarily terminated with “good reason” (as each is defined in the grant agreements).

Death or Disability. In general, unvested stock options and RSUs granted in calendar years prior to the year death or disability occurs vest in full upon the occurrence of such event. For unvested stock options and RSUs granted in the calendar year death or disability occurs, a pro-rata amount of these stock options and RSUs immediately vests based on the number of completed months of employment during the calendar year such event occurs. Under our stock plans, a disability has the same meaning as under Section 22(e)(3) of the Internal Revenue Code and occurs where the disability has been certified by either the Social Security Administration, the comparable government authority in another country with respect to non-U.S. staff members, or an independent medical advisor appointed by us.

Retirement. In general, unvested stock options and RSUs granted in calendar years prior to the year in which an employee retires continue to vest on their original vesting schedule following the retirement of the holder if the holder has been employed for at least ten years and is age 55 or older or is age 65 or older, regardless of service (a retirement-eligible participant), provided that any unvested RSUs will vest in full in the event of death following such holders’ retirement from the Company. If a retirement-eligible participant receives a grant of stock options or RSUs in the calendar year such retirement occurs, generally, the participant will continue to vest in a pro-rata amount of the award he or she would be otherwise entitled based upon the number of complete months of employment during the calendar year such retirement occurs. For stock options granted prior to January 1, 2025, retirement-eligible participants have the lesser of five years from the date of retirement or the remaining option term to exercise their vested stock options granted. For stock options granted on or after January 1, 2025, retirement-eligible participants may exercise vested stock options through the full option term. Mr. Bradway, Dr. Reese, and Mr. Griffith are each eligible to receive these retirement benefits, having become retirement-eligible in 2018, 2017 and 2024, respectively.

Performance Units

Performance units are generally forfeited unless a participant is continuously employed through the last business day of the performance period. The underlying principle is that the participant needs to have been an

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active employee during the entire performance period in order to have contributed to the results on which the earned awards are based. Exceptions to this treatment are a termination of employment in connection with a change of control or the death, disability, or retirement of a participant.

Change of Control. Generally, with respect to grants of outstanding performance units, the performance period terminates as of the last business day of the last completed fiscal quarter preceding the change of control. The TSR market condition performance is based on: (A) our TSR performance for which our ending Common Stock price is computed on the greater of (i) the average daily closing price of our Common Stock for the last twenty (20) trading days of such shortened period, or (ii) the value of consideration paid for a share of our Common Stock in the change of control (whether such consideration is paid in cash, stock or other property, or any combination thereof); and (B) the TSR performance of the companies in the applicable reference group based on such companies’ average daily closing stock price for the last twenty (20) trading days of such shortened performance period. With respect to the operating performance measures, if the change of control occurs: (i) during the first fiscal year of the performance period, target levels of performance shall be used to calculate the payment; and (ii) subsequent to the first fiscal year of the performance period, actual levels of performance for the completed full fiscal year(s) within the performance period that were completed prior to the year of the change of control shall be used to calculate the payment. In the event of a change of control during the first six months of the performance period, however, the participant is entitled to a payment equal to an amount calculated in the manner described above, but pro-rated for the number of complete months elapsed during the shortened performance period.

Death or Disability. For all performance unit grants made in calendar years prior to the year death or disability occurs, the participant will be paid the full amount of the award he or she would be otherwise entitled to, if any, as determined at the end of the performance period. For a performance unit grant made in the calendar year in which death or disability occurs, a participant will be paid a pro-rata amount of the award he or she would otherwise be entitled to, if any, as determined at the end of the performance period, based upon the number of complete months of employment in the calendar year such event occurs.

Retirement. In the event of retirement of a participant who is a retirement-eligible participant, for performance unit grants made in calendar years prior to the year in which retirement occurs, the participant will be paid the full amount of the award he or she would be otherwise entitled to, if any, as determined at the end of the performance period. If a retirement-eligible participant receives a performance unit grant in the calendar year such retirement occurs, the participant will be paid a pro-rata amount of the award he or she would be otherwise entitled to, if any, as determined at the end of the performance period, based upon the number of complete months of employment during the calendar year such retirement occurs. Mr. Bradway, Dr. Reese, and Mr. Griffith are each eligible to receive this benefit, having become retirement-eligible in 2018, 2017 and 2024, respectively.

Expired Severance Terms in Dr. Bradner’s Offer Letter

We entered into an offer letter with Dr. Bradner in connection with the commencement of his employment with the Company on December 18, 2023, which provides for limited severance benefits in the event of termination of employment by us, other than for “cause.” We generally provide these terms in our offer letters with newly hired executive officers. Specifically, Dr. Bradner’s offer letter provides for cash severance protection for two years following his employment date equal to two (2) years’ annual base salary and two (2) times target annual cash incentive award, plus up to 12 months of COBRA medical and dental coverage paid for by us. Benefits of this type are provided to officer-level candidates to provide an incentive to them to join our Company by reducing the risk of making such a job change. These severance benefits for Dr. Bradner expired on December 18, 2025, and were payable only if the executive is terminated other than for “cause.”

Estimated Potential Payments

The tables below set forth the estimated current value of payments and benefits: (i) to each of our NEOs upon a change of control, upon a qualifying termination within two years following a change of control, or upon death or disability and (ii) to Messrs. Bradway and Griffith and Dr. Reese upon retirement. All amounts shown in the tables below assume that the triggering events occurred on December 31, 2025 and do not include: (i) the 2023-2025 performance unit awards and the 2025 EIP payouts, which were earned as of December 31, 2025; (ii) other benefits earned during the term of our NEO’s employment that are available to all salaried staff members, such as accrued vacation; (iii) benefits paid by insurance providers under life and disability policies; and (iv) benefits previously accrued and vested under the SRP and the NDCP. For information on the accrued amounts payable under these plans, see the “Nonqualified Deferred Compensation” table above. The actual

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amounts of payments and benefits that would be provided can only be determined at the time of a change of control and/or the NEO’s separation from the Company. In accordance with SEC rules, the value of accelerated equity awards shown in the tables below was calculated using the closing price of our Common Stock on December 31, 2025 ($327.31). The amounts shown for accelerated stock options is the difference between the closing price at December 31, 2025 ($327.31), and the exercise price of unvested stock options multiplied by the number of unvested stock options. The value per unit of accelerated RSUs and the payout of performance units, including the related accrued dividend equivalents (rounded down to the nearest whole number of units), equals the closing price at December 31, 2025 ($327.31) multiplied by the number of units and dividend equivalents that would be deemed vested or earned, as applicable, as a result of such event.

Estimated Payments to Robert A. Bradway

	Triggering Event
	Change in Control($)		Change in Control and Terminations($)		Retirement($)		Death or Disability($)

Lump sum cash severance payment	—		9,635,000		—		—

Intrinsic value of accelerated unvested stock options	—		17,662,888		17,662,888	(1)	17,662,888

Intrinsic value of accelerated unvested RSUs	—		13,561,435		13,561,435	(1)	13,561,435

Value of 2025-2027 performance units	9,160,425	(2)	9,160,425	(2)	13,860,269	(3)	13,860,269	(3)

Value of 2024-2026 performance units	7,733,026	(2)	7,733,026	(2)	9,859,886	(3)	9,859,886	(3)

Continuing health care benefits for 18 months(4)	—		56,570		—		—

Continuing retirement plan contributions for two years(5)	—		968,500		—		—

Total	16,893,451		58,777,844		54,944,478		54,944,478

Estimated Payments to Peter H. Griffith

	Triggering Event
	Change in Control($)		Change in Control and Terminations($)		Retirement($)		Death or Disability($)

Lump sum cash severance payment	—		4,937,200		—		—

Intrinsic value of accelerated unvested stock options	—		5,018,083		5,018,083	(1)	5,018,083

Intrinsic value of accelerated unvested RSU’s	—		3,819,380		3,819,380	(1)	3,819,380

Value of 2025-2027 performance units	2,697,034	(2)	2,697,034	(2)	4,080,901	(3)	4,080,901	(3)

Value of 2024-2026 performance units	2,062,053	(2)	2,062,053	(2)	2,628,954	(3)	2,628,954	(3)

Continuing health care benefits for 18 months(4)	—		38,376		—		—

Continuing retirement plan contributions for two years(5)	—		498,720		—		—

Total	4,759,087		19,070,846		15,547,318		15,547,318

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Estimated Payments to Murdo Gordon

	Triggering Event
Estimated Potential Payment or Benefit	Change in Control($)		Change in Control and Termination($)		Retirement($)	Death or Disability($)

Lump sum cash severance payment	—		4,936,800		—	—

Intrinsic value of accelerated unvested stock options	—		5,411,674		—	5,411,674

Intrinsic value of accelerated unvested RSU’s	—		4,090,720		—	4,090,720

Value of 2025-2027 performance units	2,697,034	(2)	2,697,034	(2)	—	4,080,901	(3)

Value of 2024-2026 performance units	2,276,768	(2)	2,276,768	(2)	—	2,902,912	(3)

Continuing health care benefits for 18 months(4)	—		38,376		—	—

Continuing retirement plan contributions for two years(5)	—		498,680		—	—

Total	4,973,802		19,950,052		—	16,486,207

Estimated Payments to David M. Reese

	Triggering Event
Estimated Potential Payment or Benefit	Change in Control($)		Change in Control and Termination($)		Retirement($)		Death or Disability($)

Lump sum cash severance payment	—		5,231,200		—		—

Intrinsic value of accelerated unvested stock options	—		4,882,164		4,882,164	(1)	4,882,164

Intrinsic value of accelerated unvested RSU’s	—		3,695,330		3,695,330	(1)	3,695,330

Value of 2025-2027 performance units	2,442,715	(2)	2,442,715	(2)	3,695,985	(3)	3,695,985	(3)

Value of 2024-2026 performance units	2,062,053	(2)	2,062,053	(2)	2,628,954	(3)	2,628,954	(3)

Continuing health care benefits for 18 months(4)	—		38,376		—		—

Continuing retirement plan contributions for two years(5)	—		528,120		—		—

Total	4,504,768		18,879,958		14,902,433		14,902,433

Estimated Payments to James E. Bradner

	Triggering Event
Estimated Potential Payment or Benefit	Change in Control($)		Change in Control and Termination($)		Retirement($)	Death or Disability($)

Lump sum cash severance payment	—		3,132,597	(6)	—	—

Intrinsic value of accelerated unvested stock options	—		1,807,292		—	1,807,292

Intrinsic value of accelerated unvested RSU’s	—		9,976,736		—	3,819,380

Value of 2025-2027 performance units	2,442,715	(2)	2,442,715	(2)	—	3,695,985	(3)

Value of 2024-2026 performance units	2,034,232	(2)	2,034,232	(2)	—	3,078,023	(3)

Continuing health care benefits for 18 months (4)	—		62,864		—	—

Continuing retirement plan contributions for two years(5)	—		500,840		—	—

Acceleration of unvested balance of SRP(7)	—		390,271		—	390,271

Total	4,476,947		20,347,547		—	12,790,951

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(1)

In the event of retirement of a retirement-eligible NEO, unvested stock option and RSU awards remain outstanding and continue to vest on the regularly scheduled vesting dates. For purposes of the payout values shown in the tables above, the values of the unvested awards are based on the closing price of our Common Stock on December 31, 2025 ($327.31).

(2)

In the event of a change of control (with or without a qualifying termination) that occurs after the first six months of the 2025-2027 performance period, the number of performance units that would have been earned is the sum of the number of performance units granted and related dividend equivalents accrued through December 31, 2025, multiplied by a payout percentage of 88.1%, which employs the plan dictated target level of performance for the operating performance measures of 100% modified down by 11.9 percentage points by the TSR modifier, based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the May 6, 2025 grant date through September 30, 2025, the last business day of the last fiscal quarter before the change in control.

In the event of a change of control occurring (with or without a qualifying termination) that occurs during the second year of the 2024-2026 performance period, the number of performance units that would have been earned is the sum of the number of performance units granted and related dividend equivalents accrued through December 31, 2025, multiplied by a payout percentage of 80.0%, which is the percentage based on the estimated outcomes of our operating performance measures achieved during the performance period ending December 31, 2024 of 104.9% modified down by 24.9 percentage points by the TSR modifier, based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the May 7, 2024 grant date to September 30, 2025, the last business day of the last fiscal quarter before the change of control.

Our TSRs for purposes of determining the payout percentages of these awards would be based on the higher of: (i) the average closing price of our Common Stock for the last 20 trading days of the shortened performance period ended on September 30, 2025 of $279.06; and (ii) the value of consideration the acquirer paid for a share of our Common Stock in the change of control. For purposes of the payout values shown in the tables, the TSRs for our Common Stock were based on the respective actual TSRs over the respective averaging periods ending September 30, 2025, the last business day of the last fiscal quarter before the change in control. The resulting number of units that would have been so earned was multiplied by $327.31, the closing price of our Common Stock on December 31, 2025.

For information on the performance units, see “Elements of Compensation and Specific Compensation Decisions—Long-Term Incentive Equity Awards” in our Compensation Discussion and Analysis.

(3)

In the event death or disability occurs, the participant is entitled to the number of performance units that would have been earned by the NEO if he had remained employed for the entire performance period. For purposes of the payout values shown in the tables, the number of units that would have been earned was multiplied by $327.31, the closing price of our Common Stock on December 31, 2025.

For the 2025-2027 performance period, the number of performance units that would have been earned has been estimated as the sum of the number of performance units granted and related dividend equivalents accrued through December 31, 2025, multiplied by the payout percentage of 133.3%. The payout percentage is based on the estimated outcomes of our operating performance measures to be achieved during the performance period ending December 31, 2025 of 105.1%, which was increased by the TSR modifier by 28.2 percentage points based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the May 6, 2025 grant date to December 31, 2025.

For the 2024-2026 performance period, the number of performance units that would have been earned has been estimated as the sum of the number of performance units granted and related dividend equivalents accrued through December 31, 2025, multiplied by the payout percentage of 102.0%. The payout percentage is based on the estimated outcomes of our operating performance measures to be achieved during the performance period ending December 31, 2025 of 104.0%, which was decreased by the TSR modifier by 2.0 percentage points based on our TSR percentile rank relative to the TSRs of the companies in the Reference Group for the period from the May 7, 2024 grant date to December 31, 2025.

In the event of actual death or disability, payout of shares in satisfaction of amounts earned for grants for the 2025-2027 and 2024-2026 performance periods would not occur until after the end of the performance periods and would be based on actual performance through the end of the performance period. For more information, see “Elements of Compensation and Specific Compensation Decisions—Long-Term Incentive Equity Awards” in our Compensation Discussion and Analysis.

As Mr. Bradway, Mr. Griffith, and Dr. Reese were retirement-eligible as of December 31, 2025, the retirement payout amounts for performance units for the 2025-2027 and 2024-2026 performance periods were calculated in the same manner as the respective death and disability amounts.

(4)

Reflects the estimated cost of medical, dental, and vision insurance coverage based on rates charged to our staff members for post-employment coverage provided in accordance with COBRA for the first 18 months following termination adjusted for the last six months of this period by a 10% inflation factor for medical coverage and a 3% inflation factor for dental coverage.

(5)

Reflects the value of retirement plan contributions for two years calculated as two times the sum of: (i) $2,500; and (ii) the product of: (a) 10% multiplied by (b) the sum of the NEO’s annual base salary as of December 31, 2025, and the NEO’s targeted annual cash incentive award for 2025 (which equals the NEO’s annual base salary as of December 31, 2025, multiplied by the NEO’s target annual cash incentive award percentage for 2025).

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(6)

Reflects the cash severance payment pursuant to our Change of Control Severance Plan described above. The payment to Dr. Bradner was reduced by $1,825,803 from the amounts otherwise due to him to avoid excise tax he would be liable for if all benefits pursuant to the Change of Control Severance Plan were paid to Dr. Bradner. For purposes of determining whether the cash severance payment reduction should be made, we applied the highest applicable federal and state income tax rates to the benefits subject to income taxes that would be payable to Dr. Bradner pursuant to the Change of Control Severance Plan in the tables above.

(7)

Reflects credits to the SRP that are subject to the cliff vesting requirement that the employee continue employment with the Company for three years, with vesting accelerated under certain circumstances shown in the table above.

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Other Compensation Matters
Pay Ratio

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other staff members, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. The Company determined our median employee based on target total direct compensation paid to all our staff members worldwide and recorded in our global human resources systems as of December 31, 2025. Target total direct compensation included base salary, target annual cash incentive award opportunity for the period, and the target annual grant value of long-term incentive equity awards during 2025. Earnings of our staff members outside of the U.S. were converted to U.S. dollars using currency exchange rates as of December 31, 2025. No cost-of-living adjustments were made. We then determined the annual total compensation of our median employee for 2025 which was $154,123. As disclosed in the “Summary Compensation Table” appearing on page 83, our CEO’s annual total compensation for 2025 was $24,693,120. Based on the foregoing, the ratio of the annual total compensation of our CEO to that of the median staff member was 160 to 1. For information on the determination of executive compensation, please see “Compensation Committee Processes and Procedures for Considering and Determining Executive Compensation in 2025” above and our Compensation Discussion and Analysis beginning on page 46.

Pay Versus Performance

As required, below is disclosure of the compensation of the Company’s Named Executive Officers, or NEOs, for the last five fiscal years calculated in accordance with Item 402(v) of Regulation S-K. Item 402(v) requires disclosure of “compensation actually paid” based on calculations that report changes in the fair value of equity awards granted in prior years, granted during the fiscal year, and vesting during the fiscal year, but that do not reflect the actual amount of compensation earned or received by any of the NEOs during the fiscal year.
For information about our compensation philosophy and how we align executive compensation with our performance, please
see our “Compensation Discussion and Analysis.”

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for CEO($)	Compensation Actually Paid to CEO($) (1)(2)	Average Summary Compensation Table Total for Non-CEO Named Executive Officers($)	Average Compensation Actually Paid to Non-CEO Named Executive Officers (1)(2)	Amgen Total Shareholder Return($) (3)	Peer Group Total Shareholder Return ($) (3)(4)	Net Income ($M)	Non-GAAP EPS($) (5)

2025	24,693,120	49,378,868	8,516,133	14,599,770	166.63	192.38	7,711	21.84

2024	24,428,495	12,659,979	9,830,379	6,673,884	128.51	149.66	4,090	19.36

2023	22,643,650	29,105,407	7,730,150	9,701,292	137.84	138.39	6,717	18.83

2022	21,399,733	41,655,553	7,211,427	12,777,767	121.48	136.26	6,552	17.18

2021	21,721,154	17,040,728	7,358,134	5,869,521	100.87	122.53	5,893	17.69

(1)
As the valuation methods for “compensation actually paid” required by the SEC differ from those required in the Summary Compensation Table (“SCT”), the table below provides a reconciliation of SCT amounts to the Compensation Actually Paid (“CAP”) amounts in the Pay Versus Performance table for Mr. Bradway and the average SCT and CAP amounts for our other NEOs for each of the last five fiscal years. The other non-CEO NEOs for 2025 and 2024 include Messrs. Griffith and Gordon and Drs. Reese and Bradner. The other non-CEO NEOs for each of 2023, 2022, and 2021 include Messrs. Griffith and Gordon, Dr. Reese, and Esteban Santos, Executive Vice President, Operations.

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 2026 Proxy Statement

Pay Versus Performance

Summary Compensation Table to Compensation Actually Paid Reconciliation Table

		Required Adjustments to Summary Compensation Table Totals to Determine “Compensation Actually Paid”
	Year	Summary Compensation Table Total($)	Summary Compensation Table Value of Stock Awards($)	Summary Compensation Table Value of Option Awards($)	Fair Value as of Year End of Equity Awards Granted During the Year($)	Year-Over-Year Increase (Decrease) in Fair Value as of Year End of Unvested Awards Granted in Prior Years($)	Increase (Decrease) From Prior Year End in Fair Value of Awards That Vested During the Year($)	Compensation Actually Paid($)

		(a)	(b)	(c)	(d)	(e)	(f)	(g)=(a)-(b)-(c) +(d)+(e)+(f)
Robert A. Bradway	2025	24,693,120	12,599,589	5,399,996	24,283,656	11,800,779	6,600,898	49,378,868
Average of Other NEOs	2025	8,516,133	3,534,766	1,514,964	6,812,721	2,871,649	1,448,997	14,599,770

(2)
Stock option fair values are calculated at each measurement date using a Black-Scholes valuation model, consistent with the approach used to value the awards at the grant date. Stock option fair values as of each measurement date were determined using updated assumptions as of such measurement date that include closing prices of our Common Stock of between $281.22 and $327.31, risk-free interest rates of between 3.4% and 3.8%, expected life of between 1.4 and 4.2 years, expected volatility of the price of our Common Stock of between 25.2% and 27.8%, and an expected dividend yield of 3.2%. Changes in fair value are primarily driven by increases or decreases in the price of the Company’s Common Stock as of each measurement date.

Performance unit fair values are calculated using a payout simulation model, consistent with the approach used to value the awards at the grant date. Performance unit fair values as of each measurement date were determined using updated assumptions as of such measurement date that include a risk-free interest rate of 3.4%, expected volatility of the price of our Common Stock of between 26.5% and 27.4%, the closing price of our Common Stock of $327.31, and expected volatilities of the prices of the stocks of the Reference Group (as defined in footnote 3 to the “Grant of Plan-Based Awards” table in our Executive Compensation Tables), and the correlations of returns of our Common Stock and the stocks of the Reference Group to simulate total shareholder returns and their resulting impact on the payout percentages based on the contractual terms of the performance units). Changes in fair value are primarily driven by increases or decreases in the price of the Company’s Common Stock as of each measurement date.

(3)
Pursuant to the SEC rules, total shareholder return, or TSR, reflects an initial investment of $100 on December 31, 2020. All values assume reinvestment of the pretax value of dividends, are calculated as of December 31 of each year, and are weighted according to the respective issuers’ stock market capitalization at the beginning of each period for which a return is indicated.

(4)
The peer group TSR reflected in the table aligns with the executive compensation peer group described in our Compensation Discussion and Analysis, which peer group was changed for fiscal year 2025 with the addition of Vertex Pharmaceuticals Incorporated, or Vertex. The addition of Vertex to the 2025 executive compensation peer group was based, in part, on the recommendation of FW Cook, including that Vertex: (i) met the peer group objective size criteria employed by the Compensation Committee; (ii) identified the Company as a peer; and (iii) was identified as a peer of our Company by three of our peers and certain proxy advisory firms. The peer group for each listed fiscal year consists of the following companies: AbbVie, Inc.; AstraZeneca plc; Biogen Inc.; Bristol Myers Squibb Company; Eli Lilly and Company; Gilead Sciences, Inc.; GlaxoSmithKline plc; Johnson & Johnson; Merck & Co., Inc.; Novartis AG; Pfizer Inc.; Regeneron Pharmaceuticals, Inc.; Roche Holding AG; Sanofi S.A.; and Vertex. The peer group TSR would have been $123.31, $136.63, $137.38, $149.05, and $192.43 for fiscal years 2021 through 2025, respectively, had our executive compensation peer group remained the same and excluded Vertex.

(5)
Non-Generally Accepted Accounting Principles, or non-GAAP, earnings per share, or EPS, for purposes of the Company selected measure is reported and reconciled (A) for 2025, 2024, and 2023 in
Appendix B
, except that non-GAAP EPS was further adjusted for: (i) 2024 as described on page 59 of our 2025 proxy statement filed with the SEC on April 9, 2025, or the 2025 Proxy Statement, and (ii) 2023 as described on page 59 of our 2024 proxy statement filed with the SEC on April 17, 2024, or the 2024 Proxy Statement; and (B) for 2022 and 2021, in
Appendix B
to the 2024 Proxy Statement, except that non-GAAP EPS for 2022 was further adjusted as described on page 52 of our 2023 Proxy Statement filed with the SEC on April 6, 2023, and non-GAAP EPS for 2021 was further adjusted as described on page 50 of our 2022 proxy statement filed with the SEC on April, 5, 2022, or the 2022 Proxy Statement.

The valuation assumptions described above are disclosed in the limited context of our executive compensation program and should not be understood to be statements of our expectations of our stock price or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

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 2026 Proxy Statement

Pay Versus Performance

As the valuation methods for Compensation Actually Paid, or CAP, required by the SEC differ from those required in the Summary Compensation Table, or SCT, the graph below depicts a reconciliation of SCT total compensation amounts to the CAP for our Chief Executive Officer for fiscal 2025, and the resulting difference is driven by the Company’s stock price appreciation, a benefit recognized by all our shareholders.

2025 Performance Measures
Pursuant to Item 402(v) of Regulation S-K, the Compensation Committee identified the following financial and non-financial performance measures used in our long-term and annual incentive programs as representing the most important performance measures used to link “compensation actually paid” in 2025 to the Company’s performance.

• Non-GAAP earnings per share (EPS) • Non-GAAP return on invested capital (ROIC) • Total shareholder return (TSR) relative to that of the S&P 500	• Revenues • Non-GAAP net income • Pipeline, clinical study, and regulatory goals • Workforce and technology goals
For a description of these measures and their application to our compensation programs for 2025, please see our Compensation Discussion and Analysis.

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 2026 Proxy Statement

Pay Versus Performance

Compensation Actually Paid and Performance Measures
The following charts depict, as required by Item 402(v), the “compensation actually paid” for our CEO and the other NEOs versus: (1) our TSR and that of our peer group; (2) GAAP net income; and (3) non-GAAP EPS.
(1)

Compensation Actually Paid Compared to Total Shareholder Return

Compensation Actually Paid Compared to Net Income

Compensation Actually Paid Compared to Non-GAAP EPS (1)

(1)
Non-GAAP EPS for purposes of the Company selected measure is reported and reconciled (A) for 2025, 2024, and 2023 in
Appendix B
, except that non-GAAP EPS was further adjusted for: (i) 2024 as described on page 59 of our 2025 Proxy Statement, and (ii) 2023 as described on page 59 of our 2024 Proxy Statement; and (B) for 2022 and 2021, in
Appendix B
to the 2024 Proxy Statement, except that non-GAAP EPS for 2022 was further adjusted as described on page 52 of our 2023 Proxy Statement and for 2021 was further adjusted as described on page 50 of our 2022 Proxy Statement.

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 2026 Proxy Statement

Director Compensation

Director Compensation

The compensation program for our non-employee directors is intended to be competitive and fair so that we can attract the best talent to our Board of Directors, or Board, and recognize the time and effort required of a director given the size and complexity of our operations. In addition to cash compensation, we provide equity grants and have stock ownership guidelines to align the directors’ interests with our stockholders’ interests and to focus on our long-term growth and success. Directors who are our employees are not paid any fees for serving on our Board or for attending Board meetings.

2025 Director Compensation

Position	Annual Cash Retainer ($)	Annual Equity Awards (Restricted Stock Units Grant Date Market Value) ($)
Non-Employee Director	115,000	220,000
Lead Independent Director Retainer	50,000	—
Committee Chair Retainers
Audit Committee Chair	30,000	—
Other Committee Chairs (Compensation and Management Development, Corporate Responsibility and Compliance, and Governance and Nominating Committees)	20,000	—
Committee Member Meeting Retainer	12,500	—

Equity Incentives. Each non-employee director received an automatic annual grant of restricted stock units, or RSUs, on the date of the annual meeting of stockholders, with a grant date fair market value of $220,000, based on the closing price of our Common Stock on the grant date (rounded down to the nearest whole number). The RSUs vest immediately, and to further support long-term holding, a director may choose to defer receipt of such shares. Directors who elect to defer receipt of the shares accrue dividend equivalents on the vested RSUs during the deferral period. Further, to increase their equity holdings, a director may also elect to receive deferred vested RSUs in lieu of up to 100% of his or her cash compensation.

Director Stock Ownership Guidelines. All non-employee directors are expected to hold the equivalent of five times the Board annual cash retainer ($575,000) in our Common Stock while serving as a non-employee director.

All non-employee directors are expected to comply with the stock ownership guidelines on or before

December 31st of the calendar year in which the fifth anniversary of their first date of election by stockholders falls. For purposes of the Board stock ownership guidelines, issued and outstanding shares of our Common Stock held beneficially or of record by the non-employee director, issued and outstanding shares of our Common Stock held in a qualifying trust (as defined in the guidelines), and vested RSUs that are deferred will count towards satisfying these stock ownership guidelines. All directors with compliance dates that were on or prior to December 31, 2025, met the stock ownership guidelines as of those dates.

Board members are subject to our insider trading policy that, among other things, prohibits engaging in short sales with respect to the Company’s securities, purchasing or pledging the Company’s stock on margin(1), or entering into any hedging, derivative, or similar transactions with respect to the Company’s securities.

(1)	With the exception of the use of a margin account to purchase our common stock in connection with the exercise of Amgen-granted stock options (i.e., “cashless exercises”).

 ï 2026 Proxy Statement 105

Director Compensation

Expenses. Directors are entitled to reimbursement of their expenses incurred in connection with attendance at Board and committee meetings and conferences with management. Guests of our Board members are occasionally invited to Board events, and we may pay or reimburse travel expenses and may provide transportation on our aircraft for both the director and his or her guest. We make tax gross-up payments to our directors to reimburse them for additional income taxes imposed when we are required to impute income on perquisites.

Deferred Compensation. Non-employee directors are eligible to participate in the Nonqualified Deferred Compensation Plan that we maintain for our staff members (see “Nonqualified Deferred Compensation” in our Executive Compensation Tables above for more information). Earnings under this plan are market-based—there are no “above market” or guaranteed rates of returns.

Charitable Contributions. Through The Amgen Foundation, Inc., the Company maintains a charitable contributions matching gift program for all eligible staff members and non-employee directors. The Amgen Foundation, Inc. matches, on a dollar-for-dollar basis, qualifying donations made by directors to eligible organizations, up to $20,000 per person, per year. Separate from, and in addition to, this ongoing annual program, in response to catastrophic events and natural disasters, The Amgen Foundation, Inc. matches, on a dollar-for-dollar basis, donations to specified disaster relief organizations.

Director Compensation Table

The following table shows compensation of the non-employee members of our Board for 2025. Robert A. Bradway, our Chairman of the Board, Chief Executive Officer and President is not included in the table as he is an employee and, thus, receives no compensation for his service as a director.

Non-Employee Director	Fees Earned or Paid in Cash($)(2)	Stock Awards($)(3)(4)	All Other Compensation($)(5)	Total($)
Wanda M. Austin	140,000	219,773	10,134	369,907
Michael V. Drake(1)	—	359,773	7,711	367,484
Brian J. Druker	140,000	219,773	20,137	379,910
Robert A. Eckert	210,000	219,773	20,134	449,907
Greg C. Garland	160,000	219,773	20,123	399,896
Charles M. Holley, Jr.(1)	—	389,773	3,913	393,686
S. Omar Ishrak(1)	—	359,773	20,708	380,481
Tyler Jacks	140,000	219,773	20,352	380,125
Mary E. Klotman	140,000	219,773	20,131	379,904
Ellen J. Kullman	160,000	219,773	20,395	400,168
Amy E. Miles	140,000	219,773	20,123	379,896

(1)

Drs. Drake and Ishrak and Mr. Holley elected to receive 100% of their respective annual retainer and committee meeting fees in deferred vested RSUs, the value of which are reflected in the stock awards column in accordance with Accounting Standards Codification Topic 718, or ASC 718.

(2)	Reflects all cash fees earned by members of our Board for annual retainers.

(3)

Reflects the grant date fair values of vested RSUs determined in accordance with ASC 718 consisting of 809 RSUs granted on May 23, 2025 (the date of our annual meeting of stockholders) to each director named above. The grant date fair values of all the annual awards are based on the closing price of our Common Stock on the grant date ($271.66) multiplied by the number of RSUs granted. Directors who elect to defer receipt of the shares accrue dividend equivalents on the vested RSUs during the deferral period. All RSUs granted to directors were fully vested upon grant, and thus directors who did not elect to defer such vested RSUs received shares of our Common Stock upon grant.

106   ï 2026 Proxy Statement

Director Compensation

In addition to the annual grants discussed above, Drs. Drake and Ishrak and Mr. Holley elected to receive RSUs in lieu of cash fees earned in 2025 for 100% of their annual retainer and committee meeting fees (rounded down to the nearest whole number of units) as follows:

	Granted on (but receipt deferred)

Non-Employee Director	May 6, 2025	August 8, 2025	November 7, 2025

Michael V. Drake	129	121	218

Charles M. Holley, Jr.	157	147	265

S. Omar Ishrak	129	121	218

The grant date fair values per unit for these awards were $270.44, $288.23, and $320.20 for May 6, 2025, August 8, 2025, and November 7, 2025, respectively. Such grant dates occurred on the date that is two business days after release of our applicable quarterly earnings in accordance with the terms of our Director Equity Incentive Program.

(4)

Directors may elect to defer issuance of shares until a later date, which would result in a deferral of taxable income to the director until the lapse of such deferral. Upon the lapse of any applicable deferral period, the vested/deferred RSUs are paid in shares of our Common Stock on a one-for-one basis. The table below shows the aggregate number of deferred stock awards (vested deferred RSUs and dividend equivalents) outstanding for each non-employee director as of December 31, 2025. Deferred stock awards consist of vested RSUs for which receipt of the underlying shares of our Common Stock has been deferred (vested/deferred RSUs) and dividends on vested/deferred RSUs are deemed automatically reinvested to acquire additional vested/deferred RSUs. No other unvested or deferred equity awards are held by our non-employee directors.

Non-Employee Director	Deferred Restricted Stock Units and Dividend Equivalents as of December 31, 2025(a)

Michael V. Drake	4,990

Brian J. Druker	5,548

Robert A. Eckert	18,416

Charles M. Holley, Jr.	11,920

S. Omar Ishrak	5,609

Tyler Jacks	14,077

Mary E. Klotman	822

Ellen J. Kullman	13,370

Amy E. Miles	4,536

(a)	RSUs and related dividend equivalents are rounded down to the nearest whole number of shares. Fractional shares are paid in cash.

 ï 2026 Proxy Statement 107

Director Compensation

(5)	The table below provides a summary of amounts paid by the Company for perquisites and other special benefits.

Non-Employee Directors	Matching of Charitable Contributions ($)(a)	Personal Use of Aircraft(b)		Reimbursement of Expenses in Connection with Guests Accompanying Directors on Business Travel(c)		Personal Expenses While on Business Travel(d)		Other(e)
		Aggregate Incremental Amounts($)	Tax Gross- Up ($)	Aggregate Incremental Amounts($)	Tax Gross- Up ($)	Aggregate Incremental Amounts($)	Tax Gross- Up($)	Aggregate Incremental Amounts($)	Tax Gross- Up ($)	Total($)

Wanda M. Austin	10,000	—	—	—	—	—	—	96	38	10,134

Michael V. Drake	7,500	—	—	—	—	—	77	96	38	7,711

Brian J. Druker	20,000	—	—	—	—	—	—	96	41	20,137

Robert A. Eckert	20,000	—	—	—	—	—	—	96	38	20,134

Greg C. Garland	20,000	—	—	—	—	—	—	96	27	20,123

Charles M. Holley, Jr.	—	3,376	178	—	—	184	52	96	27	3,913

S. Omar Ishrak	20,000	—	574	—	—	—	—	96	38	20,708

Tyler Jacks	20,000	—	—	—	220	—	—	96	36	20,352

Mary E. Klotman	20,000	—	—	—	—	—	—	96	35	20,131

Ellen J. Kullman	20,000	—	—	186	75	—	—	96	38	20,395

Amy E. Miles	20,000	—	—	—	—	—	—	96	27	20,123

(a)	These are charitable contributions of The Amgen Foundation, Inc. that matched the directors’ charitable contributions made in 2025.
(b)

Where guests accompany directors on our aircraft or where the director, for nonbusiness purposes, accompanies executives using our aircraft for business purposes, we typically incur de minimis incremental costs for transporting that person, and we are required to impute income for such de minimis amounts to the director for his or her income tax purposes. We make tax gross-up payments to reimburse the director for such additional income taxes imposed on the director in these circumstances. The aggregate incremental cost for personal use of our aircraft is calculated based on our variable operating costs, which include crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs, fuel, trip-related maintenance, and other smaller variable costs. In determining the incremental cost relating to fuel and trip-related maintenance, we applied an estimate derived from our average costs, consistent with the methodology used in prior years. We believe that the use of this methodology for 2025 is a reasonably accurate method for calculating fuel and trip-related maintenance costs. Because our aircraft are used primarily for business travel, we do not include fixed costs that do not change based on usage, such as pilot salaries, our aircraft purchase costs, and the cost of maintenance not related to trips.

(c)

These amounts reflect the incremental costs of personal expenses in connection with guests accompanying directors while on business travel and related imputed income to the director for his or her income tax purposes. We make tax gross-up payments to reimburse the director for such additional income taxes imposed on the director in these circumstances.

(d)

These amounts reflect the incremental costs of personal expenses of directors while on business travel and related imputed income to the director for his or her income tax purposes. We make tax gross-up payments to reimburse the director for such additional income taxes imposed on the director in these circumstances.

(e)	Amounts reflect the incremental costs of a preventative health screening kit.

108   ï 2026 Proxy Statement

Security Ownership of Directors and Executive Officers

Security Ownership of Directors and Executive Officers

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of March 20, 2026 by: (i) each current director and nominee; (ii) our Named Executive Officers, or NEOs, as specified on page 46; and (iii) all our current directors and executive officers as a group. There were 539,685,503 shares of our Common Stock outstanding as of March 20, 2026. None of our directors, nominees, NEOs, or executive officers, individually or as a group, beneficially owns greater than 1% of our outstanding shares of Common Stock.

	Amgen Inc. Common Stock(1)(2)
Beneficial Owner	Total Common Stock Beneficially Owned	Shares Acquirable Within 60 Days	Percent of Total

Non-Employee Directors and Nominees

Wanda M. Austin	7,353	—	*

Michael V. Drake(3)	—	—	*

Brian J. Druker(3)	3,159	—	*

Robert A. Eckert(3)	7,983	—	*

Greg C. Garland	13,183	—	*

Charles M. Holley, Jr.(3)(4)	1,260	—	*

S. Omar Ishrak(3)	935	—	*

Tyler Jacks(3)	3,446	—	*

Mary E. Klotman(3)	719	—	*

Ellen J. Kullman(3)	410	—	*

Amy E. Miles(3)	408	—	*

Named Executive Officers

Robert A. Bradway(5)	1,471,970	861,765	*

Peter H. Griffith	170,005	132,756	*

Murdo Gordon	225,308	187,601	*

David M. Reese	224,890	194,473	*

James E. Bradner	18,547	13,791	*

All current directors, NEOs and executive officers as a group (21 individuals)(6)	2,730,297	1,847,015	*

*	Less than 1%.
(1)

Information in this table is based on our records and information provided by directors, NEOs, executive officers, and in public filings. Unless otherwise indicated in the footnotes and subject to community property laws, where applicable, each of the directors and nominees, NEOs, and executive officers has sole voting and/or investment power with respect to such shares, including shares held in trust.

 ï 2026 Proxy Statement 109

Security Ownership of Directors and Executive Officers

(2)

Includes shares which the individuals shown have the right to acquire (a) upon vesting of RSUs and related dividend equivalents (excluding fractional shares), where the shares are issuable as of March 20, 2026, or within 60 days thereafter, and (b) upon exercise of stock options that are vested as of March 20, 2026, or within 60 days thereafter, as set forth in the table below. Such shares are deemed to be outstanding in calculating the percentage ownership of such individual (and the group) but are not deemed to be outstanding as to any other person. Dividend equivalents credited on RSUs are deemed reinvested and are paid out in shares of our Common Stock upon settlement of the underlying RSUs. For directors who have elected to defer issuance of shares on vested RSUs until a later date, dividend equivalents credited on such deferred vested RSUs are paid out in shares of our Common Stock upon the lapse of the applicable deferral period.

(3)	Excludes vested RSUs, and related dividend equivalents, for which receipt has been deferred to a date later than 60 days after March 20, 2026.

Name	RSUs and Dividend Equivalents Included	Stock Options Included	RSUs and Dividend Equivalents Excluded Because of Deferrals(a)

Michael V. Drake	—	—	4,995

Brian J. Druker	—	—	4,536

Robert A . Eckert	—	—	18,416

Charles M. Holley, Jr.	—	—	11,924

S. Omar Ishrak	—	—	5,614

Tyler Jacks	—	—	14,077

Mary E. Klotman	—	—	822

Ellen J. Kullman	—	—	13,369

Amy E. Miles	—	—	4,536

Robert A . Bradway	32,442	829,323	—

Peter H. Griffith	9,142	123,614	—

Murdo Gordon	10,038	177,563	—

David M. Reese	9,047	185,426	—

James E. Bradner	1,917	11,874	—

(a)	Excludes fractional shares which are paid out in cash on the applicable payout date.

(4)	Shares held through the Holley Family Trust.
(5)	Includes shares indirectly held by grantor retained annuity trusts.
(6)

Includes 456,629 shares (excluding fractional shares) held by the five executive officers who are not NEOs and who have a right to acquire such shares upon the vesting of RSUs that have not been deferred to a date later than 60 days after March 20, 2026, or upon exercise of vested stock options as of March 20, 2026, or within 60 days thereafter. All current directors, NEOs, and executive officers as a group have the right to acquire a total of 84,209 shares upon vesting of RSUs, and related dividend equivalents, where the shares are issuable as of March 20, 2026, or within 60 days thereafter and 1,762,806 shares upon exercise of stock options that are vested as of March 20, 2026, or within 60 days thereafter.

110   ï 2026 Proxy Statement

Security Ownership of Certain Beneficial Owners

Security Ownership of Certain Beneficial Owners

The following table shows the number of shares of our Common Stock owned by each person or entity known to the Company to be the beneficial owners of more than 5% of our Common Stock as of March 20, 2026, based on a review of publicly available statements of beneficial ownership filed with the SEC on Schedules 13D and 13G reporting beneficial ownership effective through March 20, 2026.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percent of Total(1)

BlackRock, Inc.(2) 50 Hudson Yards New York, NY 10001	40,830,830	7.6%

State Street Corporation(3) State Street Financial Center 1 Congress Street, Suite 1 Boston, MA 02114-2016	29,543,705	5.5%

(1)

The “Percent of Total” reported in this column has been calculated based upon the numbers of shares of Common Stock outstanding as of March 20, 2026, and may differ from the “Percent of Class” reported in statements of beneficial ownership filed with the SEC.

(2)

The amounts shown and the following information was provided by BlackRock, Inc. pursuant to a Schedule 13G/A filed with the SEC on April 17, 2025. BlackRock, Inc. reports that it has sole voting power over 37,048,359 of these shares and sole dispositive power over 40,830,830 shares.

(3)

The amounts shown and the following information was provided by State Street Corporation pursuant to a Schedule 13G/A filed with the SEC on January 30, 2024. State Street Corporation reports that it has sole voting power over 0 of these shares, shared voting power over 14,301,198 of these shares, sole dispositive power over 0 of these shares, and shared dispositive power over 29,463,970 of these shares.

 ï 2026 Proxy Statement 111

Item 3 — Ratification of Selection of Independent Registered Public Accountants

Item 3

Ratification of Selection of Independent Registered Public Accountants

The Audit Committee of the Board of Directors, or Board, has sole authority for the appointment, compensation, and oversight of the work of the independent registered public accountants. The Audit Committee has selected Ernst & Young LLP, or EY, as our independent registered public accountants for the fiscal year ending December 31, 2026, and the Board has directed that management submit this selection for ratification by the stockholders at our 2026 Annual Meeting of Stockholders, or Annual Meeting. EY has served as our independent registered public accounting firm and has audited our financial statements since the Company’s inception in 1980. Each year, the Audit Committee evaluates the qualifications and performance of the Company’s independent registered public accountants and determines whether to re-engage the current independent registered public accountants or whether there should be a rotation of our independent registered public accountants. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the independent registered public accountants, their technical expertise, knowledge of our complex global operations and industry, the appropriateness of EY’s fees, as well as external data on audit quality and performance, including independent assessments by the Public Company Accounting Oversight Board (PCAOB) on EY and its peer firms. Based on this evaluation, the members of the Audit Committee believe that the continued retention of EY as our independent registered public accountants for 2026 is in the best interests of the Company and its stockholders.

In conjunction with the mandated rotation of EY’s lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of EY’s new lead engagement partner. The process for selection of EY’s lead engagement partner involves a meeting between the Audit Committee’s Chair and the candidate, as well as an assessment by the full Audit Committee and management. To ensure a smooth transition, the new lead engagement partner shadows the lead engagement partner and attends Audit Committee meetings in advance of assuming the responsibilities. The selection of a new lead engagement partner most recently occurred in 2021 and was effective after the completion of our 2021 Annual Report on Form 10-K. A representative of EY is expected to be in attendance at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

Stockholder ratification of the selection of EY as our independent registered public accountants is not required by the Amgen Inc. Restated Certificate of Incorporation, the Amended and Restated Bylaws of Amgen Inc., or otherwise. However, the Board is submitting the selection of EY to our stockholders for ratification because we believe it is a matter of good corporate governance practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain EY but still may retain them. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests and that of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

112   ï 2026 Proxy Statement

Item 4 — Stockholder Proposal – Independent Board Chairman

Item 4

Stockholder Proposal – Independent Board Chairman

A stockholder has informed the Company that he intends to present the proposal set forth below at our 2026 Annual Meeting of Stockholders, or Annual Meeting. If the stockholder (or his “qualified representative” as determined under applicable law and our Amended and Restated Bylaws of Amgen Inc., or Bylaws) is in attendance at the Annual Meeting and properly submits the stockholder proposal for a vote, then the stockholder proposal will be voted upon at the Annual Meeting.

The stockholder proposal was submitted by John Chevedden, whose address is 2215 Nelson Ave, #205, Redondo Beach, CA 90278. The number of the Company’s securities that the stockholder owns will be provided to stockholders promptly following request.

In accordance with the Federal securities laws, the stockholder proposal and supporting statement is presented below as submitted by the stockholder, quoted verbatim and is in Times New Roman. The Company disclaims all responsibility for the content of the proposal and the supporting statement.

For the reasons stated in the Board of Directors, or Board, response, which follows the stockholder proposal, the Board strongly and unanimously recommends that you vote “AGAINST” the stockholder proposal.

Stockholder Proposal:

Proposal 4 – Independent Board Chairman

Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary including the Corporate Governance Guidelines in order that 2 separate people hold the office of the Chairman and the office of the CEO as soon as possible.

The Chairman of the Board shall be an Independent Director. An independent Lead Director shall not be a substitute for an independent Board Chairman.

The Board shall have the discretion to select an interim Chairman of the Board, who is not an Independent Director, to serve while the Board is required to seek an Independent Chairman of the Board on an accelerated basis. This policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition,

An independent Board Chairman improves corporate governance by bringing impartiality, objective oversight, and external expertise to board decisions, mitigating conflicts of interest, enhancing transparency, and boosting shareholder confidence.

This detached perspective allows the chairman to focus on shareholder interests, strengthen management accountability, and provide critical checks and balances.

There was a dispute between AMGN and the proponent of this proposal on whether one page regarding the 2025 version of this proposal was properly submitted to AMGN. The proponent submitted evidence to the Securities and Exchange Commission that the one page was properly submitted to AMGN. This dispute may indicate that AMGN is looking for any technicality to prevent AMGN shareholders from voting on an important shareholder proposal.

 ï 2026 Proxy Statement 113

Item 4 — Stockholder Proposal – Independent Board Chairman

An independent Board Chairman could also help Amgen (AMGN) deal with headwinds like those that emerged in 2025:

Patents for top-selling drugs Prolia® and Xgeva® expired in the U.S. in February 2025. This led to biosimilars launching in the U.S. market and has already caused sales erosion for Xgeva and is expected to result in significant sales declines for both Prolia and Xgeva in the latter half of 2025 and into 2026.

Amgen recorded a $400 million intangible asset impairment charge in Q3 2025 related to Otezla psoriasis. This was tied to U.S. government price negotiations under the Inflation Reduction Act, following an $800 million charge for the same issue earlier in 2025.

Across its portfolio, AMGN continues to face a negative impact from lower net selling prices and pricing headwinds.

AMGN stock experienced a decline following concerns about the tolerability of its promising weight-loss drug candidate, MariTide.

Enbrel (etanercept) sales decreased significantly (30% year-over-year in Q3 2025), driven by lower net selling prices due to increased 340B Program mix and the impact of the U.S. Medicare Part D redesign.

AMGN continues to carry a high debt-to-equity ratio, and there has been notable negative insider reaction indicated by increased AMGN insider stock sales throughout 2025, which may signal AMGN insider caution about future AMGN prospects.

Please vote yes:

Independent Board Chairman – Proposal 4

Board Response to Item 4: Stockholder Proposal – Independent Board Chairman

The Board of Directors recommends a vote “AGAINST” the Stockholder Proposal.

Our Board of Directors has considered this proposal and has concluded that it is not in the best interests of the Company or its stockholders to prohibit the Chief Executive Officer, or CEO, of the Company from serving as the Chairman and mandate that the Chairman be an independent director, as broadly defined by the proponent.

The Board’s recommendation to vote “AGAINST” the Stockholder Proposal is based on the following reasons:

The Company’s governance documents give the Board discretion in determining whether to separate or combine the roles of the Chairman and CEO. This flexibility permits the Board to choose a leadership structure that can be tailored to the strengths of the Company’s officers and directors and to best address the Company’s evolving and highly complex business. The Board conducts annual evaluations of the Company’s leadership structure and determined that the Company and its stockholders are best served at this time by having Robert A. Bradway serve as both Chairman and CEO, coupled by a separate active lead independent director (currently served by Robert A. Eckert) for the following reasons:

•

Mr. Bradway is most familiar with our business and the unique challenges we face. Mr. Bradway’s day-to-day insight into our challenges facilitates a timely deliberation by the Board of important matters.

•

Mr. Bradway has and will continue to identify agenda items important for the Board’s understanding and oversight and lead effective discussions on the important matters affecting our business, prospects and results. Mr. Bradway’s knowledge and extensive experience regarding our operations and the highly regulated industries and markets in which we compete position him to identify and prioritize matters for Board review and deliberation.

•

As Chairman and CEO, Mr. Bradway serves as an important bridge between the Board and management and provides critical leadership for carrying out our strategic initiatives and confronting our challenges. The Board believes that Mr. Bradway brings a unique, stockholder-focused insight to assist the Company to most effectively execute its strategy and business plans to maximize stockholder value.

•

The strength and effectiveness of the communications between Mr. Bradway as our Chairman and Mr. Eckert as our lead independent director result in comprehensive Board oversight of the issues, plans, and prospects of our Company.

•

This leadership structure provides the Board with more complete and timely information about the Company, a unified structure and consistent leadership direction internally and externally and provides a collaborative and collegial environment for Board decision making.

Annual Assessment. The Board reviews the Company’s leadership structure on an annual basis and reserves the right to separate the role of the Chairman and CEO at any time.

114   ï 2026 Proxy Statement

Item 4 — Stockholder Proposal – Independent Board Chairman

Mechanisms to Ensure Independent Oversight. Our Board’s oversight and evaluation of the CEO and other senior management are not limited by having a current or former executive serving as Chairman. We have numerous mechanisms in place that ensure independent oversight of the Company’s affairs and that facilitate communication with, and independent evaluation of, senior management, including:

•

Active Experienced Lead Independent Director with Robust Responsibilities. We have an active “lead independent director” elected annually by and from the independent directors and strong Board and committee involvement to provide sound and robust oversight of management. Mr. Eckert currently serves as the lead independent director, a position he has held since 2016. His robust set of duties and authority are described in detail under “Corporate Governance—Board Leadership Structure.” This leadership structure provides a means for regular dialogue among our independent directors, ensures an effective bridge between independent directors and Mr. Bradway and provides a channel through which independent directors may raise and elevate significant concerns to management. Key responsibilities of our lead independent director include:

•	Approving meeting agendas for the Board;

•	Assuring that there is sufficient time for discussion of all meeting agenda items;

•	Previewing the information to be provided to the Board;

•	Having the authority to call meetings of the independent directors;

•	Organizing and leading the Board’s evaluation of the CEO;

•	Serving as a liaison between the Chairman and the independent directors;

•	Leading the Board’s annual self-evaluation;

•	Ensuring that he/she is available for consultation and direct communication, if requested by major stockholders; and

•	Presiding at meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.

•	In addition to the responsibilities outlined above, the lead independent director also:

•	Meets with the Chairman prior to each regular meeting of the Board and its committees to discuss, provide input on, and approve the agendas;
•	With the Chairman, determines who attends Board meetings, such as members of management or outside advisors, and presenters;

•	Has one-on-one discussions with each independent director, including as part of the Board’s annual self-evaluation process;

•	At his discretion, attends committee meetings, including those committees for which he/she is not a member, and has access to all committee materials;

•

Attends significant management events (such as our annual executive director and officer’s meeting at which we align around the Company’s priorities for the year), providing opportunities for leadership effectiveness assessments;

•	Has the authority to engage independent consultants;

•	Is regularly apprised of inquiries from stockholders;

•	Interviews Board candidates; and

•	Has an increased role in crisis and risk management, as appropriate.

•

Regular Communications. The lead independent director engages in regular communication between the independent directors and Mr. Bradway, keeping Mr. Bradway apprised of any concerns, issues, or determinations made during the independent sessions, and consults with Mr. Bradway on other matters pertinent to the Company and the Board.

•

Independent Board. We have diverse, experienced, and skilled directors. Eleven of our twelve director nominees (92%) are independent as defined by The NASDAQ Stock Market listing standards and the requirements of the Securities and Exchange Commission, with Mr. Bradway, our CEO, representing the sole exception.

•

Independent Committee Leadership. We have strong Board and committee involvement to provide sound and robust oversight of management. All members of the Board’s key committees (Audit, Compensation and Management Development, Corporate Responsibility and Compliance, and Governance and Nominating) are independent. In addition:

•	Each committee chair meets with management to review and refine agenda, add topics of interest, and review and comment on materials to be delivered to the committee;

•	Every independent director has access to all committee materials;

 ï 2026 Proxy Statement 115

Item 4 — Stockholder Proposal – Independent Board Chairman

•	Each committee chair provides a report summarizing committee meetings to the full Board at each regular meeting of the Board;

•

Each committee meeting includes adequate time for executive session and the committees meet in executive session on a regular basis with no members of management present (unless otherwise requested by the committee); and

•	Each committee effectively manages its Board-delegated duties and communicates regularly with the Chairman and members of management.

•

Independent Directors Sessions. A meeting of the independent directors is scheduled at every regular Board meeting and the independent directors meet in an executive session without Mr. Bradway to review Company performance, management effectiveness, proposed programs and transactions, and the Board meeting agenda items. These independent sessions are organized and chaired by our lead independent director and our lead independent director provides direct feedback to Mr. Bradway after these executive sessions.

•

Stockholder Engagement. Each year, we reach out to stockholders representing approximately 50% of our outstanding shares so that we are fully informed and able to carefully weigh the views of our stockholders. During our stockholder engagement discussions, many of our stockholders have expressed support and confidence in our current governance structure. We have a long history of proactively responding to stockholder concerns and have strong stockholder rights, including proxy access, a majority voting policy for director elections, and providing stockholders the right to call special meetings of stockholders and act by written consent. Stockholders may also communicate with our Board directly as described on page 28.

Strong 2025 Performance Under the Board’s Leadership Structure. In 2025, despite the headwinds cited in the proposal as a rationale for changing the Board’s leadership structure, the Company delivered strong performance and robust financial results, including 10% year-over-year revenue and sales growth, with 18 products achieving record sales, 14 products exceeding $1 billion in sales, and 13 products delivering double-digit sales growth, and made meaningful progress on our strategic priorities, including advancing our innovative pipeline and securing five U.S. Food and Drug Administration approvals. Our strong cash flows and balance sheet in 2025 allowed us to make significant investments for long-term growth, including investing approximately $7 billion in research and development and $2 billion in strategic capital projects, while also reducing our debt outstanding by $6 billion and returning $5 billion of capital to our stockholders in dividends (including a 6% year-over-year increase in our quarterly dividend per share). Our performance in 2025 demonstrated the effectiveness of our Board leadership structure and its oversight of the Company’s strategy and execution.

Commitment to Stockholder Rights. We maintain meaningful stockholder rights and regularly review our corporate governance practices with the Board in light of investor feedback and evolving market practices. These stockholder rights include the following:

•	Single Class of Shares. We have a single class of shares with equal voting rights. One share equals one vote.

•

Proxy Access. Our Bylaws permit proxy access for director nominations. Eligible stockholders with an ownership threshold of 3% who have held their shares for at least 3 years and who otherwise meet the requirements set forth in our Bylaws may have their nominees up to the number of directors constituting the greater of 20% of the total number of directors or two nominees of our Board included in our proxy materials. Up to 20 eligible stockholders may group together to reach the 3% ownership threshold. In the course of designing our proxy access provisions, we carefully considered each element in the interest of our stockholders as a whole, including that the number of stockholders who may group together (20) would afford those stockholders likely to utilize proxy access with the opportunity to do so.

•

Action by Written Consent. Our Amgen Inc. Restated Certificate of Incorporation permits stockholders to act by written consent in lieu of a meeting upon the request of the holders of at least 15% of our outstanding common shares who otherwise meet the requirements of our Certificate of Incorporation.

•

Special Meetings. Our Bylaws permit stockholders to request that the Company call a special meeting upon the written request of the holders of at least 15% of our outstanding common shares who otherwise meet the requirements set forth in our Bylaws.

•	No Supermajority Vote Provisions. We have a simple majority voting standard to amend our Certificate of Incorporation and Bylaws.

•	No Poison Pill. We do not have a shareholder rights plan, or poison pill.

116   ï 2026 Proxy Statement

Item 4 — Stockholder Proposal – Independent Board Chairman

Given the Company’s focus on stockholder rights, strong financial performance, independent Board structure, the comprehensive role of the lead independent director and other strong corporate governance practices, the Board believes that mandated separation of the positions of Chairman and CEO would weaken the Company’s current leadership structure. The proposal would also deprive the Board of the valuable flexibility to exercise its business judgment in selecting the individual best suited to serve as Chairman in the future. Therefore, the Board does not believe that implementing the proposal would be in the best interests of the Company or its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER PROPOSAL – INDEPENDENT BOARD CHAIRMAN.

 ï 2026 Proxy Statement 117

Audit Matters

Audit Matters

Audit Committee Report

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2025.

The Audit Committee has also discussed with Ernst & Young LLP, or EY, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission.

The Audit Committee has received and reviewed the written disclosures and the letter from EY required by the applicable requirements of the PCAOB regarding EY’s communication with the Audit Committee concerning independence and has discussed with EY their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

Charles M. Holley, Jr., Chair

Wanda M. Austin

S. Omar Ishrak

Amy E. Miles

Independent Registered Public Accountants

The following table presents fees for professional services provided or to be provided by EY for audits of the years ended December 31, 2025 and December 31, 2024, and fees for other services rendered by EY during these periods.

	2025	2024

Audit Fees	$14,593,000	$13,657,000

Audit-Related Fees	516,000	688,000

Tax Fees	0	0

All Other Fees	260,000	0

Total Fees	$15,369,000	$14,345,000

Included in Audit fees above are professional services associated with the integrated audit of our consolidated financial statements and our internal controls over financial reporting and the statutory audits of various subsidiaries of the Company. Audit-Related fees are attributable to assurance and related services that are also performed by our independent registered public accountants, including attest related services, accounting consultations, and audits of employee benefit plan information. All Other Fees include system pre-implementation review services. The Audit Committee has considered whether the Audit-Related and non-audit services provided by EY are compatible with maintaining that firm’s independence.

The Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by EY. The Audit Committee, or the Chair of the Audit Committee who has been granted authority by the Audit Committee, approves each audit or non-audit service prior to the engagement of EY for such service. Each such service approved by the Chair of the Audit Committee is presented to the entire Audit Committee at a subsequent meeting.

118   ï 2026 Proxy Statement

Annual Report on Form 10-K

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K for fiscal 2025, which contains the consolidated financial statements of the Company for fiscal 2025, accompanies this proxy statement, but is not a part of the Company’s soliciting materials.

Stockholders may obtain, without charge, a copy of the Company’s Annual Report on Form 10-K for fiscal 2025, filed with the Securities and Exchange Commission, including the financial statements and schedules thereto, without the accompanying exhibits, by writing to: Investor Relations, Senior Project Management Coordinator,

Amgen Inc., One Amgen Center Drive, Thousand Oaks, California 91320-1799, or contact Investor Relations by telephone at (805) 447-1060 or email at investor.relations@amgen.com. The Company’s Annual Report on Form 10-K is also available online on the Company’s website at www.amgen.com.(1) A list of exhibits is included in the Form 10-K and exhibits are available online on the Company’s website or may be obtained from the Company upon payment to the Company of the cost of furnishing them.

(1)	Reference to our website is not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement.

 ï 2026 Proxy Statement 119

Certain Relationships and Related Transactions

Certain Relationships and Related Transactions

Under our written Approval of Related Party Transactions policy, a SEC Related Party Transaction (as defined below) may be consummated or may continue only if the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy applies to: (1) any person who is, or at any time since the beginning of our last fiscal year was, a member of our Board of Directors, or Board, one of our executive officers or a nominee to become a member of our Board; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any immediate family member, as defined in the policy, of, or sharing a household with, any of the foregoing persons; and (4) any firm, corporation or other entity in which any of the foregoing persons is employed, or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

A “SEC Related Party Transaction” is defined in the policy as a transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships (including but not limited to any indebtedness or guarantee of indebtedness) between us and any of the persons listed in the first paragraph of this section. A related party transaction also includes any material amendment or modification to an existing related party transaction. All potential related party transactions are presented to the Audit Committee for its consideration and, if the Audit Committee deems it appropriate, approval. The Audit Committee considers all relevant facts and circumstances available to it, including the recommendation of management. No member of the Audit Committee participates in any review, consideration, or approval of any related party transaction involving such member or any of his or her immediate family members, except that such member is required to provide all material information concerning the related party transaction to the Audit Committee.

Related party transactions may be preliminarily entered into by management subject to ratification by the Audit Committee; provided that if ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. At each scheduled meeting of the Audit Committee, management is required to update the Audit

Committee as to any material changes to any approved or ratified related party transaction. The Audit Committee has excluded each of the following related party transactions under the terms of our Approval of Related Party Transactions policy:

1.	Any matters related to compensation or benefits to the extent such compensation or benefits would not be required to be disclosed under Item 404 of Regulation S-K under the Securities Act of 1933;

2.

Transactions involving less than $120,000 (or such different amount as may require disclosure or approval under any future amendment to the rules and regulations of the SEC, including Item 404 of Regulation S-K, or the listing requirements of The NASDAQ Stock Market LLC, including Rule 5630) when aggregated with all similar transactions; or

3.	Transactions approved by another independent committee of the Board.

In deciding whether to approve or ratify a related party transaction, the Audit Committee will consider the following factors:

•	Whether the terms of the transaction are (i) fair to the Company and (ii) at least as favorable to the Company as would apply if the transaction did not involve a related party;

•	Whether there are demonstrable business reasons for the Company to enter into the transaction;

•	Whether the transaction would impair the independence of an outside director; and

•

Whether the transaction would present an improper conflict of interest for any director or executive officer, taking into account the size of the transaction, the overall financial position of the related party, the direct or indirect nature of the related party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

Separately, to avoid even the appearance of a conflict of interest related to service on our Board, we require appropriate reporting of service in scientific publications and presentations.

120   ï 2026 Proxy Statement

Certain Relationships and Related Transactions

Transactions with Related Persons

Dr. Leandro Grimaldi, who is the son-in-law of Nancy A. Grygiel, an executive officer of the Company, is employed by us as Business Performance Director. Dr. Grimaldi’s compensation earned in 2025 consisted of $240,000 in base salary, $78,810 in annual cash incentive award, and grants of restricted stock units and performance units valued at $54,000 on the grant date.

Dr. Grimaldi also participates in the Company’s employee benefits programs. This transaction did not require the review or approval of the Audit Committee pursuant to our Approval of Related Party Transactions policy because it was approved by our Compensation and Management Development Committee in 2021 prior to Dr. Grimaldi’s hiring.

 ï 2026 Proxy Statement 121

Information Concerning Voting and Solicitation

Information Concerning Voting and Solicitation

General

The enclosed proxy is solicited on behalf of the Board of Directors, or Board, of Amgen Inc., a Delaware corporation, for use at our 2026 Annual Meeting of Stockholders, or Annual Meeting, to be held on Tuesday, May 19, 2026, at 11:00 A.M., Pacific Time, or any continuation, postponement, or adjournment thereof, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders and any business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting. Our 2026 Annual Meeting will be held solely by remote communication via the internet at www.virtualshareholdermeeting.com/AMGN2026. Although the meeting will not be held in person, stockholders will, to the extent possible, be afforded the same rights and opportunities to participate at the virtual meeting similarly to how they would participate at an in-person meeting.

Stockholders or their proxyholders may participate and vote at our Annual Meeting via the internet at www.virtualshareholdermeeting.com/AMGN2026 and using your control number.

Pursuant to the rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials, or Notice, to certain of our stockholders of record, and we are sending a paper copy of the proxy materials and proxy card to other stockholders of record who we believe would prefer receiving such materials in paper form. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. We intend to make this proxy statement available on the internet and to mail the Notice, or to mail the proxy statement and proxy card, as applicable, on or about April 7, 2026, to all stockholders entitled to notice of and to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2026 Stockholder Meeting to Be Held on May 19, 2026.

This proxy statement, our 2025 annual report and our other proxy materials are available at: www.proxyvote.com. At this website, you will find a complete set of the following proxy materials: notice of 2026 Annual Meeting of Stockholders; proxy statement; and 2025 annual report. You are encouraged to access and review all of the important information contained in the proxy materials before submitting a proxy or voting at the Annual Meeting.

What Are You Voting On?

You will be entitled to vote on the following proposals at the Annual Meeting:

•	The election of the 12 director nominees named herein to serve on our Board for a term of office expiring at the 2027 annual meeting of stockholders;

•	The advisory vote to approve our executive compensation;

•	The ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2026;

•	One stockholder proposal, if properly presented at the Annual Meeting; and

•	Any other business as may properly come before the Annual Meeting.

Who Can Vote

The Board has set March 20, 2026, as the record date for the Annual Meeting. You are entitled to notice and to vote if you were a stockholder of record of our Common Stock, $.0001 par value per share, or Common Stock, as of the close of business on March 20, 2026. You are entitled to one vote on each nominee’s election and on each other proposal for each share of Common Stock you held on the record date. Your shares may be voted at the Annual Meeting only if you are in attendance or your shares are represented by a valid proxy.

122   ï 2026 Proxy Statement

Information Concerning Voting and Solicitation

Difference Between a Stockholder of Record and a “Street Name” Holder

If your shares are registered directly in your name in the records of the Company’s transfer agent, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust, or other nominee, then the broker, bank, trust, or other nominee is considered to be the stockholder of record with respect to those shares. However, you are still considered to be the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot submit a proxy or vote their shares directly and must instead instruct the broker, bank, trust, or other nominee how to vote their shares using the methods described below under “Voting Your Shares.”

Shares Outstanding and Quorum

At the close of business on March 20, 2026, there were 539,685,503 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting. The presence of the holders of a majority of the outstanding shares of our Common Stock entitled to vote constitutes a quorum, which is required to hold and conduct business at the Annual Meeting. Shares are counted as present at the Annual Meeting if:

•	You are in attendance at the Annual Meeting; or

•	Your shares are represented by a properly authorized and submitted proxy (submitted by mail, by telephone, or over the internet).

If you are a record holder and you submit your proxy, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. If your shares are held in “street name,” your shares are counted as present for purposes of determining a quorum if your broker, bank, trust, or other nominee submits a proxy covering your shares. Your broker, bank, trust, or other nominee is entitled to submit a proxy covering your shares as to certain “routine” matters, even if you have not instructed your broker, bank, trust, or other nominee on how to vote on those matters. Please see the subsection “If You Do Not Specify How You Want Your Shares Voted” below. In the absence of a quorum, the Annual Meeting may be adjourned, from time to time, by the Chair of the meeting or by the vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting.

Voting Your Shares

You may vote by attending the Annual Meeting and voting or by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the internet or receiving a paper copy and (2) for shares held as a record holder and shares held in “street name.”

Shares Held as a Record Holder. If you hold your shares of Common Stock as a record holder and you are viewing this proxy statement on the internet, you may submit a proxy over the internet by following the instructions on the website referred to in the Notice previously mailed to you. You will need your control number (contained on your Notice) to submit your proxy over the internet. You may request paper copies of the proxy statement and proxy card by following the instructions on the Notice. If you hold your shares of Common Stock as a record holder and you are reviewing a paper copy of this proxy statement, you may submit a proxy over the internet or by telephone by following the instructions on the proxy card, or by completing, dating, and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage-paid envelope provided to you. You will need your control number (contained on your Notice) to submit your proxy over the internet or over the telephone.

Shares Held in Street Name. If you hold your shares of Common Stock in street name, you will receive a Notice from your broker, bank, trust, or other nominee that includes instructions on how to vote your shares. Your broker, bank, trust, or other nominee may allow you to deliver your voting instructions over the internet and may also permit you to submit your voting instructions by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker, bank, trust, or other nominee.

The internet(1) and telephone voting facilities will close at 11:59 P.M., Eastern Time, on May 18, 2026. Stockholders who submit a proxy by internet or telephone need not return a proxy card or the form forwarded by your broker, bank, trust, or other holder of record by mail.

YOUR VOTE IS VERY IMPORTANT.

You should submit your proxy even if you plan to

attend the Annual Meeting.

Voting at the Annual Meeting

As discussed previously, our Annual Meeting will be held solely by remote communication via the internet at www.virtualshareholdermeeting.com/AMGN2026.

(1)

Stockholders who submit a proxy through the internet or telephone should be aware that they may incur costs to access the internet or telephone, such as usage charges from telephone companies or internet service providers and that these costs must be borne by the stockholder.

 ï 2026 Proxy Statement 123

Information Concerning Voting and Solicitation

Although the meeting will not be held in person, stockholders will, to the extent possible, be afforded the same rights and opportunities to participate at the virtual meeting similarly to how they would participate at an in-person meeting. To participate and vote at the Annual Meeting, you will need to log-in to www.virtualshare holdermeeting.com/AMGN2026 using the control number on the Notice, proxy card, or voting instruction form. Please note that if your shares are held in street name (by a broker, bank, trust, or other nominee), and you decide to attend and vote at the Annual Meeting, your vote while in attendance at the Annual Meeting will not be effective unless you provide a legal proxy, issued in your name from the record holder (your broker, bank, trust, or other nominee). Even if you intend to attend the Annual Meeting, we encourage you to submit your proxy in advance of the Annual Meeting. Please see the important instructions and requirements below regarding “Attendance at the Annual Meeting.”

To vote at the Annual Meeting, visit www.virtualshare holdermeeting.com/AMGN2026. For shares held as a record holder or in street name, you will need the control number that appears on your Notice, proxy card, or voting instruction form.

Changing Your Vote

As a stockholder of record, if you submit a proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. Stockholders of record may revoke a proxy by (i) duly submitting a later-dated proxy over the internet, by mail, or by telephone, (ii) delivering a written notice of revocation to the attention of the Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799, or (iii) attending the Annual Meeting and voting at the Annual Meeting. Attendance at the Annual Meeting will not, by itself, revoke a proxy. If your shares are held in the name of a broker, bank, trust, or other nominee, you may change your voting instructions by following the instructions of your broker, bank, trust, or other nominee.

If You Receive More Than One Proxy Card or Notice

If you receive more than one proxy card or Notice, it means you hold shares that are registered in more than one account. To ensure that all your shares are voted, sign and return each proxy card or, if you submit a proxy by telephone or the internet, submit one proxy for each proxy card or Notice you receive.

How Will Your Shares Be Voted

Stockholders of record as of the close of business on March 20, 2026, are entitled to one vote for each share of our Common Stock held on all matters to be voted upon at the Annual Meeting. All shares entitled to vote and represented by properly submitted proxies received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. YOUR VOTE IS VERY IMPORTANT.

If You Do Not Specify How You Want Your Shares Voted

As a stockholder of record, if you submit a signed proxy card or submit your proxy by telephone or internet and do not specify how you want your shares voted, the proxy holder will vote your shares:

•	FOR the election of the 12 nominees listed in this proxy statement to serve on our Board for a term of office expiring at the 2026 annual meeting of stockholders;

•	FOR the advisory vote to approve our executive compensation;

•	FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2026; and

•	AGAINST the stockholder proposal—Independent Board Chairman.

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner and the nominee does not have discretionary authority to vote the shares on that proposal. If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be broker non-votes and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum but will not be considered entitled to vote on the proposal in question and therefore will have no effect on the outcome of the vote. Brokers generally have discretionary authority to vote on the ratification of the selection of Ernst & Young LLP as our independent registered public accountants, and thus broker non-votes are not likely on these proposals. Brokers, however, do not have discretionary authority to vote on (i) the election of directors to serve on our Board, (ii) the advisory vote to approve our executive compensation, or (iii) the stockholder proposal. Accordingly, broker non-votes will likely result on these proposals.

In their discretion, the proxy holders named in the proxy solicited by the Company are authorized to vote the proxies in their discretion on any other matters that may

124   ï 2026 Proxy Statement

Information Concerning Voting and Solicitation

properly come before the Annual Meeting and any continuation, postponement, or adjournment thereof. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement. In addition, no stockholder nomination was received on a timely basis, so no such matter may be brought to a vote at the Annual Meeting.

Inspector of Election and Counting of Votes

All votes will be tabulated as required by Delaware law, the state of our incorporation, by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Shares held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to one or more proposals, and broker non-votes will be counted as present for purposes of determining a quorum.

Election of Directors. We have a majority voting standard for the election of directors in an uncontested election, which is generally defined as an election in which the number of nominees does not exceed the number of directors to be elected at the meeting. In the election of directors, you may either vote “for,” “against,” or “abstain” for each nominee. Cumulative voting is not permitted. Under our majority vote standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the shares in attendance at the Annual Meeting or represented by proxy. A “majority of the votes cast” means that the number of votes cast “for” a director nominee exceeds the number of votes cast “against” the nominee. For these purposes, abstentions and broker non-votes will not count as a vote “for” or “against” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast. Brokers do not have discretionary authority to vote on this proposal. If a director nominee is an incumbent director and does not receive a majority of the votes cast in an uncontested election, that director will continue to serve on the Board as a “holdover” director, but must tender his or her resignation (contingent upon acceptance by the Board) to the Board promptly after certification of the election results of the stockholder vote. The Governance and Nominating Committee of the Board will then recommend to the Board whether to accept the resignation or whether other action should be taken. The Board will act on the tendered resignation, taking into account the recommendation of the Governance and Nominating Committee, and the Board’s decision will be publicly disclosed within 90 days after certification of the election results of the stockholder vote. A director who tenders his or her resignation after failing to receive a majority of the votes cast will not participate in the recommendation of the Governance and Nominating Committee or the decision of the Board with respect to his or her resignation.

Management Proposals (Advisory Vote to Approve Our Executive Compensation and Ratification of Ernst & Young LLP) and Stockholder Proposal. The approval of the advisory vote to approve our executive compensation, the ratification of the selection of Ernst & Young LLP, and the stockholder proposal require the affirmative votes of the holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the matter. Abstentions will have the same effect as votes “against” each proposal.

Because brokers have discretionary authority to vote on the ratification of the selection of Ernst & Young LLP, we do not expect any broker non-votes in connection with the ratification (and any broker non-votes received will have no effect on such ratification proposal). Brokers do not have discretionary authority to vote on the advisory vote to approve our executive compensation or the stockholder proposal. Broker non-votes, therefore, will have no effect on the advisory vote to approve our executive compensation or the stockholder proposal as brokers are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

Solicitation of Proxies

We will bear the entire cost of solicitation of proxies, including preparation, assembly, and mailing of this proxy statement, the proxy card, the Notice, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries, and custodians holding shares of our Common Stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners. Original solicitation of proxies may be supplemented by telephone, facsimile, electronic mail, or personal solicitation by our directors, officers, or staff members. No additional compensation will be paid to our directors, officers, or staff members for such services. In addition, we have retained D.F. King & Co. to assist in the solicitation of proxies for a fee of approximately $100,000 plus distribution costs and other costs and expenses. A list of stockholders entitled to vote at the Annual Meeting will be available upon request to our

 ï 2026 Proxy Statement 125

Information Concerning Voting and Solicitation

Secretary for examination by any stockholder for any purpose germane to the Annual Meeting at the Company’s principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799 during ordinary business hours for the ten days prior to the Annual Meeting.

Attendance at the Annual Meeting

Our Annual Meeting will be held solely by remote communication via the internet at www.virtualshareholder meeting.com/AMGN2026. You will be able to attend the Annual Meeting virtually, but not in person. The live audio webcast of the Annual Meeting will begin promptly at 11:00 A.M., Pacific Time. Stockholders or their proxyholders may participate and vote at our Annual Meeting via the internet at www.virtualshareholdermeeting.com/AMGN2026 and using your control number. We encourage our stockholders to access the meeting approximately 15 minutes in advance of the designated start time to test their devices’ audio systems.

Submitting Questions at the Annual Meeting

Once online access to the Annual Meeting is open, stockholders may submit questions, if any, on www.virtual shareholdermeeting.com/AMGN2026. To demonstrate proof of stock ownership, you will need to enter the control number provided with your Notice, proxy card, or voting instruction form to submit questions and vote at our Annual Meeting. Questions pertinent to meeting matters and that are submitted in accordance with our Rules of Conduct for the Annual Meeting will be answered during the meeting, subject to applicable time constraints.

Technical Assistance

Beginning immediately prior to the start of and during the virtual Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the virtual meeting, please call our support team at 844-976-0738 (U.S.) or 303-562-9301 (International).

126   ï 2026 Proxy Statement

Other Matters

Other Matters

Stockholder Proposals for the 2027 Annual Meeting

Stockholder Proposals and Director Nominees for Inclusion in our 2027 Proxy Statement

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our 2027 annual meeting of stockholders. To be eligible for inclusion in our 2027 proxy statement, your proposal must be received by our Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799 or by facsimile number (805) 855-4002, no later than December 8, 2026, and must otherwise comply with Rule 14a-8 under the Exchange Act. While our Board of Directors, or Board, will consider stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Director Nominations Pursuant to Our Bylaws. Our Amended and Restated Bylaws of Amgen Inc., or Bylaws, permit an eligible stockholder, or group of up to 20 eligible stockholders, owning Amgen stock continuously for at least three years and shares representing an aggregate of at least 3% of our outstanding shares, to nominate and include in Amgen’s proxy materials director nominees constituting up to the greater of 20% of the Board or two directors, provided that the stockholder(s) and nominee(s) satisfy the requirements of the Bylaws (“Proxy Access”). To nominate a director pursuant to Proxy Access at the 2027 annual meeting of stockholders, you must comply with all of the procedures, information requirements, qualifications and conditions set forth in our Bylaws. A fully compliant nomination notice must be received by us no earlier than November 8, 2026, and no later than December 8, 2026, assuming the date of the 2027 annual meeting of stockholders is not more than thirty days before and not more than seventy days after the anniversary date of the 2026 Annual Meeting of Stockholders, or Annual Meeting, and such nomination notice must be delivered to our Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799 or by facsimile number (805) 855-4002.

Stockholder Proposals and Nominees Brought at the 2027 Annual Meeting Without Inclusion in our 2027 Proxy Statement

Business Proposals and Nominations Pursuant to our Bylaws. To nominate a director or bring any other business before the stockholders at the 2027 annual meeting of stockholders that will not be included in our 2027 proxy statement pursuant to Rule 14a-8 or the Proxy Access provisions of our Bylaws, you must comply with all of the procedures, information requirements, qualifications, and conditions set forth in our Bylaws. In addition, assuming the date of the 2027 annual meeting of stockholders is not more than thirty days before and not more than seventy days after the anniversary date of the Annual Meeting, you must notify us in writing and such notice must be delivered to our Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799 or by facsimile number (805) 855-4002 no earlier than January 19, 2027, and no later than February 18, 2027.

You may write to our Secretary at our principal executive offices at One Amgen Center Drive, Thousand Oaks, California 91320-1799 or by facsimile number (805) 855-4002, to deliver the notices discussed above and for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to our Bylaws. Also, our Bylaws are filed with the SEC as an exhibit to our Exchange Act reports and can be accessed through the SEC’s EDGAR system.

The Chair of the Annual Meeting has the authority to determine whether any nomination or other proposal has been properly brought before the meeting in accordance with our Bylaws. If we receive a proposal other than pursuant to Rule 14a-8 or a nomination for the 2027 annual meeting of stockholders, and such nomination or other proposal is not delivered within the time frame specified in our Bylaws, then the person(s) appointed by the Board and named in the proxies for the 2027 annual meeting of stockholders may exercise discretionary voting power if a vote is taken with respect to that nomination or other proposal.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 22, 2027.

2027 Annual Meeting

We intend to file a Proxy Statement and WHITE proxy card with the SEC in connection with our solicitation of proxies

 ï 2026 Proxy Statement 127

Other Matters

for our 2027 annual meeting of stockholders. Stockholders may obtain our Proxy Statement (and any amendments and supplements thereto) and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at: www.sec.gov.(1)

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as brokers and banks) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” is also permissible under the General Corporation Law of the State of Delaware and potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers and banks with account holders who are our stockholders will be householding our proxy materials. A single Notice of Annual Meeting of Stockholders or proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or bank that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker or bank. If you currently receive multiple copies of the proxy statement at your address from your broker or bank and would like to request householding of their communications, please contact your broker or bank.

Stockholders of record who currently receive multiple copies of the proxy statement at their address and would like to request householding, or who wish to discontinue householding and receive separate copies of the proxy statement, should contact Investor Relations, One Amgen Center Drive, Thousand Oaks, California 91320-1799, or by telephone at (805) 447-1060 or email at investor.relations@amgen.com.

No Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report,” “Pay Versus Performance,” or “Audit Committee Report,” to the extent permitted by the rules of the SEC, will not be deemed incorporated, unless specifically provided otherwise in such filing.

In addition, references to our website are not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement. Information on our website, other than our proxy statement, Notice of Annual Meeting of Stockholders, and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Disclaimer

This proxy statement contains statements regarding future individual and Company performance targets and Company performance goals. These targets and Company performance goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

(1)	Reference to the SEC website is not intended to function as a hyperlink and the information contained on the SEC website is not intended to be part of this proxy statement.

128   ï 2026 Proxy Statement

Other Matters

Forward-Looking Statements

This proxy statement contains forward-looking statements that are based on the current expectations and beliefs of Amgen. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including any statements on the outcome, benefits and synergies of collaborations, or potential collaborations, with any other company (including BeOne Medicines Ltd.), the performance of Otezla® (apremilast), our acquisitions of ChemoCentryx, Inc., Dark Blue Therapeutics, Ltd. or Horizon Therapeutics plc (including the prospective performance and outlook of Horizon’s business, performance and opportunities, and any potential strategic benefits, synergies or opportunities expected as a result of such acquisition), as well as estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory or clinical results or practices, customer and prescriber patterns or practices, reimbursement activities and outcomes, effects of pandemics or other widespread health problems on our business, outcomes, progress, and other such estimates and results. Forward-looking statements involve significant risks and uncertainties, including those discussed below and more fully described in the Securities and Exchange Commission reports filed by Amgen, including our most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K. Unless otherwise noted, Amgen is providing this information as of the date of this proxy statement and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Our results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments involving current and future products, sales growth of recently launched products, competition from other products including biosimilars, difficulties or delays in manufacturing our products and global economic conditions, including those resulting from geopolitical relations and government actions. In addition, sales of our products are affected by pricing pressure, political and public scrutiny and reimbursement policies imposed by third-party payers, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products, including our devices, after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. In addition, our business may be impacted by the adoption of new tax legislation or exposure to additional tax liabilities. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors, or we may fail to prevail in present and future intellectual property litigation. We perform a substantial amount of our commercial manufacturing activities at a few key facilities, including in Puerto Rico, and also depend on third parties for a portion of our manufacturing activities, and limits on supply may constrain sales of certain of our current products and product candidate development. An outbreak of disease or similar public health threat, and the public and governmental effort to mitigate against the spread of such disease, could have a significant adverse effect on the supply of materials for our manufacturing activities, the distribution of our products, the commercialization of our product candidates, and our clinical trial operations, and any such events may have a material adverse effect on our product development, product sales, business and results of operations. We rely on collaborations with third parties for the development of some of our product candidates and for the commercialization and sales of some of our commercial products. In addition, we compete with other companies with respect to many of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates or development of new indications for existing products cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate or development of a new indication for an existing product will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Certain of our distributors, customers and payers have substantial purchasing leverage in their dealings with us. The discovery of significant problems with a product similar to one of our products that implicate an entire class of products could have a material adverse effect on sales of the affected products and on our business and results of operations. Our efforts to collaborate with or acquire

 ï 2026 Proxy Statement 129

Other Matters

other companies, products or technology, and to integrate the operations of companies or to support the products or technology we have acquired, may not be successful, and may result in unanticipated costs, delays or failures to realize the benefits of the transactions. A breakdown, cyberattack or information security breach of our information technology systems could compromise the confidentiality, integrity and availability of our systems and our data. Our stock price is volatile and may be affected by a number of events. Our business and operations may be negatively affected by the failure, or perceived failure, of achieving our sustainability objectives. The effects of global climate change and related natural disasters could negatively affect our business and operations. Global economic conditions may magnify certain risks that affect our business. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock. We may not be able to access the capital and credit markets on terms that are favorable to us, or at all.

Other Matters

The Board knows of no matters other than those listed in the attached Notice of Annual Meeting of Stockholders that are likely to be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named on the enclosed proxy card will vote the proxy in accordance with their best judgment on such matter.

By Order of the Board of Directors

Jonathan P. Graham

Secretary

April 7, 2026

130   ï 2026 Proxy Statement

Appendix A

Appendix A

Amgen Inc. Board of Directors

Guidelines for Director Qualifications and Evaluations

These guidelines set forth (1) the minimum qualifications that the Governance and Nominating Committee of the Board of Directors (the “Committee”) of Amgen Inc. (“Amgen”) believes are important for directors to possess, and (2) a description of the Committee’s process for identifying and evaluating nominees for director, including nominees recommended by stockholders. These guidelines are only guidelines and may be waived and/or changed by the Committee and/or the Board of Directors as appropriate.

1. Candidate Qualifications

In seeking individuals to join the Board of Directors or to fill director vacancies on the Board of Directors, the Committee considers the following to be minimum qualifications that a candidate must possess:

•	Demonstrated breadth and depth of management and leadership experience, preferably in a senior leadership role in a large or recognized organization;

•	Financial and/or business acumen or relevant industry or scientific experience;

•	Integrity and high ethical standards;

•	Sufficient time to devote to Amgen’s business as a member of the Board;

•	Ability to oversee, as a director, Amgen’s business and affairs for the benefit of Amgen’s stockholders;

•	Ability to comply with the Board’s Code of Conduct; and

•	Demonstrated ability to think independently and work collaboratively.

In addition, the Committee may consider the following where necessary and appropriate:

•	A candidate’s independence, as defined by The NASDAQ Stock Market, Inc.;

•	A candidate’s ability to satisfy the composition requirements for the Audit Committee and the Compensation and Management Development Committee;

•	Maintaining a Board that reflects diversity; and

•	The Board’s overall size, structure and composition.

2. Candidate Identification and Evaluation Process

(a) For purposes of identifying nominees for the Board of Directors, the Committee relies on professional and personal contacts of the Committee, other members of the Board of Directors and senior management, as well as candidates recommended by independent search firms retained by the Committee from time to time. The Committee also will consider candidates recommended by stockholders. Any director nominations submitted by stockholders will be evaluated in the same manner that nominees suggested by Board members, management or other parties are evaluated.

(b) In evaluating potential candidates, the Committee will determine whether the candidate is qualified for service on the Board of Directors by evaluating the candidate under the guidelines set forth above and by determining if any individual candidate suits the Committee’s and the Board of Director’s overall objectives at the time the candidate is being evaluated.

 ï 2026 Proxy Statement A-1

Appendix B

Appendix B

Amgen Inc.

GAAP to Non-GAAP Reconciliations

(Dollars in millions)

(Unaudited)

	Years ended December 31,

	2025	2024	2023
GAAP cost of sales	$12,037	$12,858	$8,451
Adjustments to cost of sales:
Acquisition-related expenses (a)	(5,614)	(7,122)	(3,842)
Certain net charges pursuant to our restructuring and cost- savings initiatives	—	—	(36)

Total adjustments to cost of sales	(5,614)	(7,122)	(3,878)

Non-GAAP cost of sales	$6,423	$5,736	$4,573

GAAP cost of sales as a percentage of product sales	34.2%	40.1%	31.4%
Acquisition-related expenses (a)	(15.9%)	(22.2%)	(14.3%)
Certain net charges pursuant to our restructuring and cost- savings initiatives	0.0%	0.0%	(0.1%)

Non-GAAP cost of sales as a percentage of product sales	18.3%	17.9%	17.0%

GAAP research and development expenses	$7,272	$5,964	$4,784
Adjustments to research and development expenses:
Acquisition-related expenses (b)	(89)	(86)	(55)
Certain net charges pursuant to our restructuring and cost- savings initiatives	—	—	(29)

Total adjustments to research and development expenses	(89)	(86)	(84)

Non-GAAP research and development expenses	$7,183	$5,878	$4,700

GAAP research and development expenses as a percentage of product sales	20.7%	18.6%	17.8%
Acquisition-related expenses (b)	(0.3%)	(0.2%)	(0.2%)
Certain net charges pursuant to our restructuring and cost- savings initiatives	0.0%	0.0%	(0.1%)

Non-GAAP research and development expenses as a percentage of product sales	20.4%	18.4%	17.5%

GAAP selling, general and administrative expenses	$7,050	$7,096	$6,179
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (c)	(86)	(314)	(648)
Certain net charges pursuant to our restructuring and cost- savings initiatives	(22)	—	(13)

Total adjustments to selling, general and administrative expenses	(108)	(314)	(661)

Non-GAAP selling, general and administrative expenses	$6,942	$6,782	$5,518

 ï 2026 Proxy Statement B-1

Appendix B

	Years ended December 31,

	2025	2024	2023
GAAP selling, general and administrative expenses as a percentage of product sales	20.1%	22.2%	23.0%
Acquisition-related expenses (c)	(0.2%)	(1.0%)	(2.4%)
Certain net charges pursuant to our restructuring and cost- savings initiatives	(0.1%)	0.0%	(0.1%)

Non-GAAP selling, general and administrative expenses as a percentage of product sales	19.8%	21.2%	20.5%

GAAP operating expenses	$27,671	$26,166	$20,293
Adjustments to operating expenses:
Adjustments to cost of sales	(5,614)	(7,122)	(3,878)
Adjustments to research and development expenses	(89)	(86)	(84)
Adjustments to selling, general and administrative expenses	(108)	(314)	(661)
Impairment of intangible assets (d)	(1,200)	(159)	(851)
Certain net charges pursuant to our restructuring and cost-savings initiatives (e)	(120)	(36)	(185)
Certain other expenses (f)	8	(53)	157

Total adjustments to operating expenses	(7,123)	(7,770)	(5,502)

Non-GAAP operating expenses	$20,548	$18,396	$14,791

GAAP operating income	$9,080	$7,258	$7,897
Adjustments to operating expenses	7,123	7,770	5,502

Non-GAAP operating income	$16,203	$15,028	$13,399

GAAP operating income as a percentage of product sales	25.8%	22.7%	29.3%
Adjustments to cost of sales	15.9%	22.2%	14.4%
Adjustments to research and development expenses	0.3%	0.2%	0.3%
Adjustments to selling, general and administrative expenses	0.3%	1.0%	2.6%
Impairment of intangible assets (d)	3.4%	0.5%	3.2%
Certain net charges pursuant to our restructuring and cost savings initiatives (e)	0.4%	0.1%	0.7%
Certain other expenses	0.0%	0.2%	(0.7%)

Non-GAAP operating income as a percentage of product sales	46.1%	46.9%	49.8%

GAAP interest expense, net	$(2,755)	$(3,155)	$(2,875)
Adjustments to interest expense, net:
Acquisition-related interest expense (f)	—	—	807

Non-GAAP interest expense, net	$(2,755)	$(3,155)	$(2,068)

GAAP other income, net	$2,651	$506	$2,833
Adjustments to other income, net:
Interest income and other expenses on acquisition-related debt (f)	—	—	(625)
Net (gains) losses from equity investments (g)	(2,023)	182	(1,522)

Total adjustments to other income, net	(2,023)	182	(2,147)

Non-GAAP other income, net	$628	$688	$686

B-2   ï 2026 Proxy Statement

Appendix B

	Years ended December 31,

	2025	2024	2023
GAAP income before income taxes	$8,976	$4,609	$7,855
Adjustments to operating expenses	7,123	7,770	5,502
Adjustments to interest expense, net	—	—	807
Adjustments to other income, net	(2,023)	182	(2,147)

Total adjustments to income before income taxes	5,100	7,952	4,162

Non-GAAP income before income taxes	$14,076	$12,561	$12,017

GAAP provision for income taxes	$1,265	$519	$1,138
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (h)	919	1,544	846
Other income tax adjustments (i)	55	(236)	(1)

Total adjustments to provision for income taxes	974	1,308	845

Non-GAAP provision for income taxes	$2,239	$1,827	$1,983

GAAP tax as a percentage of income before taxes	14.1%	11.3%	14.5%
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (h)	1.4%	5.1%	2.0%
Other income tax adjustments (i)	0.4%	(1.9%)	0.0%

Total adjustments to provision for income taxes	1.8%	3.2%	2.0%

Non-GAAP tax as a percentage of income before taxes	15.9%	14.5%	16.5%

GAAP net income	$7,711	$4,090	$6,717
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect	4,181	6,408	3,316
Other income tax adjustments (i)	(55)	236	1

Total adjustments to net income	4,126	6,644	3,317

Non-GAAP net income	$11,837	$10,734	$10,034

 ï 2026 Proxy Statement B-3

Appendix B

Amgen Inc.

GAAP to Non-GAAP Reconciliations

(In millions, except per-share data)

(Unaudited)

The following table presents the computations for GAAP and non-GAAP diluted earnings per share.

	Years ended December 31,
	2025		2024		2023
	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income	$7,711	$11,837	$4,090	$10,734	$6,717	$10,034
Shares
Weighted-average shares for basic EPS	538	538	537	537	535	535

Effect of dilutive securities	4	4	4	4	3	3

Weighted-average shares for diluted EPS	542	542	541	541	538	538

Diluted earnings per share	$14.23	$21.84	$7.56	$19.84	$12.49	$18.65

The following tables present the computations for Invested capital and Return on Invested capital under the terms of the 2022 - 2024, 2023 - 2025 and 2024 - 2026 Performance Periods.

	12/31/24	3/31/25	6/30/25	9/30/25	12/31/25
Total assets	$91,839	$89,367	$87,897	$90,141	$90,586
less Total current liabilities	(23,099)	(23,008)	(20,476)	(21,791)	(25,489)

Invested capital	$68,740	$66,359	$67,421	$68,350	$65,097

	Average Invested Capital for Quarter Ended				Average of Quarterly Averages 2025
	3/31/25	6/30/25	9/30/25	12/31/25
Average Invested capital	$67,550	$66,890	$67,886	$66,724	$67,262
2025 Non-GAAP Operating Income (per above)					$16,203
2025 After-tax factor (100% less Non-GAAP tax rate per above)					84.1%

2025 Non-GAAP Net Operating income after tax					$13,627

2025 Return on Invested capital (Net Operating Income after tax divided by Average Invested capital)					20.3%

	12/31/23	3/31/24	6/30/24	9/30/24	12/31/24
Total assets	$97,154	$92,980	$90,907	$90,883	$91,839
less Total current liabilities	(18,392)	(19,714)	(21,517)	(20,312)	(23,099)

Invested capital	$78,762	$73,266	$69,390	$70,571	$68,740

B-4   ï 2026 Proxy Statement

Appendix B

	Average Invested Capital for Quarter Ended				Average of Quarterly Averages 2024
	3/31/24	6/30/24	9/30/24	12/31/24
Average Invested capital	$76,014	$71,328	$69,981	$69,656	$71,745
2024 Non-GAAP Operating Income (per above)					$15,028
2024 After-tax factor (100% less Non-GAAP tax rate per above)					85.5%

2024 Non-GAAP Net Operating income after tax					$12,849

2024 Return on Invested capital (Net Operating Income after tax divided by Average Invested capital)					17.9%

	12/31/22	3/31/23	6/30/23	9/30/23	12/31/23
Total assets	$65,121	$88,720	$90,269	$90,534	$97,154
less Total current liabilities	(15,687)	(14,215)	(17,097)	(16,954)	(18,392)

Invested capital	$49,434	$74,505	$73,172	$73,580	$78,762

	Average Invested Capital for Quarter Ended				Average of Quarterly Averages 2023
	3/31/23	6/30/23	9/30/23	12/31/23
Average Invested capital	$61,970	$73,839	$73,376	$76,171	$71,339
2023 Non-GAAP Operating Income (per above)					$13,399
2023 After-tax factor (100% less Non-GAAP tax rate per above)					83.5%

2023 Non-GAAP Net Operating income after tax					$11,188

2023 Return on Invested capital (Net Operating Income after tax divided by Average Invested capital)					15.7%

(a)	The adjustments related primarily to noncash amortization of intangible assets and fair value step-up of inventory acquired from business acquisitions.
(b)

For the years ended December 31, 2025 and 2024, the adjustments related primarily to acquisition-related costs related to our Horizon acquisition. For the year ended December 31, 2023, the adjustment related primarily to noncash amortization of intangible assets from business acquisitions.

(c)	For the years ended December 31, 2025, 2024, and 2023, the adjustments related primarily to acquisition-related costs related to our Horizon acquisition.
(d)

For the year ended December 31, 2025, the adjustment related to intangible asset impairment charges for Otezla®. For the year ended December 31, 2024, the adjustment related primarily to impairment charges for IPR&D intangible assets related to our Teneobio, Inc. acquisition from 2021. For the year ended December 31, 2023, the adjustment related primarily to an IPR&D intangible asset impairment charge for AMG 340.

(e)	The adjustments related to separation costs associated with our restructuring plan and other cost-savings initiatives.
(f)

For the year ended December 31, 2023, the adjustments included (i) interest expense and income on senior notes issued in March 2023 and (ii) debt issuance costs and other fees related to our bridge credit and term loan credit agreements, incurred prior to the closing of our acquisition of Horizon.

(g)	For the year ended December 31, 2025 and 2023, the adjustments related primarily to our BeOne Medicines Ltd. equity fair value adjustment.
(h)

The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, the tax impact of adjustments, including the amortization of intangible assets and acquired inventory, gains and losses on our investments in equity securities and expenses related to restructuring and cost-savings initiatives, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rate for the adjustments to our GAAP income before income taxes for the year ended December 31, 2025 was 18.0% compared with 19.4% and 20.3% for 2024 and 2023, respectively.

(i)	The adjustments related to certain acquisition-related, prior-period and other items excluded from GAAP earnings.

 ï 2026 Proxy Statement B-5

SAMPLE

AMGEN AMGEN INC. ONE AMGEN CENTER DRIVE THOUSAND OAKS, CA 91320-1799 ATTN: CORPORATE SECRETARY SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 18, 2026 for shares held directly and by 11:59 p.m. Eastern Time on May 14, 2026 for shares held in plans sponsored by Amgen or its subsidiaries. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/AMGN2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 18, 2026 for shares held directly and by 11:59 p.m. Eastern Time on May 14, 2026 for shares held in plans sponsored by Amgen or its subsidiaries. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V91786-P49460 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY AMGEN INC. The Board of Directors recommends you vote “FOR” each listed nominee in item #1.1. To elect twelve directors to the Board of Directors of Amgen Inc. for a term of office expiring at the 2027 annual meeting of stockholders. The nominees for election to the Board of Directors are: 1a. Dr. Wanda M. Austin 1b. Mr. Robert A. Bradway 1c. Dr. Michael V. Drake 1d. Dr. Brian J. Druker 1e. Mr. Robert A. Eckert 1f. Mr. Greg C. Garland 1g. Mr. Charles M. Holley, Jr. 1h. Dr. S. Omar Ishrak 1i. Dr. Tyler Jacks 1j. Dr. Mary E. Klotman 1k. Ms. Ellen J. Kullman 1l. Ms. Amy E. Miles For Against Abstain The Board of Directors recommends you vote “FOR” each of items #2 and #3. 2. Advisory vote to approve our executive compensation. 3. To ratify the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending December 31, 2026. The Board of Directors recommends you vote “AGAINST” item #4.
4. Stockholder proposal to require an independent board chairman. NOTE: Such other business as may properly come before the meeting or any continuation, postponement, or adjournment thereof. For Against Abstain For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

SAMPLE

ANNUAL MEETING OF STOCKHOLDERS OF AMGEN INC. May 19, 2026 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.proxyvote.com to enjoy online access. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 19, 2026: The Notice of 2026 Annual Meeting of Stockholders, Proxy Statement, and 2025 Annual Report are available at www.proxyvote.com. The Amgen Inc. 2026 Annual Meeting of Stockholders will be held solely by remote communication via the Internet at www.virtualshareholdermeeting.com/AMGN2026. Although the Annual Meeting will not be held in person, stockholders will, to the extent possible, be afforded the same rights and opportunities to participate at the virtual meeting similarly to how they would participate at an in-person meeting. This Proxy Card will be voted as specified or, if no choice is specified, will be voted FOR the election of each of the named director nominees, FOR the advisory vote to approve our executive compensation, FOR ratification of the selection of Ernst & Young LLP as our independent registered public accountants, and AGAINST the stockholder proposal to require an independent board chairman. As of the date hereof, the undersigned hereby acknowledges receipt of the 2026 Proxy Statement and accompanying Notice of 2026 Annual Meeting of Stockholders to be held on May 19, 2026, Proxy Card, and the 2025 Annual Report. In their discretion, the Proxy Holders (as defined below) are authorized to vote upon such other matters as may properly come before the 2026 Annual Meeting of Stockholders and at any continuation, postponement, or adjournment thereof. The Board of Directors, at present, knows of no other business to be presented at the 2026 Annual Meeting of Stockholders. By signing this proxy you revoke all prior proxies. This proxy will be governed by the laws of the State of Delaware and federal securities laws. V91787-P49460 AMGEN INC. ONE AMGEN CENTER DRIVE, THOUSAND OAKS, CA 91320-1799 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2026 Robert A. Bradway, Peter H. Griffith, and Jonathan P. Graham (the “Proxy Holders”), or any of them, each with the power of substitution, hereby are authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the shares of Amgen Inc. Common Stock of the undersigned at the 2026 Annual Meeting of Stockholders of Amgen Inc., to be held on Tuesday, May 19, 2026, at 11:00 A.M., Pacific Time, by remote communication via the Internet at www.virtualshareholdermeeting.com/AMGN2026, and at any continuation, postponement, or adjournment of that meeting, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other business that may properly come before the meeting. You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. PLEASE MARK, SIGN, DATE, AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be signed on reverse side)